Exhibit 10.2

CREDIT AGREEMENT

Dated as of November 9, 2023,

among

KORE WIRELESS GROUP INC.,

as the Borrower,

KORE GROUP HOLDINGS, INC.,

as Kore Holdings, solely with respect to Section 7.16, Section 8.01 (as applicable), and Section 10.22 herein

MAPLE INTERMEDIATE HOLDINGS INC.,

as Holdings,

WHITEHORSE CAPITAL MANAGEMENT, LLC,

as Administrative Agent and Collateral Agent,

and

THE LENDERS PARTY HERETO

-i-

-ii-

-iii-

SCHEDULES

1.01B	—	Excluded Subsidiaries
1.01C	—	Guarantors
1.01D	—	Specified L/C Sublimit
2.01	—	Commitments
5.06	—	Litigation
5.07(b)	—	Material Real Properties
5.11	—	Subsidiaries and Other Equity Investments
6.12(b)	—	Post-Closing Covenants
7.01(b)	—	Existing Liens
7.02(z)	—	Existing Investments
7.03(c)	—	Surviving Indebtedness
7.07	—	Transactions with Affiliates
10.02	—	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	—	Committed Loan Notice
B	—	Kore Holdings Guaranty
C-1	—	Term Note
C-2	—	Revolving Credit Note
D	—	Compliance Certificate
E	—	Assignment and Assumption

-iv-

F	—	Subsidiary Guarantors Guaranty
G	—	Security Agreement
H	—	Discounted Prepayment Option Notice
I	—	Officer’s Certificate
J	—	Lender Participation Notice
K	—	Discounted Voluntary Prepayment Notice
L-1	—	United States Tax Compliance Certificate
L-2	—	United States Tax Compliance Certificate
L-3	—	United States Tax Compliance Certificate
L-4	—	United States Tax Compliance Certificate

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of November 9, 2023, by and among KORE WIRELESS GROUP INC., a Delaware corporation (the “Borrower”), solely with respect to Section 7.16, Section 8.01 (as applicable), and Section 10.22, KORE GROUP HOLDINGS, INC., a Delaware corporation (“Kore Holdings”), MAPLE INTERMEDIATE HOLDINGS INC., a Delaware corporation (“Holdings”), WHITEHORSE CAPITAL MANAGEMENT, LLC (“WhiteHorse”), as Administrative Agent and Collateral Agent and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

1. The Borrower has requested that the Lenders extend credit to the Borrower in the form of (i) Term B Loans (as this and other capitalized terms used in these Preliminary Statements are defined in Section 1.01 below) in an initial aggregate principal amount equal to $185,000,000 and (ii) Revolving Credit Commitments in an initial aggregate principal amount of $25,000,000. The Revolving Credit Facility may include one or more Letters of Credit from time to time.

2. Concurrently herewith, the Searchlight Preferred Equity Investment will be consummated in accordance with the terms of the Searchlight Preferred Equity Investment Documents.

3. The proceeds of the Term B Loans and the Initial Revolving Credit Borrowing, together with the Searchlight Preferred Equity Investment, will be used, subject to the terms and conditions set forth herein, to consummate the Refinancing and to pay fees and expenses incurred in connection with the Refinancing. The proceeds of Revolving Credit Loans made after the Closing Date and Letters of Credit will be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries, including Capital Expenditures and the financing of Permitted Acquisitions.

4. The applicable Lenders have indicated their willingness to lend, and each L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(d)(iii).

“Acceptable Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on all or a portion of the Collateral which rank (or are intended to rank) equal in priority (but without regard to the control of remedies) to the Liens on the Collateral securing the Obligations, at the option of the Borrower, an intercreditor agreement, collateral trust agreement or other intercreditor arrangement in form and substance reasonably acceptable to the Administrative Agent and/or the Collateral Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness and related obligations shall rank equal in priority (but without regard to the control of remedies) to the Liens on the Collateral securing the Obligations; provided, that that the “controlling” party thereunder shall be the Administrative Agent and the “controlling” class shall be the Required Lenders (an intercreditor agreement described in this clause (a), an “Equal Priority Intercreditor Agreement”) and (b) to the extent executed in connection with the incurrence of Indebtedness secured by a Lien on all or a portion of the Collateral which rank (or are intended to rank) junior in priority to the Liens on the Collateral securing the Obligations an intercreditor agreement, subordination agreement, collateral trust agreement or other intercreditor arrangement (which may, if applicable, consist of a payment waterfall) in form and substance reasonably acceptable to the Administrative Agent and the Borrower (an intercreditor agreement described in this clause, a “Junior Priority Intercreditor Agreement”), which shall be deemed reasonably acceptable to the Required Lenders to the extent posted to the Platform and (x) is accepted by the Administrative Agent and the Required Lenders and/or (y) not otherwise objected to by the Required Lenders within five (5) Business Days of being posted.

“Acceptance Date” has the meaning specified in Section 2.05(d)(ii).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Additional Lender” has the meaning specified in Section 2.14(f).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means, subject to Section 9.13, WhiteHorse, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09 or Section 10.25(f), as applicable.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“After Year-End Transaction” has the meaning specified in Section 2.05(b)(i).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, advisors, other representatives and attorneys-in-fact and successors and permitted assigns of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Administrative Agents (if any).

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“AHYDO Payment” means any payment, including subordinated debt obligations, in each case to avoid the application of Section 163(e)(5) of the Code.

“All-In-Rate” means, as to any Indebtedness on any date of determination, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rates and interest rate margins (with such interest rate and interest rate margins to be determined by reference to Adjusted Term SOFR), (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year life to maturity or, if less, the remaining life to maturity of such Indebtedness) paid generally by the Borrower to the applicable lenders providing such Indebtedness in connection with the initial syndication or commitment of such Indebtedness, but excluding (i) any arrangement, commitment, structuring, underwriting, and any similar fees paid to any arranger or bookrunner (or their affiliates) in connection with the commitment or syndication of such Indebtedness, and any ticking fees, unused line fees, consent fees paid to consenting lenders and/or amendment fees and (ii) any other fee that is not paid directly by the Borrower generally to all relevant lenders ratably; provided, however, that (A) to the extent that Adjusted Term SOFR (with an Interest Period of three months) or Base Rate (without giving effect to any floor specified in the definition thereof) is less than any floor applicable to the Term Loans in respect of which the All-In-Rate is being calculated on the date on which the All-In-Rate is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the All-In-Rate, (B) to the extent that Adjusted Term SOFR (for a period of three months) or Base Rate (without giving effect to any floor specified in the definition thereof) is greater than or equal to any applicable floor on the date on which the All-In-Rate is determined, the floor will be disregarded in calculating the All-In-Rate and (C) any stepdowns in interest rate margins shall be disregarded in calculating the All-In-Rate.

“Amended and Restated Engagement Letter” means the Amended and Restated Engagement Letter, dated as of September 30, 2023, among the Borrower and UBS Securities LLC, in its capacity as debt advisor to the Loan Parties.

“Applicable Asset Sale Proceeds” has the meaning specified in Section 2.05(b)(ii).

“Applicable Discount” has the meaning specified in Section 2.05(d)(iii).

“Applicable ECF Proceeds” has the meaning specified in Section 2.05(b)(i).

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Term SOFR Loans, Base Rate Loans, L/C Advances or Letters of Credit, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender by notification to the Administrative Agent.

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment of such Class at such time and the denominator of which is the aggregate amount of all Commitments of such Class of all Lenders (and with respect to any Letters of Credit issued or participations purchased therein by any Revolving Credit Lender, the percentage equal to a fraction the numerator of which is the amount of such Revolving Credit Lender’s relevant Revolving Credit Commitment at such time and the denominator of which is the applicable Revolving Credit Commitments of all relevant Revolving Credit Lenders) (provided that (i) in the case of Section 2.16 when a Defaulting Lender shall exist, “Applicable Percentage” with respect to any Revolving Credit Facility shall be determined by disregarding any Defaulting Lender’s Revolving Credit Commitment under such Revolving Credit

Facility and (ii) if the Revolving Credit Commitments under any Revolving Credit Facility have terminated or expired, the Applicable Percentages of the Lenders under such Revolving Credit Facility shall be determined based upon the Revolving Credit Commitments most recently in effect) and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.

“Applicable Rate” means a percentage per annum equal to:

(a) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing after the Closing Date pursuant to Section 6.01 (A) for Term SOFR Loans that are Term B Loans and Revolving Credit Loans, 6.50%, (B) for Base Rate Loans that are Term B Loans and Revolving Credit Loans, 5.50%, and (C) for Letter of Credit fees pursuant to Section 2.03(g), 6.50% per annum; and

(b) thereafter, in connection with Term B Loans, Revolving Credit Loans and Letter of Credit fees, the percentages per annum set forth in the table below, based upon the First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	First Lien Net Leverage Ratio	Letter of Credit Fees	Base Rate for Term B Loans and Revolving Credit Loans	Adjusted Term SOFR for Term B Loans and Revolving Credit Loans
	Greater than or equal to 2.25:1.00	6.50%	5.50%	6.50%
I	Less than 2.25:1.00 and greater than or equal to 1.75:1.00	6.25%	5.25%	6.25%
II	Less than 1.75:1.00	6.00%	5.00%	6.00%

Any increase or decrease in the Applicable Rate pursuant to clause (b) above resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that, (i) if any of the information contained in any Compliance Certificate or in any financial statement accompanying such Compliance Certificate is shown to be inaccurate, and such inaccuracy, if corrected, would have caused the Applicable Rate to be greater than the amount otherwise charged on the Loans for any period, the Borrower shall pay to the Administrative Agent for the ratable account of the applicable Lenders any retroactive additional accrued interest on the Loans within five (5) Business Days following the Administrative Agent’s written demand therefor or, absent such demand, on the next interest payment date (at least five (5) Business Days thereafter) in accordance with Section 2.08(c) and (ii) if a Compliance Certificate is not delivered within the time frame set forth in Section 6.02(a), the Applicable Rate set forth in “Pricing Level I” shall apply commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the delivery of such Compliance Certificate.

Notwithstanding the foregoing, the Applicable Rate in respect of any Class of Extended Revolving Credit Commitments and any Incremental Term Loans, Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the Applicable Percentages per annum set forth in the relevant Incremental Facility Amendment or Extension Offer.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders.

“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means (a) an Assignment and Assumption substantially in the form of Exhibit E and (b) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.17, such form of assignment (if any) as may have been requested by the Administrative Agent in accordance with Section 2.17(a)(viii) or, in each case, any other form (including electronic documentation generated by Clearpar® or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheets and statements of operations and cash flows of Kore Holdings and its consolidated Subsidiaries for the fiscal years ended December 31, 2021, and December 31, 2022.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, with respect to any Revolving Credit Facility, the period from the Closing Date to but excluding the earlier of the Maturity Date for such Revolving Credit Facility and the date of termination of the Revolving Credit Commitments under such Revolving Credit Facility in accordance with the provisions of this Agreement.

“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to the sum of (without duplication):

(a) the greater of (x) $17,500,000 and (y) 30.0% of Consolidated EBITDA of the Borrower as of the last day of the most recently ended Test Period, plus:

(b) the Retained Excess Cash Flow Amount (the amount under this clause (b), the “Growth Amount”); provided, that the Growth Amount shall not be less than zero in any relevant period; plus

(c) the amount of any capital contributions (including mergers or consolidations that have a similar effect, with the amount of any non-cash contributions made in connection therewith being determined based on the fair market value (as reasonably determined by the Borrower) thereof) or Net Cash Proceeds from any Permitted Equity Issuance (or issuance of debt securities that have been converted into or exchanged for Qualified Equity Interests (excluding any conversion of Permitted Convertible Indebtedness)) (other than any Cure Amount or any other capital contributions or equity or debt issuances to the extent the proceeds of such contribution or issuance increase another basket in connection with other transactions permitted pursuant to Section 7.02, Section 7.03, Section 7.06 or Section 7.08) received by or made to the Borrower (or any direct or indirect parent thereof and contributed by such parent to the Borrower as Qualified Equity Interests) during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time (excluding, for the avoidance of doubt, the Searchlight Preferred Equity Investment made on or prior to the Closing Date); provided, that the aggregate amount of non-cash contributions that increase the Available Amount pursuant to this clause (c) during the term of this Agreement shall not exceed $10,000,000; plus

(d) the aggregate amount of Retained Declined Proceeds during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(e) to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clauses (f), (g), (h) or (i) of this definition or any other provision of Section 7.02, (1) the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, JV Entity or minority Investment during the period from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time and (2) an amount equal to the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Loan Party from any Restricted Subsidiary that is not a Guarantor, with respect to Investments made under Section 7.02(n), without duplication of any amounts included in clause (e)(1) above from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; provided that in no case shall such amount exceed the amount of such Investment made using the Available Amount pursuant to Section 7.02(n); plus

(f) to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries, (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clauses (e), (g), (h) or (i) of this definition or any other provision of Section 7.02, or (iii) used to prepay Term Loans in accordance with Section 2.05(b)(ii), the aggregate amount of all cash proceeds received by the Borrower or any Restricted Subsidiary in connection with (x) the sale, transfer or other disposition of its direct or indirect ownership interest (including Equity Interests) in any Unrestricted Subsidiary, JV Entity or minority Investment, or (y) the sale, transfer or other disposition of any assets of any Unrestricted Subsidiary, JV Entity or minority Investment, in each case, from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; provided that in no case shall such amount exceed the amount of such Investment made using the Available Amount pursuant to Section 7.02(n); plus

(g) to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clauses (e), (f), (h) or (i) of this definition or any other provision of Section 7.02, the aggregate amount of all cash or Cash Equivalent interest, returns of principal, cash repayments and similar payments received by the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, JV Entity or minority Investment, from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time in respect of Loans or advances made by the Borrower or any Restricted Subsidiary to such Unrestricted Subsidiary, JV Entity or minority Investment pursuant to Section 7.02(n); provided that in no case shall such amount exceed the amount of such Investment made using the Available Amount pursuant to Section 7.02(n); plus

(h) to the extent not (i) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries or (ii) already reflected as a return of capital or deemed reduction in the amount of such Investment pursuant to clauses (e), (f), (g) or (i) of this definition or any other provision of Section 7.02, (1) an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary in respect of any Investments pursuant to Section 7.02(n); provided that in no case shall such amount exceed the amount of such Investment made using the Available Amount pursuant to Section 7.02(n); and (2) the fair market value of any Unrestricted Subsidiary which is re-designated as a Restricted Subsidiary or merged, liquidated, consolidated or amalgamated into the Borrower or any Restricted Subsidiary, in each case, from the Business Day immediately following the Closing Date through and including the Available Amount Reference Time (up to the lesser of the (A) fair market value of the Investments made using the Available Amount pursuant to Section 7.02(n) in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (B) the fair market value of the original Investments made using the Available Amount in such Unrestricted Subsidiary (provided, that in the case of original investments made in cash, the fair market value shall be such cash value)); minus

(i) the aggregate amount of (i) any Investments made pursuant to Section 7.02(n) (net of any return of capital in respect of such Investment or deemed reduction in the amount of such Investment, including, without limitation, upon the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary or the sale, transfer, lease or other disposition of any such Investment), (ii) any Restricted Payment made pursuant to Section 7.06(k) and (iii) any payments made pursuant to Section 7.08(a)(iii)(B), in each case, during the period commencing on the Closing Date through and including the Available Amount Reference Time (and, for purposes of this clause (i), without taking account of the intended usage of the Available Amount at such Available Amount Reference Time).

“Available Amount Reference Time” has the meaning specified in the definition of “Available Amount”.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.09(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Event” means, with respect to any Person, such Person or its parent entity becomes the subject of a bankruptcy or insolvency proceeding under any applicable Debtor Relief Law , or has had a receiver, conservator, trustee, administrator, examiner, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or its parent entity.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the Prime Rate on such day;

(b) 1⁄2 of 1.00% per annum above the Federal Funds Rate; and

(c) Adjusted Term SOFR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% per annum;

provided that, in no event shall the Base Rate be less than 2.00% per annum.

Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, respectively.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.09(a). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment; provided that if the Benchmark Replacement so determined would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent (in consultation with the Borrower), which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day (or such other date selected by the Administrative Agent and the Borrower) prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days (or such other date selected by the Administrative Agent and the Borrower) after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.09 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.09.

“Beneficial Ownership Certificate” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bona Fide Lending Affiliate” means, with respect to any competitor of the Borrower and its Subsidiaries, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any Person that is controlling, controlled by or under common control with such competitor or any Affiliate thereof, as applicable, but only to the extent that no personnel involved with the investment in such competitor or Affiliate thereof, as applicable, (x) makes (or has the right to make or participate with others in making) investment decisions on behalf of such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (y) has access to any information (other than information that is publicly available) relating to the Borrower or any entity that forms a part of any of their respective businesses (including any of their respective Subsidiaries or parent entities).

“Borrower” means KORE Wireless Group Inc.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) with respect to Term SOFR Loans, $1,000,000 and (b) with respect to Base Rate Loans, $250,000.

“Borrowing Multiple” means $100,000.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to remain closed, or are in fact closed; provided that when used in connection with a Term SOFR Loan, the term “Business Day” shall also exclude any day which is not a U.S. Government Securities Business Day.

“Buyout Purchase Date” has the meaning given to such term in Section 10.25(a).

“Buyout Purchase Notice” has the meaning given to such term in Section 10.25(a).

“Buyout Purchase Obligations” has the meaning given to such term in Section 10.25(a).

“Buyout Purchase Price” means an amount equal to the sum, without duplication, of (a) 100% of the Loan Obligations (including, for the avoidance of doubt, the Prepayment Premium that would be payable to the Lenders if the Term Loans had been voluntarily prepaid by the Borrower on the Buyout Purchase Date), (b) in the case of the undrawn amount of then outstanding Letters of Credit, cash collateral in an amount equal to 103% of the stated amount of such Letters of Credit and the aggregate fronting and other similar fees which will accrue thereon through the stated maturity of the Letters of Credit (assuming no drawings thereon before stated maturity) and (c) in the case of contingent or unliquidated Loan Obligations for which a claim has been made by (or identified by) the Secured Parties and indemnification or payment is required under the Loan Documents, cash collateral in such amounts as the Administrative Agent reasonably determines is necessary to secure the Secured Parties in connection with such contingent or unliquidated Loan Obligations.

“Buyout Right” has the meaning given to such term in Section 10.25(c).

“Buyout Right Exercising Party” has the meaning given to such term in Section 10.25(a).

“Buyout Trigger Event of Default” means either (a) an Event of Default under Section 8.01(a) that has occurred and is continuing and has not been remedied for five (5) Business Days, or (b) an Event of Default under Section 8.01(f), or (c) the occurrence of any other Event of Default followed by the acceleration of all or any portion of the Obligations pursuant to Section 8.02.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Research and Development Costs and Capitalized Software Expenditures) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries and (b) Capitalized Lease Obligations incurred by the Borrower and its Restricted Subsidiaries during such period.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease (and, for the avoidance of doubt, not a straight-line or operating lease) that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided, that notwithstanding any other provision contained herein, for all purposes under this Agreement and the other Loan Documents, all obligations of the Borrower and the Restricted Subsidiaries that are or would be characterized as an operating lease prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following January 1, 2015 (that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation)).

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases (and, for the avoidance of doubt, not a straight-line or operating lease); provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Research and Development Costs” means research and development costs that are required to be, in accordance with GAAP, capitalized.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“CARES Act Refund Claim” means the refund claims of one or more of the Loan Parties in an aggregate amount equal to $3,500,000 pursuant to The Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended from time to time, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Cash Collateral” has the meaning specified in Section 2.03(f).

“Cash Collateralize” has the meaning specified in Section 2.03(f).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(1) (a) Dollars, Canadian Dollars, Euros, or any national currency of any member state of the European Union or (b) any other foreign currency held by the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances with maturities of one year or less from the date of acquisition, with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least “P-2” by Moody’s or at least “A-2” by S&P, and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with an Investment Grade Rating from S&P or Moody’s, with maturities of 24 months or less from the date of acquisition;

(6) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(7) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s;

(10) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and

Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(11) Cash Equivalents of the types described in clauses (1) through (10) above denominated in Dollars; and

(12) investment funds investing at least 90.0% of their assets in Cash Equivalents of the types described in clauses (1) through (11) above.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, netting services, cash pooling arrangements, credit or debit card, purchasing card, electronic funds transfer, foreign exchange facilities and other cash management arrangements.

“Cash Management Bank” means any Person that (i) is a Lender, an Agent or an Affiliate of a Lender, or an Agent (x) on the Closing Date, with respect to Cash Management Agreements existing on the Closing Date or (y) at the time it enters into a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement or (ii) any other counterparty identified by the Borrower to the Administrative Agent in writing as a Cash Management Bank.

“Cash Management Obligations” means the obligations owed by the Borrower or any of its Restricted Subsidiaries to any Cash Management Bank under any Cash Management Agreement entered into by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Certificate of Designations” means the Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock of Kore Holdings attached as Annex I-1 to the Investment Agreement.

“CFC” means a Foreign Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code any shares of which are treated as owned directly or indirectly by a United States Shareholder (within the meaning of Section 951(b) of the Code) as measured for purposes of Section 958(a) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the earlier to occur of:

(a) for any reason whatsoever, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35.0%) of the then outstanding voting Equity Interest of the Borrower, and (y) the percentage of the then outstanding voting Equity Interest of the Borrower owned, directly or indirectly, beneficially by the Permitted Holders, unless the Permitted Holders, directly or indirectly through one or more Parent Entities, have the right (pursuant to contract, proxy, ownership of stock or otherwise) to designate or appoint a majority of the Board of Directors of the Borrower; and

(b) any time Holdings ceases to own, directly or indirectly, 100% of the Equity Interests of the Borrower.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders hold a particular Class of Commitments or Loans, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Term B Commitments, Extended Revolving Credit Commitments that are designated as an additional Class of Commitments or commitments in respect of any Incremental Term Loans that are designated as an additional Class of Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term B Loans, Extended Term Loans that are designated as an additional Class of Term Loans, Incremental Term Loans that are designated as an additional Class of Term Loans and any Loans made pursuant to any other Class of Commitments.

“Closing Date” means the date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” (or any equivalent term) as defined in the Collateral Documents and all other property of whatever kind and nature pledged or charged as collateral under any Collateral Document, and shall include the Mortgaged Properties; provided that, “Collateral” shall not include any Excluded Property.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement, or any successor collateral agent appointed in accordance with Section 9.09 or Section 10.25(f), as applicable.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received each Collateral Document required to be delivered on the Effective Date or Closing Date, as applicable, pursuant to Section 4.02(a) or thereafter pursuant to Section 6.10 or Section 6.12, duly executed by each Loan Party that is a party thereto;

(b) all Obligations shall have been unconditionally guaranteed (the “Guarantees”), jointly and severally, by (i) only as long as the Convertible Notes (or any Permitted Refinancing thereof that includes a guaranty from Kore Holdings) are outstanding, Kore Holdings pursuant to, and subject to terms of, the Kore Holdings Guaranty and (ii) Holdings and each Restricted Subsidiary that is a Material Subsidiary (other than any Excluded Subsidiary) including as of the Effective Date those that are listed on Schedule 1.01C hereto (but excluding any Excluded Subsidiaries) and each Foreign Loan Party (if any) pursuant to the Guaranty, (iii) each subsidiary that becomes a Guarantor pursuant to the definition of “Guarantors,” and (iv) with respect to (x) Obligations owing by any Loan Party or any Restricted Subsidiary of a Loan Party (other than the Borrower) under any Secured Hedge Agreement or any Cash Management Obligation and (y) the payment and performance by each Specified Loan Party of its obligations under its guaranty with respect to all Swap Obligations, the Borrower ((ii)-(iv) each, a “Guarantor”);

(c) upon satisfaction of the applicable Perfection Requirements, the Obligations and the Guarantees (with respect to Kore Holdings, for the avoidance of doubt, only so long as the Kore Holdings Guaranty is required to remain in effect pursuant to clause (b)(i) above and subject to Section 9.11(c)) shall have been secured pursuant to the Security Agreement (with the priority that such Liens are expressed to have under the relevant security documents) by a perfected security interest in (i) all the Equity Interests of the Borrower and (ii) all Equity Interests (other than Excluded Equity) held directly by the Borrower or any Subsidiary Guarantor in any Wholly-Owned Material Subsidiary, in each case subject to no Liens other than Permitted Liens;

(d) upon satisfaction of the applicable Perfection Requirements, except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by a perfected security interest in, and mortgages on, substantially all tangible and intangible assets of Holdings, the Borrower and each other Guarantor (including, without limitation, accounts receivable, inventory, equipment, investment property, United States intellectual property, intercompany receivables, other general intangibles (including contract rights), owned (but not leased) Material Real Property and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents; provided that security interests in real property shall be limited to the Mortgaged Properties;

(e) none of the Collateral shall be subject to any Liens other than Permitted Liens;

(f) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property that is not Excluded Property required to be delivered pursuant to Section 6.10 and/or Section 6.12, as applicable, duly executed and delivered by the record owner of such property, (ii) a title insurance policy for such Mortgaged Property (or marked-up title insurance commitment having the effect of a title insurance policy) (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid perfected Lien on the property described therein (with the priority that such Liens are expressed to have under the relevant security documents), free of any other Liens except Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request and to the extent available in each applicable jurisdiction, (iii) a Survey with respect to each Mortgaged Property, provided, however, that a Survey shall not be required to the extent that (A) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Collateral Agent and the Title Company and (B) the Title Company removes the standard survey exception and provides reasonable and customary survey-related endorsements and other coverages in the applicable Mortgage Policy, (iv) a copy of one of the following evidencing to the reasonable satisfaction of the Administrative Agent that the Borrower has obtained and maintains flood insurance with respect to such Material Real Property in compliance with the requirements of Section 6.06 hereof: (1) a flood insurance policy, (2) the Borrower’s application for flood insurance plus proof of premium payment, and once it becomes available, a declaration page confirming that flood insurance has been issued, or (3) other evidence of flood insurance reasonably satisfactory to the Administrative Agent, each of which (A) shall be endorsed or otherwise amended to name the Collateral Agent as mortgagee and loss payee, (B) shall (1) identify the addresses of each property located in a special flood hazard area and (2) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (C) shall be otherwise in form and substance reasonably satisfactory to the Collateral Agent and in compliance with the Flood Insurance Laws and (v) such existing abstracts, existing appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property; and

(g) in the case of a Foreign Loan Party, execute customary foreign-law governed security documents in the applicable jurisdiction for similar financings as reasonably agreed by the Borrower and Administrative Agent.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of the Mortgage Policies or Surveys with respect to, particular assets if and for so long as the Administrative Agent and the Borrower agree in writing that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing, the Collateral Agent shall not enter into, and no Loan Party shall be required to provide, any Mortgage in respect of any Material Real Property until the date that occurs twenty (20) days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the documents described in clause (f)(iv) of the third preceding paragraph in respect of such real property; provided, that the Loan Parties’ obligations under Section 6.10 and this definition to grant a Mortgage of any Material Real Property shall be extended for so long as is required to ensure compliance with the requirements of this paragraph.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Borrower;

(B) the Collateral and Guarantee Requirement shall not apply to any Excluded Property or to any Excluded Subsidiary;

(C) no deposit account control agreement, securities account control agreement or other control agreements or control arrangements shall be required with respect to any deposit account, securities account or other asset specifically requiring perfection through control agreements;

(D) except with respect to any Foreign Loan Party, no actions in any jurisdiction outside of the United States or that are necessary to comply with the Laws of any jurisdiction outside of the United States shall be required in order to create any security interests in assets located, titled, registered or filed outside of the United States or to perfect such security interests;

(E) except with respect to any Foreign Loan Party, in no event shall any Loan Party be required to complete any filings or other action with respect to perfection of security interests in letter of credit rights or other assets subject to certificates of title beyond the filing of UCC financing statements and intellectual property filings with the U.S. Copyright Offices and the U.S. Patent and Trademark Office (or, in each case, in the case of any jurisdiction in which any Foreign Loan Party is organized, any analogous registries in any applicable jurisdiction); and

(F) no stock certificates of any Excluded Subsidiary (other than a Guarantor or a Restricted Subsidiary (other than an Immaterial Subsidiary or Excluded Equity)) or promissory notes to the extent evidencing debt for borrowed money in a principal amount (individually) of less than $1,000,000 shall be required to be delivered to the Collateral Agent.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages (if any), each of the collateral assignments, Security Agreement Supplements, security agreements, intellectual property security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.02(a), Section 6.10 or Section 6.12, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties (including any collateral documentation executed by a Foreign Loan Party).

“Commitment” means a Term B Commitment, a Revolving Credit Commitment, an Extended Revolving Credit Commitment, an Incremental Revolving Credit Commitment, a Refinancing Revolving Credit Commitment, a commitment in respect of any Incremental Term Loans, or a commitment in respect of any Extended Term Loans or any combination thereof, as the context may require.

“Commitment Fee” has the meaning provided in Section 2.09(a).

“Committed Loan Notice” means a written notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Term SOFR Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form approved by the Administrative Agent.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications Laws” means, collectively, the Communications Act of 1934, as amended, including, without limitation, the Telecommunications Act of 1996 and the rules and regulations promulgated thereunder, including, without limitation, Title 47 of the Code of Federal Regulations and the published rules, regulations, policies and orders of the Federal Communications Commission or any governmental agency succeeding to the functions thereof, in each case, as amended and in effect from time to time.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent in consultation with the Borrower decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent in consultation with the Borrower decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the Consolidated Net Income of such Persons for such period:

(a) increased (without duplication) by the following:

(i) provision for taxes based on income or profits or capital, including, without limitation, U.S. federal, state franchise, excise and similar taxes, property taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(ii) total interest expense of such Person for such period in accordance with GAAP (including, to the extent not reflected in such total interest expense, (A) fees and expenses paid to the Administrative Agent in connection with its services hereunder and to the administrative agent and/or the collateral agent under any other indebtedness, (B) other bank, administrative agency (or trustee) and financing fees, (C) commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees, bankers’ acceptance or any similar facilities or financing and hedging agreements, (D) amortization of debt discounts or premiums, (E) net losses or any obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, and (F) costs of surety bonds in connection with financing activities, in each case, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income); plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) [reserved];

(v) (i) (a) the amount of any restructuring charge, accrual or reserve (and adjustments to existing reserves), costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other synergies (excluding revenue synergies) and business initiatives, integration costs, operating improvements or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives), in each case, that is deducted (and not added back) in such period in computing Consolidated Net Income, including those related to any transition, redundancy, severance, retention, signing bonuses, relocation, recruiting and other employee related costs, duplicative running costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), systems development and establishment costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities, (b) the amount of any charges, expenses, costs or other payments in respect of (x) facilities no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries, (y) abandoned, closed, disposed or discontinued operations and (z) any losses on disposal of abandoned, closed or discontinued operations) and to exiting lines of business and consulting fees incurred with any of the foregoing, and (c) costs related to the implementation of operational and reporting systems and technology initiatives; provided, that the aggregate amounts added back pursuant to this clause (v)(i) for any applicable measurement period, together with clause (viii), clause (xxi), clause (xxii) (to the extent set forth therein), clause (xxvii), and any Pro Forma Adjustments shall not exceed 30.0% of Consolidated EBITDA in the aggregate for such measurement period (calculated after giving effect to any such add back) and (ii) fees, costs and expenses associated with acquisition related litigation and settlements thereof, in each case, that is deducted (and not added back) in such period in computing Consolidated Net Income; plus

(vi) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge in the current period, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period) or other items classified by the Borrower as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period), in each case, that is deducted (and not added back) in such period in computing Consolidated Net Income; plus

(vii) without duplication of any amounts added back pursuant to clause (xiii) below, the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary in each case, that is deducted (and not added back) in such period in computing Consolidated Net Income; plus

(viii) the amount of pro forma adjustments, including pro forma “run rate” synergies (excluding revenue synergies), cost savings, operating improvements, operating expense reductions, operating enhancements and other cost synergies (in each case net of amounts actually realized) related to (x) acquisitions, dispositions and other Specified Transactions, or (y) restructuring initiatives, cost savings initiatives and other initiatives and actions, in each case that are reasonably identifiable and projected by the Borrower in good faith to result from actions that have either been taken or initiated, with respect to which substantial steps have been taken or initiated or that are expected to be taken or initiated (in the good faith determination of the Borrower) within eighteen (18) months after the date of consummation of such acquisition, disposition or other Specified Transaction or the initiation of such restructuring initiative, cost savings initiative or other initiatives or actions; provided, that the aggregate amounts added back pursuant to this clause (viii), together with clause (v)(i), clause (xxi), clause (xxii) (to the extent set forth therein), clause (xxvii), and any Pro Forma Adjustments shall not exceed 30.0% of Consolidated EBITDA in the aggregate for such measurement period (calculated after giving effect to any such add back); plus

(ix) (x) any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are non-cash costs or expenses and/or otherwise funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of an issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower and (y) the amount of expenses relating to payments made to option holders of the Borrower or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or its parent entities, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, to the extent permitted under this Agreement, in each case, that is deducted (and not added back) in such period in computing Consolidated Net Income; plus

(x) with respect to any JV Entity, an amount equal to the proportion of those items described in clauses (i) and (iii) above relating to such JV Entity’s corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such JV Entity’s Consolidated Net Income (determined as if such JV Entity were a Restricted Subsidiary) to the extent the same was deducted (and not added back) in calculating Consolidated Net Income; plus

(xi) Earnout and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case, that is deducted (and not added back) in such period in computing Consolidated Net Income; plus

(xii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; plus

(xiii) any net loss included in Consolidated Net Income for such period attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(xiv) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries, in each case, that is deducted (and not added back) in such period in computing Consolidated Net Income; plus

(xv) net realized losses from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements, in each case, that is deducted (and not added back) in such period in computing Consolidated Net Income; plus

(xvi) other adjustments permitted under Regulation S-X;

(xvii) the amount of loss or discount on sale of Receivables Assets and related assets in connection with a Permitted Receivables Financing; plus

(xviii) [reserved];

(xix) any non-cash losses realized in such period in connection with adjustments to any Plan due to changes in actuarial assumptions, valuation or studies, in each case, that is deducted (and not added back) in such period in computing Consolidated Net Income; plus

(xx) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of the initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature, in each case, that is deducted (and not added back) in such period in computing Consolidated Net Income; plus

(xxi) losses, charges and expenses related to new products, services, markets or geographies, the pre-opening and opening of new locations, and start-up period prior to opening, that are operated, or to be operated, by the Borrower or any Restricted Subsidiary, in each case, incurred not more than twelve (12) months following the introduction or opening of such new products, services, markets, geographies or locations, as applicable, that is deducted (and not added back) in such period in computing the Consolidated Net Income; provided, that the aggregate amounts added back pursuant to this clause (xxi) for any applicable measurement period, together with clause (v)(i), (viii), clause (xxi), clause (xxii) (to the extent set forth therein), clause (xxvii), and any Pro Forma Adjustments shall not exceed 30.0% of Consolidated EBITDA in the aggregate for such measurement period (calculated after giving effect to any such add back); plus

(xxii) adjustments and addbacks specifically identified in any quality of earnings analysis prepared by independent registered public accountants of recognized standing or any other accounting firm reasonably acceptable to the Administrative Agent (it being understood that any “big four” accounting firm is acceptable) and delivered to the Administrative Agent in connection with any Permitted Acquisition or similar Permitted Investment; provided, that, so long as such adjustments and addbacks fall into any of the baskets under clause (v)(i), (viii) and (xxvii), the aggregate amounts added back pursuant to this clause (xxii) (to the extent set forth therein), together with clause (v)(i), clause (viii), clause (xxi), clause (xxvii) and any Pro Forma Adjustments shall not exceed 30.0% of Consolidated EBITDA in the aggregate for such measurement period (calculated after giving effect to any such add back); plus

(xxiii) any costs or expenses associated with any single or one-time event, including, without limitation, in connection with any Permitted Acquisition, disposition, incurrence or repayment of Indebtedness, Restricted Payment (other than Public Company Costs), subsidiary designation or investment, whether consummated or not (including, without limitation, legal, accounting and other professional fees and travel expenses and other expenses incurred in connection with such Permitted Acquisition, disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or investment), in each case, that is deducted (and not added back) in such period in computing Consolidated Net Income; plus

(xxiv) [reserved]; plus

(xxv) [reserved]; plus

(xxvi) [reserved]; plus

(xxvii) “run-rate” start-up expenses and de novo losses (in each case net of amounts actually realized), in each case that are reasonably identifiable and in respect of projected amounts by the Borrower in good faith to result from actions that have either been taken or initiated, with respect to which substantial steps have been taken or initiated or that are expected to be taken or initiated (in the good faith determination of the Borrower) within eighteen (18) months after the date of such start-up event; provided, that the aggregate amounts added back pursuant to this clause (xxvii), together with clause (v)(i), clause (viii), clause (xxi), clause (xxii) (to the extent set forth therein) and any Pro Forma Adjustments shall not exceed 30.0% of Consolidated EBITDA in the aggregate for such period (calculated after giving effect to any such add back); plus

(xxviii) [reserved], and

(b) decreased (without duplication) by the following:

(i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or cash reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(ii) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries to the extent included in arriving at such Consolidated Net Income for such period; plus

(iii) any net realized income or gains from any obligations under any Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements to the extent included in arriving at such Consolidated Net Income for such period; plus

(iv) any amount included in Consolidated Net Income of such Person for such period attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(v) any gains on disposal of abandoned, closed or discontinued operations; plus

(vi) any income or gain in respect of the Cares ACT Refund Claim;

(c) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation; and

(d) increased or decreased (to the extent not already included in determining Consolidated EBITDA) by any Pro Forma Adjustment (subject to the caps and limitations set forth in the definition thereof).

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. For purposes of determining Consolidated EBITDA for any period, there shall be excluded the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion). Notwithstanding the foregoing, subject to any adjustments set forth above with respect to any transactions occurring after the Closing Date, Consolidated EBITDA shall be $15,825,000, $13,343,000, $14,242,000, and $14,158,000 for each of the fiscal quarters ended December 31, 2022, March 31, 2023, June 30, 2023 and September 30, 2023 (which, for the avoidance of doubt, shall not include any income or gain in respect of the Cares ACT Refund Claim).

“Consolidated First Lien Debt” means, as to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Obligations (but without regard to the control of remedies).

“Consolidated Net Income” means, with respect to the Borrower for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income (without duplication):

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed as a dividend or other distribution, subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below;

(2) solely for the purpose of determining the Available Amount, any net income (loss) of any Restricted Subsidiary (other than any Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released and (b) restrictions pursuant to the Loan Documents), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained above in this clause (2));

(3) any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations;

(4) any net gain (or loss) realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a Responsible Officer or the board of directors of the Borrower);

(5) any extraordinary (as such term was defined under GAAP immediately prior to the effectiveness of FASB Accounting Standards Update 2015-01), exceptional, unusual or nonrecurring gain, loss, charge or expense (including relating to the Transaction Expenses);

(6) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period;

(7) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(8) all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(9) any unrealized gains or losses in respect of any obligations under any Swap Contracts or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Swap Contracts;

(10) any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(11) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary;

(12) any recapitalization accounting or purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(13) any impairment charge, write-down or write-off, including impairment charges, write-downs or write-offs relating to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a Change in Law or regulation;

(14) any effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any Swap Contracts or other derivative instruments;

(15) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP;

(16) any net unrealized gains and losses resulting from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements;

(17) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item;

(18) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP;

(19) effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks;

(20) any costs or expenses associated with the Transactions (including the Transaction Expenses);

(21) any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition, Restricted Payment, Subsidiary designation, restructuring or recapitalization or the incurrence of Indebtedness (including a refinancing thereof) (in each case, whether or not successful), including (A) such fees, expenses or charges (including rating agency fees and related expenses) related to the offering or incurrence of the Loans and any other credit facilities or the offering or incurrence of any debt securities and Permitted Receivables Financing and (B) any amendment or other modification of this Agreement, any Permitted Receivables Financing and any other credit facilities or any other debt securities, in each case, deducted (and not added back) in computing Consolidated Net Income; and

(22) the amount of board, management, advisory, consulting, refinancing, subsequent transaction and exit fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsor to the extent permitted hereunder (or, in the case of board fees, to any director).

In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall (1) be increased by business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Net Income for such fiscal quarters)) and (2) not include (i) any expenses and charges that are reimbursable by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder or other contractual reimbursement obligations of a third party, and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by such third party and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days) (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption, (iii) the cumulative effect of a change in accounting principles during such period, (iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, (v) any non-cash charges resulting from mark to market accounting relating to Equity Interests, (vi) any unrealized net gain or loss resulting from currency translation or unrealized transaction gains or losses impacting net income (including currency remeasurements of Indebtedness) and any unrealized foreign currency translation or transaction gains or losses shall be excluded, including those resulting from intercompany Indebtedness and any unrealized net gains and losses resulting from obligations in respect of any Swap Contracts in accordance with GAAP or any other derivative instrument pursuant the application of FASB Accounting Standards Codification Topic 815, Derivatives and Hedging and (vii) any non-cash impairment charges resulting from the application of ASC Topic 350, Intangibles – Goodwill and Other and the amortization of intangibles including those arising pursuant to ASC Topic 805, Business Combinations, and, provided, further that solely for purposes of calculating Excess Cash Flow, the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any Restricted Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person, in each case, shall be excluded in calculating Consolidated Net Income.

“Consolidated Secured Debt” means, as to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral.

“Consolidated Total Debt” means, as to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination in accordance with GAAP, the aggregate principal amount of all third party Indebtedness for borrowed money (which for the avoidance of doubt shall not include intercompany indebtedness), Attributable Indebtedness and purchase money Indebtedness, seller notes, and Indebtedness consisting of Earnouts to the extent not paid within five (5) Business Days after becoming due and payable; provided that “Consolidated Total Debt” shall be calculated (i) net of the Unrestricted Cash Amount of the Borrower and its Restricted Subsidiaries as of such date in an aggregate amount not to exceed the greater of $29,000,000 and 50% of Consolidated EBITDA of the Borrower, (ii) excluding any obligation, liability or indebtedness of any such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of Unrestricted Cash Amount and (iii) based on the initial stated principal amount of any Indebtedness that is issued at a discount to its initial stated principal amount without giving effect to any such discounts; provided that Consolidated Total Debt shall not include (w) Letters of Credit (or other letters of credit, bankers’ acceptances and bank guarantees), except to the extent of Unreimbursed Amounts (or unreimbursed amounts) thereunder to the extent not reimbursed within three (3) Business Days of the drawing thereof, (x) obligations under Swap Contracts entered into, (y) operating leases, and (z) Indebtedness in respect of any Permitted Receivables Financing.

“Consolidated Working Capital” means, at any date, the excess of (a) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of (x) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date and (y) long-term deferred revenue, but excluding, without duplication, (i) the current portion of any Funded Debt or other long-term liabilities, (ii) all Indebtedness consisting of Revolving Credit Loans and L/C Obligations to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) the current portion of any Capitalized Lease Obligations, (vi) [reserved], (vii) the current portion of deferred acquisition costs, (viii) current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs), (ix) any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve (12) month period after such date, (x) any Earn Out obligations and (xi) any asset or liability in respect of net obligations of such Person in respect of Swap Contracts entered into in the ordinary course of business; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital shall exclude (i) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (ii) the impact of adjusting items in the definition of “Consolidated Net Income” and (iii) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Convertible Notes” means the Borrower’s 5.50% Exchangeable Senior Notes due 2028 issued pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture” means the Amended and Restated Indenture, dated as of November 15, 2021, by and among Borrower, as issuer, Kore Holdings, as guarantor and Wilmington Trust, National Association, as trustee.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.24.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.05(a).

“Cure Right” has the meaning specified in Section 8.05(a).

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(v).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to any overdue principal for any Loan upon a Specified Event of Default, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Term SOFR Loans, the determination of the applicable interest rate is subject to Section 2.02(c)

to the extent that Term SOFR Loans may not be converted to, or continued as, Term SOFR Loans pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans that are Term B Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans required to be funded by it, (ii) fund any portion of its participations in Letters of Credit required to be funded by it or (iii) pay over to the Administrative Agent, the relevant L/C Issuers or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent, the relevant L/C Issuers or any other Lender in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement, or have made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligations to fund a Loan hereunder and indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent, the relevant L/C Issuers or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Administrative Agent’s, L/C Issuer’s or Lender’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, in any such case (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity and/or (iii) become the subject of a Bail-In Action; provided that, a Lender shall not be a Defaulting Lender solely by virtue of (1) an Undisclosed Administration or (2) the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such Undisclosed Administration or ownership interest, in each case, does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the relevant L/C Issuers and each other Lender promptly following such determination.

“Delaware Divided LLC” means at Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Discount Range” has the meaning specified in Section 2.05(d)(ii).

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.05(d)(ii).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.05(d)(i).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.05(d)(iv).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Kore Holdings or the Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and/or cash in lieu of fractional shares of such Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Equity Interests are issued; provided that (x) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” a “change of control” or similar event shall not constitute a Disqualified Equity Interest if (except with respect to the Searchlight Preferred Equity Investment) any such requirement becomes operative only after repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit (or the cash collateralization or backstop thereof in a manner permitted hereunder) and (y) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or any of the Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent thereof), the Borrower or any of the Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Lenders” means competitors of the Borrower and its Subsidiaries that have been specified in writing to the Administrative Agent prior to the Effective Date or from time to time after the Effective Date, and any of their Affiliates (other than Affiliates of Disqualified Lenders that are Bona Fide Lending Affiliates) that are (A) specified in writing to the Administrative Agent from time to time or (B) clearly identifiable on the basis of such Affiliate’s name; it being understood that any subsequent designation of a Disqualified Lender shall not apply retroactively to disqualify any person that has been assigned any Loans or acquired a participation therein.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount in any other currency, the equivalent in Dollars of such amount, determined by the Administrative Agent or the relevant L/C Issuer, as applicable, pursuant to Section 1.08 using the exchange rate with respect to such currency at the time in effect under the provisions of such Section.

“Domestic Foreign Holding Company” means any Domestic Subsidiary that owns no material assets (held directly or indirectly through one or more disregarded entities) other than (1) capital stock (or any debt instrument, option, warrant or other instrument treated as equity for U.S. federal income tax purposes) of one or more CFCs or other Domestic Foreign Holding Companies and (2) cash and Cash Equivalents and other assets being held incidental to the holding of assets described in clause (1) of this definition.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Earnout” means with respect to any Person, obligations of such Person payable in cash or other property other than Equity Interests (except Disqualified Equity Interests) issued by the Borrower, any Restricted Subsidiary or any parent of the Borrower arising from an acquisition or similar Investment which are payable to the seller after consummation of such acquisition or similar Investment based on the achievement of specified financial results or performance milestones over time (excluding, for the avoidance of doubt, working capital and other purchase price adjustments).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall have the meaning given to such term in Section 4.01, which date occurred on November 9, 2023.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b); provided, that (except in the case of any assignment in accordance with Section 10.25 or otherwise as consented to in writing by the Required Lenders) in no event shall (i) any Sponsor Party or (ii) Kore Holdings and its Subsidiaries and Affiliates constitute an Eligible Assignee.

“Environment” means air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Laws relating to pollution, the protection of the environment or natural resources or to the generation, transport, storage, use, treatment, Release or threat of Release of any Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which, and to the extent, liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided that no Permitted Convertible Indebtedness, other debt securities that are or by their terms may be convertible or exchangeable into or for common Equity Interests (or into or for any combination cash and common Equity Interests by reference to the price of such common Equity Interests) shall constitute Equity Interests of Kore Holdings or any of its Subsidiaries prior to settlement, conversion, exchange or exercise thereof into or for securities that would otherwise constitute Equity Interests under this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, Section 414 of the Code and Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Pension Plan, whether or not waived, or a failure to make any required contribution to a Multiemployer Plan; (d) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (i) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Loan Party.

“Erroneous Payment” has the meaning specified in Section 9.17(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.17(d).

“Erroneous Payment Impacted Class” has the meaning specified in Section 9.17(d).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.17(d).

“Escrow” means an escrow, trust, collateral or similar account or arrangement holding proceeds of Indebtedness solely for the benefit of an unaffiliated third party.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period;

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period (so long as such prepaid cash item was included in Excess Cash Flow in such prior period);

(iii) decreases in Consolidated Working Capital for such applicable period (other than any such decreases arising from acquisitions or dispositions (outside of the ordinary course) by the Borrower and its Restricted Subsidiaries completed during such Excess Cash Flow Period or the application of purchase accounting);

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and

(v) cash receipts in respect of Swap Contracts during such Excess Cash Flow Period to the extent not otherwise included in Consolidated Net Income; less

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges to the extent excluded in arriving at such Consolidated Net Income;

(ii) without duplication of amounts deducted pursuant to clause (x) below in prior Excess Cash Flow Periods, the amount of Capital Expenditures or acquisitions made in cash during such Excess Cash Flow Period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries (including (A) the principal component of Capitalized Lease Obligations, (B) the amount of repayments of Term Loans pursuant to Section 2.07(a) and any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase and (C) any prepayments permitted under Section 7.08 but excluding (X) all other prepayments of Term Loans, (Y) all prepayments under any Revolving Credit Facility and (Z) all prepayments in respect of any other revolving credit facility, except, in the case of clause (Z), to the extent there is an equivalent permanent reduction in commitments thereunder) made during such Excess Cash Flow Period in cash, except to the extent financed with the proceeds of an incurrence or issuance of other long term Indebtedness of the Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v) increases in Consolidated Working Capital for such Excess Cash Flow Period (other than any such increases arising from acquisitions or dispositions (outside of the ordinary course) by the Borrower and its respective Restricted Subsidiaries completed during such Excess Cash Flow Period or the application of purchase accounting);

(vi) cash payments by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than long term Indebtedness (including such Indebtedness specified in clause (b)(iii) above);

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior Excess Cash Flow Periods, the amount of Investments and acquisitions made during such Excess

Cash Flow Period in each case in cash pursuant to Section 7.02 (other than Section 7.02(a), (d) and (n) (solely with respect to the amounts specified in clause (b) of the definition of “Available Amount”)) except to the extent that such Investments and acquisitions were financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(viii) the amount of Restricted Payments paid in cash during such Excess Cash Flow Period pursuant to Section 7.06 (other than Section 7.06(a) (solely in respect of amounts paid to the Borrower or a Restricted Subsidiary), (b), (c) and (k) (solely with respect to the amounts specified in clause (b) of the definition of “Available Amount”)) except to the extent that such Restricted Payments were financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period that are required to be made in connection with any prepayment of Indebtedness except to the extent that such amounts were financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(x) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such Excess Cash Flow Period and were not financed with the proceeds of an incurrence or issuance of long-term Indebtedness of the Borrower or its Restricted Subsidiaries (other than revolving Indebtedness);

(xi) without duplication of amounts deducted from Excess Cash Flow in prior Excess Cash Flow Periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such Excess Cash Flow Period relating to Permitted Acquisitions, Capital Expenditures or acquisitions to be consummated or made during the Excess Cash Flow Period of four consecutive fiscal quarters of the Borrower following the end of such Excess Cash Flow Period except to the extent intended to be financed with the proceeds of an incurrence or issuance of other long-term Indebtedness of the Borrower or its Restricted Subsidiaries (other than revolving Indebtedness); provided that to the extent the aggregate amount utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions during such Excess Cash Flow Period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall, shall be added to the calculation of Excess Cash Flow at the end of such Excess Cash Flow Period of four consecutive fiscal quarters;

(xii) the amount of cash taxes and Tax Distributions (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; and

(xiii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

“Excess Cash Flow Percentage” means, as of any date of determination (a) if the First Lien Net Leverage Ratio is greater than 2.70:1.00, 50.0%, (b) if the First Lien Net Leverage Ratio is less than or equal to 2.70:1.00 and greater than 2.20:1.00, 25.0% and (c) if the First Lien Net Leverage Ratio is less than or equal to 2.20:1.00, 0.0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay the Term Loans under Section 2.05(b)(i) for any fiscal year, the First Lien Net Leverage Ratio shall be determined on a Pro Forma Basis on the scheduled date of prepayment (after giving effect to any prepayment to be made on such date pursuant to Section 2.05(b)(i).

“Excess Cash Flow Period” means each fiscal year of the Borrower (commencing with the first full fiscal year ending after the Closing Date), but in all cases for purposes of calculating the Retained Excess Cash Flow Amount shall only include such fiscal years for which financial statements and a Compliance Certificate have been delivered in accordance with Sections 6.01(a) and 6.02(a) and for which any prepayments required by Section 2.05(b)(i) (if any) have been made.

“Excess Cash Flow Threshold” means $2,000,000.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Equity” means Equity Interests (i) of any Unrestricted Subsidiary, (ii) of any Subsidiary acquired pursuant to a Permitted Acquisition financed with Indebtedness permitted pursuant to Section 7.03(r) if such Equity Interests are pledged and/or mortgaged as security for such Indebtedness and if and for so long as the terms of such Indebtedness prohibit the creation of any other Lien on such Equity Interests, (iii) that are voting Equity Interests of a Foreign Subsidiary or Domestic Foreign Holding Company, in each case in excess of 65.0% of the issued and outstanding voting Equity Interests of such Foreign Subsidiary or Domestic Foreign Holding Company; provided that “Excluded Equity” shall not include issued and outstanding non-voting Equity Interests of such Foreign Subsidiary or Domestic Foreign Holding Company, (iv) any Subsidiary of any Foreign Subsidiary (other than a Domestic Subsidiary of any Foreign Subsidiary that is not a CFC) or Domestic Foreign Holding Company, (v) of any Subsidiary with respect to which the Administrative Agent and the Borrower have determined in their reasonable judgment and agreed in writing that the costs of providing a pledge of such Equity Interests or perfection thereof is excessive in view of the benefits to be obtained by the Secured Parties therefrom, (vi) Equity Interests in any Person other than Holdings, the Borrower or any Wholly-Owned Subsidiary to the extent not permitted to be pledged by the terms of such Person’s Organizational Documents, shareholder agreement or joint venture documents after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law and other than proceeds thereof, (vii) that constitute margin stock (within the meaning of Regulation U), (viii) of any captive insurance companies, not-for-profit Subsidiaries, or special purpose entities used solely to effect a Permitted Receivables Financing, (ix) of any Subsidiary the pledge of which is prohibited by applicable Laws or which would reasonably be expected to result in a violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers and (x) of any Immaterial Subsidiary (other than a Subsidiary Guarantor) and (xi) of any other Subsidiary to the extent a security interest in such Equity Interest would result in an material adverse tax consequence to the Borrower or any of its Subsidiaries as reasonably determined by the Borrower in consultation with Administrative Agent.

“Excluded Property” means (i) any (x) fee-owned real property that is not a Material Real Property and (y) all leasehold interests in real property (it being understood that no action shall be required with respect to creation or perfection of security interests with respect to such leases, including to obtain landlord waivers, estoppels or collateral access letters), (ii) motor vehicles and other assets subject to certificates of title, to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement, (iii) letter of credit rights up to an amount of $1,000,000 except to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement, (iv) commercial tort claims with a value of less than $1,000,000, (v) assets for which a pledge thereof or a security interest therein is prohibited by applicable Laws after giving effect to the applicable anti-assignment provisions of the UCC and other applicable Laws (including financial assistance, fraudulent conveyance, preference, thin capitalization or similar Laws, rules or regulations and including any legally effective requirement to obtain the consent of any Governmental Authority, except to the extent such consent has been obtained (it being understood and agreed that no such consent shall be required to be obtained)), (vi) margin stock, (vii) any lease, license or other agreements or contract, or any property subject thereto (including pursuant to a purchase money security interest, Capitalized Lease Obligation or similar arrangements), in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license, contract or agreement, purchase money, Capitalized Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than the Borrower, any Guarantor or any Wholly-Owned Restricted Subsidiary of the Borrower) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition, (viii) any assets to the extent a security interest in such assets would result in a material adverse tax consequence to the Borrower or any of its Subsidiaries as reasonably determined by the Borrower in consultation with Administrative Agent, (ix) those assets as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (x) any intent-to-use trademark application in the United States prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability, or result in the voiding, of such intent-to-use trademark application or any registration issuing therefrom under applicable U.S. Federal law, (xi) any Receivables Assets and/or related assets to the extent Disposed of or pledged in connection with a Permitted Receivables Financing, (xii) Excluded Equity, (xiii) any segregated funds held in escrow or otherwise held for the benefit of an unaffiliated third party (including such funds in Escrow) and other excluded accounts, (xiv) [reserved] and (xv) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition. Notwithstanding the foregoing, “Excluded Property” shall not include proceeds, substitutions or replacements of any Excluded Property unless such proceeds, substitutions or replacements would independently constitute Excluded Property.

“Excluded Subsidiary” means (a) [reserved], (b) any Subsidiary that is prohibited by applicable Law or by any Contractual Obligation existing on the Effective Date or at the time such Subsidiary is acquired and not incurred in contemplation of such acquisition, as applicable, from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, (c) any Foreign Subsidiary (other than any Foreign Loan Party), (d) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC or Domestic Foreign Holding Company, (e) any Domestic Foreign Holding Company, (f) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder that, at the time of such Permitted Acquisition or other Investment, has assumed secured Indebtedness not incurred in contemplation of such Permitted Acquisition or other Investment and each Restricted Subsidiary that is a Subsidiary thereof that guarantees such Indebtedness, in each case, to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor (provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (f) if such secured Indebtedness is repaid or becomes unsecured, if such Restricted Subsidiary ceases to be an obligor with respect to such secured Indebtedness or such prohibition no longer exists, as applicable), (g) any Immaterial Subsidiary, (h) captive insurance companies, (i) not-for-profit Subsidiaries, (j) special purpose entities (including a subsidiary used solely to effect any Permitted Receivables Financing), (k) any Unrestricted Subsidiary, (l) any non-Wholly-Owned Subsidiary and (m) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower the cost, burden, difficulty or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that, subject to Section 9.11, no subsidiary that becomes a Guarantor pursuant to the definition of “Guarantors” shall be an Excluded Subsidiary. Notwithstanding anything herein to the contrary, no Subsidiary shall be deemed an Excluded Subsidiary under this Agreement if (i) it owns (excluding, for the avoidance of doubt, as a non-exclusive licensee) any Material Intellectual Property or any Equity Interests of any Person that owns any Material Intellectual Property or (ii) to the extent that the Borrower elects to join any Restricted Subsidiary that would otherwise constitute an Excluded Subsidiary pursuant to the Excluded Subsidiary Joinder Exception, such Subsidiary shall no longer constitute an Excluded Subsidiary. As of the Effective Date, each Subsidiary listed on Schedule 1.01B hereto constitutes an Excluded Subsidiary in accordance with this definition.

“Excluded Subsidiary Joinder Exception” has the meaning specified in the definition of “Guarantors.”

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and solely to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Collateral Documents to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” (determined after giving effect to any applicable keep well, support or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a Master Agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Obligations for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to any Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, that are Other Connection Taxes or otherwise imposed by any jurisdiction as a result of such recipient being organized under the laws of, or having its principal office in or maintaining an Applicable Lending Office in such jurisdiction (or any political subdivision thereof), (b) any U.S. federal withholding Tax that is imposed on amounts payable to a Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 3.06) or changes its Applicable Lending Office; provided that, in the case of a Lender, this clause (b) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (b)) do not exceed the indemnity payment or additional amounts that the Lender’s assignor (if any) was entitled to receive immediately prior to the assignment to such Lender, or that such Lender was entitled to receive immediately prior to its change in Applicable Lending Office, as applicable, (c) any withholding Tax resulting from a failure of a Lender to comply with Section 3.01(g) and (d) any U.S. federal withholding Tax imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of December 21, 2018, by and among Holdings, the Borrower, the subsidiary guarantors party thereto, UBS AG Stamford Branch, as administrative agent and collateral agent, and UBS Securities LLC and Antares Capital LP, as joint lead arrangers and bookrunners, and the lenders from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time through the Closing Date.

“Existing Lenders” has the meaning specified in Section 2.14(g).

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.15(a).

“Extended Term Loans” has the meaning specified in Section 2.15(a).

“Extension” has the meaning specified in Section 2.15(a).

“Extension Offer” has the meaning specified in Section 2.15(a).

“Facility” means a Class of Term Loans or a Revolving Credit Facility, as the context may require.

“FATCA” means current Sections 1471 through 1474 of the Code (and any amended or successor version that is substantively comparable and not materially more onerous to comply with) or any current or future Treasury regulations with respect thereto or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any treaties or intergovernmental agreements (and any related laws, regulations or official administrative guidance) entered into to implement the foregoing.

“FCPA” has the meaning specified in Section 5.20.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such a manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) of the quotations for the day of such transactions received by the Administrative Agent; provided, further, that the Federal Funds Rate shall not be less than 0.00% per annum.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means the Fee Letter, dated as of the Effective Date, among the Borrower and the Administrative Agent, and as further amended, supplemented and/or otherwise modified from time to time.

“Financial Covenants” means the covenant set forth in Section 7.09.

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Fixed Amounts” has the meaning specified in Section 1.10(d).

“Fixed Incremental Amount” means (i) the greater of $34,800,000 and 60% of Consolidated EBITDA of the Borrower as of the last day of the most recently ended Test Period as of the date of incurrence of the applicable Indebtedness minus (ii) the aggregate outstanding principal amount of all Incremental Facilities and/or Incremental Equivalent Debt incurred or issued in reliance on this definition.

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means a rate of interest equal to 1.00%.

“Foreign Plan” means any pension plan, benefit plan, fund (including any superannuation fund) or other similar program established, maintained or contributed to by the Borrower or any Restricted Subsidiary for the benefit of employees of the Borrower or any Restricted Subsidiary employed and residing outside the United States (other than any plans, funds or other similar programs that are maintained exclusively by a Governmental Authority), which plan, fund or other similar program provides, or results in, retirement income or a deferral of income in contemplation of retirement, and which plan is not subject to ERISA.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Foreign Loan Party” has the meaning specified in the definition of “Guarantor”.

“Fortress” means Fortress Credit Corp.

“Fronting Fee” has the meaning specified in Section 2.03(h).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state, provincial, country, territorial or other political subdivision thereof, or any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(h).

“Growth Amount” has the meaning specified in the definition of “Available Amount.”

“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee Obligations” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantees” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Borrower in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute and deliver to the Administrative Agent a Guaranty Supplement (as defined in the Guaranty), and any such Restricted Subsidiary shall thereafter be a Guarantor, Loan Party and Subsidiary Guarantor hereunder for all purposes, subject to, in the case of Foreign Subsidiaries, (x) the jurisdiction of incorporation of such Foreign Subsidiary being reasonably satisfactory to the Administrative Agent in light of legal permissibility and the policies and procedures of the Administrative Agent and the Lenders for similarly situated companies (as reasonably determined by the Administrative Agent), (y) local law guaranty, collateral and security documentation reasonably acceptable to the Administrative Agent to be negotiated in good faith and (z) the Administrative Agent having received at least ten (10) Business Days prior to the effectiveness of such joinder (or such later date as reasonably agreed by the Administrative Agent) all documentation and other information reasonably required in respect of such Guarantor required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation (the “Excluded Subsidiary Joinder Exception”); provided that to the extent any Foreign Subsidiary is joined pursuant to the Excluded Subsidiary Joinder Exception (each such entity, a “Foreign Loan Party”), any requirements under the Collateral and Guarantee Requirement and any related provisions under the Loan Documents as applied to such Foreign Subsidiary (solely to the extent any such provision would not otherwise have applied in respect of such Foreign Subsidiary if it were a Restricted Subsidiary that did not constitute a Loan Party) may be modified as reasonably determined by the Borrower and the Administrative Agent.

“Guaranty” means, collectively, (a) the Guaranty substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.10.

“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other chemicals, pollutants, contaminants, substances or wastes of any nature regulated pursuant to any Environmental Law due to their dangerous or deleterious properties or characteristics, including petroleum or petroleum distillates, friable asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold.

“Hedge Bank” means (A) any Person that is a Lender, an Agent or an Affiliate of the foregoing (x) at the time it enters into a Swap Contract (regardless of whether such Person subsequently ceases to be a Lender or Agent or an Affiliate of the foregoing) or (y) on the Closing Date (with respect to Swap Contracts in existence on the Closing Date), in each case, with a Loan Party or any Restricted Subsidiary, or (B) any other counterparty identified by the Borrower to the Administrative Agent in writing as a Hedge Bank, provided that by accepting the benefits of the applicable Loan Documents such person shall be deemed to have appointed the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and agreed to be bound by the provisions of Articles IX and X as if it were a Lender.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below), provided that (a) for purposes of this Agreement, at the time of such designation (i) the total assets of all Immaterial Subsidiaries at the last day of the most recent Test Period shall not equal or exceed 5.0% of the total assets of the Borrower and its Restricted Subsidiaries at such date or (ii) the gross revenues for such Test Period of all Immaterial Subsidiaries shall not equal or exceed 5.0% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP, (b) the Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above, and (c) if the total assets or gross revenues of all Restricted Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Restricted Subsidiaries as are necessary so that clause (a) is complied with shall be deemed to be Material Subsidiaries unless and until the Borrower shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the total assets and gross revenues of all Restricted Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits; and provided further that the Borrower may designate and re-designate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.

“Incremental Cap” means

(a) the Fixed Incremental Amount, plus

(b) the sum of (i) the amount of any optional prepayment of any Term Loan in accordance with Section 2.05(a) and/or the amount of any permanent reduction of any initial Revolving Credit Commitment in accordance with Section 2.06(a), (ii) the amount paid in Cash in respect of any reduction in the Outstanding Amount of any Term Loan, any buybacks, purchases and prepayments made at a discount to par, with credit given to the actual amount of cash paid, resulting from any assignment of such Term B Loan to (and/or purchase of such Term B Loan by) the Borrower and/or any of its Restricted Subsidiaries, and/or application of any “yank-a-bank” provisions, plus (iii) the amount of any optional prepayment of Incremental Equivalent Debt or other Indebtedness secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations (including any buybacks, purchases and prepayments made at a discount to par, with credit given to the actual amount of cash paid) (including any buybacks, purchases and prepayments made at a discount to par, with credit given to the actual amount of cash paid), so long as, in the case of any such optional prepayment, assignment and/or purchase, the relevant prepayment or assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness (other than Incremental Facilities and revolving Indebtedness), minus (x) the aggregate outstanding principal amount of all Incremental Facilities and/or Incremental Equivalent Debt incurred or issued in reliance on this clause (b); plus

(c) an unlimited amount so long as, in the case of this clause (c), after giving effect to the incurrence of the relevant Incremental Facility, (i) if such Incremental Facility is secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations (without regard to control of remedies) on a first lien basis, the First Lien Net Leverage Ratio as of the end of the most recently ended Test Period does not exceed 3.20:1.00, (ii) if such Incremental Facility is secured by a Lien on the Collateral that is junior to the Lien securing the Obligations that are secured on a first lien basis, the Secured Net Leverage Ratio as of the end of the most recently ended Test Period does not exceed 3.20:1.00 or (iii) if such Incremental Facility is unsecured, the Total Net Leverage Ratio as of the end of the most recently ended Test Period does not exceed 5:30:1.00, in each case described in this clause (c), calculated on a Pro Forma Basis, including the application of the proceeds thereof (without “netting” the cash proceeds of the applicable Incremental Facility or Incremental Equivalent Debt being incurred on the consolidated statement of financial position of the Borrower and its Restricted Subsidiaries);

provided that:

(w) Incremental Facilities and Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (c) of this definition as selected by the Borrower in its sole discretion,

(x) if Incremental Facilities or Incremental Equivalent Debt are intended to be incurred under clause (c) of this definition and any other clause of this definition in a single transaction or series of related transactions, (A) incurrence of the portion of such Incremental Facilities or Incremental Equivalent Debt to be incurred under clause (c) of this definition shall first be calculated without giving effect to any Incremental Facilities (or Incremental Equivalent Debt to be incurred under all other clauses of this definition), but giving full Pro Forma Effect to the use of proceeds of all such Incremental Facilities or Incremental Equivalent Debt and related transactions, and (B) thereafter, incurrence of the portion of such Incremental Facilities or Incremental Equivalent Debt to be incurred under such other applicable clauses of this definition shall be calculated, and

(y) any portion of Incremental Facilities or Incremental Equivalent Debt incurred under clauses (a) and (b) of this definition may be reclassified, as the Borrower elects from time to time, as incurred under clause (c) of this definition if such portion of Incremental Facilities or Incremental Equivalent Debt could at such time be incurred under clause (c) of this definition on a Pro Forma Basis; provided, that upon delivery of any financial statements pursuant to Section 6.01 following the initial incurrence of such Incremental Facilities or Incremental Equivalent Debt under clauses (a) and (b) of this definition, if any applicable financial ratio test for clause (c) of this definition would be satisfied on a Pro Forma Basis as of the end of any subsequent fiscal quarter after the initial incurrence of such Incremental Facility or Incremental Equivalent Debt based on such financial statements, then such reclassification shall be deemed to have automatically occurred whether or not elected by the Borrower. Once such Incremental Facilities or Incremental Equivalent Debt is reclassified in accordance with the preceding sentence, it shall not further be reclassified as incurred under the original basket pursuant to which such item was originally incurred.

“Incremental Equivalent Debt” means Indebtedness incurred by the Borrower or any Subsidiary Guarantor in the form of senior secured or unsecured notes or loans or junior secured or unsecured notes or loans and/or commitments in respect of any of the foregoing issued, incurred or implemented in lieu of loans under an Incremental Facility; provided, that:

(a) the aggregate outstanding amount thereof shall not exceed the Incremental Cap (as in effect at the time of determination, including giving effect to any reclassification on or prior to such date of determination),

(b) subject to the LCT Provisions, no Event of Default exists immediately prior to or after giving effect to such notes or loans,

(c) the Weighted Average Life to Maturity applicable to such notes or loans is no shorter than the Weighted Average Life to Maturity of the then-existing Term B Loans (without giving effect to any prepayments thereof),

(d) the final maturity date with respect to such notes or loans is no earlier than the Latest Maturity Date on the date of the issuance or incurrence, as applicable, thereof,

(e) subject to clauses (c) and (d), may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Equivalent Debt,

(f) in the case of any such Indebtedness in the form of Qualifying Term Loans, the MFN Provision shall apply,

(g) if such Incremental Equivalent Debt is secured, such Incremental Equivalent Debt shall be subject to an Acceptable Intercreditor Agreement,

(h) no such Indebtedness may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by any assets other than the Collateral (provided that, in the case of any Incremental Equivalent Debt that is funded into Escrow, such Incremental Equivalent Debt may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof until such Incremental Equivalent Debt is released from Escrow)), and

(i) the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, “most favored nation” provisions, rate floors, discounts, call protection, premiums, fees, and prepayment or redemption terms and provisions each of which shall be determined by the Borrower and the lenders providing such Incremental Equivalent Debt, but in any event subject to clause (f) above) are not more restrictive on the Borrower and its Restricted Subsidiaries in any material respect (when taken as a whole) than the terms and conditions set forth in this Agreement (when taken as a whole) (other than in the case of terms and conditions applying to periods after the then Latest Maturity Date) (it being understood that to the extent that any covenant is added for the benefit of any such Indebtedness, the terms and conditions of such Indebtedness will be deemed not to be more restrictive than the terms and conditions hereof if such covenant is also added for the benefit of all Lenders, which amendment to add such covenant to this Agreement shall not require the consent of any Lender hereunder) and such indebtedness shall not have any mandatory prepayment or redemption features (other than customary asset sale events, insurance and condemnation proceeds events, change of control or IPO offers, AHYDO Payments, or events of default) that could result in prepayments or redemptions of such indebtedness prior to the Latest Maturity Date.

“Incremental Facilities” has the meaning specified in Section 2.14(a).

“Incremental Facility Amendment” has the meaning specified in Section 2.14(f).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(f).

“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.14(a).

“Incremental Revolving Increase Lender” has the meaning specified in Section 2.14(f).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Incurrence Based Amounts” has the meaning specified in Section 1.10(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments to the extent the same would appear as a liability on a balance sheet (excluding footnotes thereto) of such Person in accordance with GAAP;

(b) the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract (with the amount of such net obligations being deemed to be the aggregate Swap Termination Value thereof as of such date);

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within thirty (30) days after becoming due and payable), (iii) any other obligation that appears in the liabilities section of the balance sheet of such Person, to the extent (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment therefor are in escrow, (iv) liabilities associated with customer prepayments and deposits, and (v) any lease, concession or license or property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on December 31, 2018, Non-Financing Lease Obligations, sale and lease back transactions or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantee Obligations of such Person in respect of any of the foregoing.

provided that (i) in no event shall any obligations under any Swap Contracts be deemed “Indebtedness” for any calculation of the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or any other financial ratio under this Agreement, (ii) amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith, (iii) the Indebtedness of any

Person shall exclude Indebtedness incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to such person and (iv) the amount of any Permitted Convertible Indebtedness shall be the aggregate stated principal amount thereof without giving effect to any obligation to pay cash or deliver shares with value in excess of such principal amount, and without giving effect to any integration thereof with any Permitted Bond Hedge Transaction pursuant to U.S. Treasury Regulation § 1.1275-6.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt, (B) in the case of the Borrower and its Restricted Subsidiaries, exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, (C) exclude (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller and (iii) Indebtedness of any Parent Entity appearing on the balance sheet of the Borrower solely by reason of push down accounting under GAAP and (D) exclude obligations under or in respect of Permitted Non-Recourse Factoring. The amount of any Indebtedness that is issued at a discount to its principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to such discounts.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or in respect of any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise included in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Revolving Credit Borrowing” means one or more borrowings of Revolving Credit Loans on the Closing Date.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date that is one, three or six months thereafter (in each case, subject to availability) as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by (i) each applicable Lender and (ii) the Administrative Agent in its reasonable discretion; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made;

(d) no tenor that has been removed from this definition pursuant to Section 3.09(d) shall be available for specification in such Committed Loan Notice.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any Obligation of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany liabilities arising from their cash management, tax and accounting operations and intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but in each case, without duplication of any adjustments to the amount of Investments permitted under Section 7.02 (other than Section 7.02(y)), net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts.

“Investment Agreement” means the Investment Agreement of Kore Holdings dated as of the Effective Date between Kore Holdings and Searchlight.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by Fitch, Inc.

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement of Kore Holdings attached as Exhibit A to the Investment Agreement.

“IP Rights” has the meaning specified in Section 5.14.

“ISP” means with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Junior Debt” means Subordinated Debt, Junior Lien Debt and Permitted Convertible Indebtedness.

“Junior Lien Debt” means Indebtedness incurred by a Loan party that is secured by Liens on the Collateral that are junior to the Liens securing the Obligations and subject to an Acceptable Intercreditor Agreement.

“Junior Debt Documents” means any agreement, indenture or instrument pursuant to which any Junior Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“JV Entity” means any joint venture of the Borrower or any Restricted Subsidiary that is not a Subsidiary.

“Kore Holdings” means KORE Group Holdings, Inc., a Delaware corporation.

“Kore Holdings Guaranty” means, collectively, the Guaranty substantially in the form of Exhibit B.

“L/C Advance” means, with respect to each Revolving Credit Lender under the Revolving Credit Facility, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing under the Revolving Credit Facility.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Exposure” means, at any time, the sum of (a) the undrawn portion of the Outstanding Amount of all Letters of Credit at such time and (b) the Outstanding Amount of all L/C Borrowings in respect of Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Credit Lender under the Revolving Credit Facility at any time shall be its Applicable Percentage of the aggregate L/C Exposure at such time.

“L/C Issuer” means any Lender (or any of its Affiliates) that becomes an L/C Issuer in accordance with Section 2.03(j) or Section 10.07(j); in each case of clauses (i) and (ii) above, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. For the avoidance of doubt, in no event shall WhiteHorse or its Affiliates constitute and L/C Issuer hereunder.

“L/C Obligation” means, as at any date of determination, the aggregate Dollar Equivalent maximum amount then available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings. For all purposes under this Agreement, if on any date of determination, a Letter of Credit has expired by its terms, but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, the “Outstanding Amount” of such Letter of Credit shall be deemed to be the amount so remaining available to be drawn.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Commitment, Extended Term Loan or Incremental Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the legally binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” has the meaning specified in Section 1.10(a).

“LCT Provisions” means the provisions of Section 1.10(a)-(c).

“LCT Test Date” has the meaning specified in Section 1.10(a).

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Participation Notice” has the meaning specified in Section 2.05(d)(iii).

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a trade letter of credit or a standby letter of credit; provided that no L/C Issuer shall have any obligation to issue a commercial letter of credit without its consent in its sole discretion.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means, for Letters of Credit under the Revolving Credit Facility, the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the aggregate amount of the Revolving Credit Commitments under the Revolving Credit Facility; provided, that the Letter of Credit Sublimit shall be $0 until such time (if any) that an L/C Issuer is appointed in accordance with the terms of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, assignment (by way of security or otherwise), deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.

“Limited Condition Transaction” means any Permitted Acquisition or other investment or similar transaction (whether by merger, amalgamation, consolidation or other business combination or the acquisition of capital stock or otherwise), in each case, permitted under this Agreement, in each case, the consummation of which is not conditioned on the availability of, or on obtaining, third party acquisition financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance thereof.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan (including any Incremental Term Loans, any Extended Term Loans or loans made pursuant to Extended Revolving Credit Commitments).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes (if any), (iii) each Guaranty, (iv) the Collateral Documents, (v) the Kore Holdings Guaranty, (vi) any Acceptable Intercreditor Agreement that is entered into, (v) the Fee Letter, and (vi) the VCOC Letter, in each case, as amended.

“Loan Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees (including the Prepayment Premium) and expenses that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees or expenses are allowed or allowable claims in such proceeding. Without limiting the generality of the foregoing, the Loan Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including Guarantee Obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts, in each case, payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Loan Parties” means, collectively, (i) the Borrower and (ii) each other Subsidiary Guarantor under the Guaranty. Without limiting its obligations under the Kore Holdings Guaranty, for the avoidance of doubt, Kore Holdings shall not be deemed to be a Loan Party.

“Local Time” means local time in New York City.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, result of operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.

“Material Intellectual Property” means intellectual property that is material to the business of the Borrower and its Subsidiaries, taken as a whole.

“Material Real Property” means any fee owned real property of a Loan Party as of the Closing Date and/or acquired by any Loan Party after the Closing Date and located in the United States with a fair market value in excess of $5,000,000 (as reasonably determined by the Borrower in good faith as of the Closing Date or, if acquired thereafter, as of the date of such acquisition, as applicable).

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower that is not an Immaterial Subsidiary (but including, in any case, any Restricted Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Maturity Date” means (a)(x) with respect to the Revolving Credit Facility, the fifth anniversary of the Closing Date, and (y) with respect to any Extended Revolving Credit Commitments, the maturity date applicable to such Extended Revolving Credit Commitments in accordance with the terms hereof and (b)(x) with respect to Term B Loans, the fifth anniversary of the Closing Date, or (y) with respect to any (i) Extended Term Loan, the maturity date applicable to such Extended Term Loan in accordance with the terms hereof or (ii) Incremental Term Loan, the maturity date applicable to such Incremental Term Loan in accordance with the terms hereof; provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day; provided, further, that, if any Convertible Notes remain outstanding on the date that is 181 days prior to the stated maturity date of such Convertible Notes, the stated Maturity Date with respect to each of the Revolving Credit Facility in clause (a)(x) above and the Term B Loans in clause (b)(x) above shall be the earlier of the date referred to in such clause (a)(x) or clause (b)(x), as applicable, and the date that is 181 days prior to the stated maturity date of such Convertible Notes.

“Maximum Tender Condition” has the meaning specified in Section 2.17(b).

“MFN Provision” has the meaning specified in Section 2.14(c).

“Minimum Extension Condition” has the meaning specified in Section 2.15(b).

“Minimum Tender Condition” has the meaning specified in Section 2.17(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, deeds of hypothecation, security deeds, and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Section 6.10 and/or Section 6.12, as applicable.

“Mortgage Policies” has the meaning specified in paragraph (f) of the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Property” means each Material Real Property owned by any Loan Party, if any, which shall be subject to a Mortgage delivered pursuant to Section 6.10 and/or Section 6.12, as applicable.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the immediately preceding six (6) years, has made or been obligated to make contributions if liability to a Loan Party remains.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any Restricted Subsidiary (excluding any business interruption insurance proceeds)) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and Indebtedness that is secured by Liens ranking junior to or pari passu with the Liens securing Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes and Tax Distributions (including penalties and interest) paid or reasonably estimated to be actually payable in connection therewith (including, for the avoidance of doubt, any income, withholding and other taxes payable as a result of the distribution of such proceeds to the Borrower), (D) [reserved] and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Casualty Event, the amount of such reserve; provided that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds under this clause (a) unless such net cash proceeds shall exceed $2,500,000 or in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $5,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) (i) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Non-Consenting Lender” has the meaning specified in Section 3.06(d).

“Non-Extending Lender” has the meaning specified in Section 3.06(d).

“Non-Financing Lease Obligation” means any other lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP. For the avoidance of doubt, an operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Loan Party” means any Restricted Subsidiary of the Borrower that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note or a Revolving Credit Note as the context may require.

“Obligations” means all (x) Loan Obligations, (y) obligations of any Loan Party or any Restricted Subsidiary arising under any Secured Hedge Agreement and (z) Cash Management Obligations; provided that the “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC” has the meaning specified in Section 6.07.

“Offered Loans” has the meaning specified in Section 2.05(d)(iii).

“Organizational Documents” means (a) with respect to any corporation or company, the certificate or articles of incorporation, the memorandum and articles of association, any certificates of change of name and/or the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Pari Indebtedness” has the meaning specified in Section 2.05(b)(i).

“Other Taxes” means all present or future stamp, court or documentary Taxes and any other property, intangible, recording or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, excluding, in each case, any such Tax that is an Other Connection Tax resulting from an assignment (other than an assignment pursuant to a request by the Borrower under Section 3.06).

“Outstanding Amount” means (a) with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Borrowings as a Revolving Credit Borrowing) occurring on such date; and (b) with respect to any Letter of Credit, Unreimbursed Amount, L/C Borrowing or L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Parent Entity” means any direct or indirect parent of the Borrower.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Payment Recipient” has the meaning specified in Section 9.17(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years if liability to a Loan Party remains.

“Perfection Certificate” means the perfection certificate executed and delivered by the Loan Parties on the Effective Date.

“Perfection Requirements” means the filing of (i) appropriate financing statements with the office of the Secretary of State or other appropriate office of the state of organization of each Loan Party, the filing of Intellectual Property security agreements or other appropriate instruments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Mortgaged Property, in each case, in favor of the Collateral Agent for the benefit of the Secured Parties and the delivery to the Collateral Agent of any stock certificate or promissory note, together with instruments of transfer executed in blank and (ii) in the case of any Foreign Loan Party, comparable filings or actions to perfect a security interest in Collateral owned by such Foreign Loan Party as mutually agreed by the Borrower and Administrative Agent, in each case, to the extent required by the applicable Loan Documents and/or any other perfection action required under the terms of any Collateral Document.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Bond Hedge Transaction” means any bond hedge, call or capped call option (or substantively equivalent derivative transaction) relating to Kore Holdings’ common stock (or other securities or property following a merger event, reclassification or other change of the common stock of Kore Holdings) purchased by Kore Holdings in connection with the issuance of any Permitted Convertible Indebtedness and settled in common stock of Kore Holdings (or such other securities or property), cash or combination thereof (such amount of cash determined by reference to the price of Kore Holdings’ common stock or such other securities or property), and cash in lieu of fractional shares of common stock of Kore Holdings; provided that (a) the purchase of any such Permitted Bond Hedge Transaction is made with does not exceed, the net proceeds received by Kore Holdings in connection with the issuance of any Permitted Convertible Indebtedness and (b) the other terms, conditions and covenants of such transaction shall be customary for transactions of such type.

“Permitted Convertible Indebtedness” means the Convertible Notes issued pursuant to the Convertible Notes Indenture and any Permitted Refinancing thereof.

“Permitted Debt Exchange” has the meaning specified in Section 2.17(a).

“Permitted Debt Exchange Offer” has the meaning specified in Section 2.17(a).

“Permitted Debt Exchange Securities” has the meaning specified in Section 2.17(a).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests (other than the Searchlight Preferred Equity Investment made on or prior to the Closing Date).

“Permitted Holders” means the Sponsor and Searchlight.

“Permitted Investment” means any Investment permitted by Section 7.02.

“Permitted Lien” means any Lien permitted by Section 7.01.

“Permitted Non-Recourse Factoring” means one or more non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such non-recourse facilities, including Receivables Repurchase Obligations) receivables purchase facilities made available to the Borrower or any of its Restricted Subsidiaries on then market terms (as reasonably determined by the Borrower) in an aggregate principal amount for all such facilities not exceeding the greater of (x) $14,500,000 and (y) 25.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period at any time outstanding.

“Permitted Receivables Financing” means a Permitted Non-Recourse Factoring or a Permitted Recourse Receivables Financing.

“Permitted Recourse Receivables Financing” means one or more receivables purchase facilities made available to the Borrower or any of its Restricted Subsidiaries on then market terms (as reasonably determined by the Borrower) in an aggregate principal amount for all such facilities not exceeding the greater of (x) $5,800,000 and (y) 10.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period at any time outstanding.

“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and any additional amounts as otherwise permitted under Section 7.03, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is secured by a Lien on the Collateral ranking junior to the Liens securing the Obligations, such Indebtedness as modified, refinanced, refunded, renewed or extended shall be unsecured or secured by a Lien on the Collateral ranking junior to the Liens securing the Obligations subject to an Acceptable Intercreditor Agreement and shall not be secured by any additional collateral unless such additional collateral substantially simultaneously secures the Obligations, (d) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is guaranteed by a Guarantee, such Indebtedness as modified, refinanced, renewed or extended shall not have any additional guarantees unless such additional guarantees are substantially simultaneously provided in respect of the Loans and Commitments under this Agreement, (e) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(c) (other than the Convertible Notes), (i) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment or lien priority to the Loan Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment or lien priority to the Loan Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate, pricing, fees, “most favored nation” provisions, redemptions and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (as determined by the Borrower in good faith) (other than in the case of terms applying to periods after the then Latest Maturity Date or otherwise added for the benefit of the Lenders hereunder); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and (iii) such modification, refinancing, refunding, renewal or extension is incurred by a Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended. For the avoidance of doubt and in addition to the foregoing, it is understood and agreed that (i) a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness and (ii) any Permitted Refinancing of the Convertible Notes must be on an unsecured basis unless the Secured Net Leverage Ratio as of the end of the most recently ended Test Period, calculated on a Pro Forma Basis after giving effect to such Permitted Refinancing, does not exceed 3.20:1.00 and no Event of Default shall have occurred and is continuing (it being understood and agreed that any such secured Permitted Refinancing of the Convertible Notes shall be secured on a junior basis to the Obligations and subject to an Acceptable Intercreditor Agreement).

“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Borrower or any of its Restricted Subsidiaries after the Effective Date; provided that (i) any such Sale Leaseback not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value and cash consideration as determined at the time of consummation in good faith by the Borrower or such Restricted Subsidiary and (ii) the aggregate consideration paid in respect of all Permitted Sale Leasebacks consummated after the Closing Date shall not exceed the greater of (x) $5,800,000 and (y) 10.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion is consummated.

“Preliminary Statements” means those statements under the heading “Preliminary Statements” in the recitals to this Agreement.

“Prepayment Asset Sale” means a Disposition under Sections 7.01(l), 7.05(m), 7.05(n), 7.05(p) and 7.05(r).

“Prepayment Premium” has the meaning specified in Section 2.05(a)(iii).

“Prime Rate” shall mean, for any day, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. for such day or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate for such day or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), in each case, for such day.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA, (a) the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that is factually supportable and is expected to have a continuing impact and (b) additional good faith pro forma adjustments arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and its Restricted Subsidiaries, in each case being given Pro Forma Effect (net of amounts actually realized), which actions (i) have been taken or (ii) will be implemented within the succeeding eighteen (18) months following such transaction and, in each case, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead, taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Converted Restricted Subsidiary and the consolidated financial statements of the Borrower and its Restricted Subsidiaries, assuming such Permitted Acquisition or conversion, and all other Permitted Acquisitions or conversions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, so long as such actions are initiated during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that the aggregate amount of any Pro Forma Adjustments for an applicable measurement period, combined with the aggregate amount of adjustments for such measurement period pursuant to clauses (a)(v)(i), (a)(viii), (a)(xxi), (a)(xxii) (to the extent set forth therein), and (a)(xxvii) of the definition of “Consolidated EBITDA” shall not exceed 30.0% of Consolidated EBITDA for such measurement period (calculated after giving effect to such adjustments).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder for an applicable period of measurement, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, (1) the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with and subject to any caps set forth in the definition of “Consolidated EBITDA” (and without duplication of any such adjustments) and give effect to events (including cost savings, synergies (excluding revenue synergies) and operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with and subject to the cap set forth in the definition of “Pro Forma Adjustment” (and without duplication of any adjustments set forth therein) and (2) in connection with any Specified Transaction that is the incurrence of Indebtedness in respect of which compliance with any specified leverage ratio test is by the terms of this Agreement required to be calculated on a Pro Forma Basis, (I) the proceeds of such Indebtedness shall not be netted from Indebtedness in the calculation of the applicable leverage ratio test and (II) subject to Section 1.11, if such Indebtedness is a revolving facility (other than in respect of actual compliance with the Financial Covenants) the incurrence or repayment of any indebtedness in respect of such revolving facility

(including the Revolving Credit Facility) included in such financial covenant ratio or incurrence test calculation immediately prior to or simultaneously with the incurrence of such indebtedness for which the pro forma calculation of such ratio or test is being made and/or any drawing under any revolving facilities used to finance working capital needs of the Borrower and its Restricted Subsidiaries (as reasonably determined by the Borrower), shall be disregarded but, for avoidance of doubt, shall thereafter be included in any future calculations after giving effect to any prepayments or other Specified Transactions with respect thereto.

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.05(d)(ii).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising by virtue of the initial listing of such Person’s or its direct or indirect parent’s equity securities on a national securities exchange.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.24.

“Qualified Equity Interests” means any Equity Interests of Holdings (or of the Borrower or any direct or indirect parent of Holdings), in each case, that are not Disqualified Equity Interests.

“Qualifying Lenders” has the meaning specified in Section 2.05(d)(iv).

“Qualifying Loans” has the meaning specified in Section 2.05(d)(iv).

“Qualifying Term Loans” means Indebtedness in the form of term loans or notes secured by the Collateral on a pari passu basis with the Term B Loans in right of payment and with respect to security.

“Receivables Assets” means (a) any accounts receivable or any receivables or loans relating to financing of insurance premiums owed to the Borrower or a Restricted Subsidiary subject to a Permitted Receivables Financing and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a Permitted Receivables Financing and which are sold, conveyed, assigned or otherwise transferred or pledged by the Borrower to a commercial bank or Affiliate thereof in connection with a Permitted Receivables Financing.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Assets in a Permitted Receivables Financing to repurchase or otherwise make payments with respect to Receivables Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Refinancing” means the repayment all of the existing indebtedness for borrowed money of the Borrower and its Subsidiaries, including repayment in full and termination of all outstanding loans and commitments under the Existing Credit Agreement, other than Indebtedness (i) incurred pursuant to this Agreement and (ii) set forth on Schedule 7.03(c) or otherwise permitted by Section 7.03.

“Refinancing Revolving Credit Commitments” means Incremental Revolving Credit Commitments that are designated by a Responsible Officer of the Borrower as “Refinancing Revolving Credit Commitments” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date of incurrence.

“Refinancing Term Loans” means Incremental Term Loans that are designated by a Responsible Officer of the Borrower as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date of incurrence.

“Register” has the meaning specified in Section 10.07(d).

“Rejection Notice” has the meaning specified in Section 2.05(b)(v).

“Release” means any release, spill, emission, discharge, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into or through the Environment or into, from or through any building, structure or facility.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50.0% of the sum of the (a) Total Outstandings (with the aggregate Outstanding Amount of each Lender’s Revolving Credit Exposure being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for all purposes of making a determination of Required Lenders; provided, further, that at any time there are two or more Lenders (excluding for this purpose any Affiliates and Approved Funds of any Lender), “Required Lenders” shall require not less than two of such Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Lenders having more than 50.0% in the aggregate of the Revolving Credit Commitments plus after the termination of the Revolving Credit Commitments under any Revolving Credit Facility, the Revolving Credit Exposure under such Revolving Credit Facility of all Lenders; provided that the Revolving Credit Commitment and the Revolving Credit Exposure of any Defaulting Lender shall be excluded for all purposes of making a determination of Required Revolving Credit Lenders; provided, further, that at any time there are two or more Lenders holding Revolving Credit Commitments (excluding for this purpose any Affiliates and Approved Funds of any Lender), “Required Revolving Credit Lenders” shall require not less than two of such Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, any manager or other similar officer of a Loan Party and, as to any document delivered on the Effective Date or Closing Date, as applicable, any secretary or assistant secretary of a Loan Party or any manager. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Casualty Event” has the meaning specified in Section 2.05(b)(vi).

“Restricted Disposition” has the meaning specified in Section 2.05(b)(vi).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of the Borrower.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(v).

“Retained Excess Cash Flow Amount” means, at any time, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100.0% minus (b) the Excess Cash Flow Percentage with respect to such Excess Cash Flow Period.

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) increased from time to time pursuant to Section 2.14. The initial amount of each Lender’s Revolving Credit Commitment on the Effective Date is set forth on Schedule 2.01 of this Agreement, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Credit Commitments on the Effective Date is $25,000,000.

“Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Exposure” means, at any time for any Lender, the sum of (a) the Outstanding Amount of the Revolving Credit Loans of such Lender outstanding at such time, (b) the L/C Exposure of such Lender at such time.

“Revolving Credit Facility” means the Revolving Credit Commitments and the extension of credit made thereunder.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Credit Loan” means a Loan made pursuant to Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender under any Revolving Credit Facility.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctioned Country” shall mean a country or territory which is, or whose government is, the subject or target of comprehensive embargo under Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” shall mean (a) any Person that is listed on any applicable sanctions-related restricted party list, including the U.S. Department of Treasury, Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, (b) any Person organized or resident in a Sanctioned Country or (c) any Person 50 percent or greater owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council.

“Searchlight” means one or more investment funds managed by Affiliates of Searchlight Capital Partners, LP. and its Affiliates and their funds or partnerships, investment vehicles or other co-investment vehicles or other entities managed, controlled or advised by any of the foregoing, but not including, however, any of their portfolio companies.

“Searchlight Preferred Equity Investment” means the (a) $150,000,000 preferred equity investment in Kore Holdings made by Searchlight on or prior to the Closing Date pursuant to the Searchlight Preferred Equity Investment Documents and (b) any additional preferred equity investments made by Searchlight from time to time after the Closing Date.

“Searchlight Preferred Equity Investment Documents” means each of (a) Investment Agreement, (b) the Certificate of Designations and (c) and the Investor Rights Agreement.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted hereunder that is entered into by and between (a) Borrower or any of its Restricted Subsidiaries (or any Person that merges into or becomes a Restricted Subsidiary) and (b) any Hedge Bank.

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, L/C Issuers, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Act” means the Securities Act of 1933, as from time to time amended and supplemented.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties on the Effective Date substantially in the form of Exhibit G, as supplemented by any Security Agreement Supplement executed and delivered pursuant to Section 6.10.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Shared Non-Loan Party Debt Cap” means, at any date of determination, an amount equal to the greater of (x) $29,000,000 and (y) 50% of Consolidated EBITDA of the Borrower as of the last day of the most recently ended Test Period minus any prior Indebtedness incurred pursuant to Section 7.03(f), Section 7.03(r)(ii) and (iii), Section 7.03(s), and Section 7.03(u) in reliance on the Shared Non-Loan Party Debt Cap.

“Shared Non-Loan Party Investment Cap” means, at any date of determination, an amount equal to the greater of (x) $29,000,000 and (y) 50% of Consolidated EBITDA of the Borrower as of the last day of the most recently ended Test Period minus the aggregate amounts of any prior Investments made pursuant to Section 7.02(d), Section 7.02(t), Section 7.02(v), and Section 7.02(y) in reliance on the Shared Non-Loan Party Investment Cap.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date, determined on a going concern basis, (i) the fair value of the property of such Person is greater than the total amount of debts and liabilities, contingent, subordinated or otherwise, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Event of Default” means any Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g).

“Specified L/C Sublimit” means, with respect to any L/C Issuer, the amounts set forth beside such L/C Issuer’s name on Schedule 1.01D hereto or, in each case, such other amount as specified in the agreement pursuant to which such person becomes a L/C Issuer hereunder or, in each case, such larger amount not to exceed the Revolving Credit Commitment as the Administrative Agent and the applicable L/C Issuer may agree.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” as defined in the Commodity Exchange Act (determined prior to giving effect to any applicable keep well, support or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties).

“Specified Representations” means the representations and warranties of the Borrower set forth in Sections 5.01(a) (solely as it relates to the Borrower), 5.01(b)(ii), 5.02(a) (related to the entering into and performance of the applicable Loan Documents and the incurrence of the extensions of credit thereunder), 5.02(b)(i) (related to the entering into and performance of the applicable Loan Documents and the incurrence of the extensions of credit thereunder), 5.04, 5.12, 5.15, 5.16 (subject to the proviso to 4.02(a)(i)), 5.18(ii), 5.19(ii) and 5.20(i)).

“Specified Transaction” means any Investment, Disposition (including any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower or, any asset sale of a business unit, line of business or division), incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan or Incremental Revolving Credit Commitments that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Sponsor” means ABRY Partners II, LLC and its Affiliates and their funds or partnerships, investment vehicles or other co-investment vehicles or other entities managed, controlled or advised by any of the foregoing, but not including, however, any of their portfolio companies.

“Sponsor Party” means (i) Sponsor, any Affiliate of Sponsor and any debt or other investment funds managed or advised by Sponsor or its Affiliates, (ii) Cerberus Capital Management and its Affiliates and their funds or partnerships, investment vehicles or other co-investment vehicles or other entities managed, controlled or advised by any of the foregoing and any debt or other investment funds managed or advised by any of the foregoing, (iii) Fortress and its Affiliates and their funds or partnerships, investment vehicles or other co-investment vehicles or other entities managed, controlled or advised by any of the foregoing and any debt or other investment funds managed or advised by any of the foregoing, and (iv) Searchlight and its Affiliates and their funds or partnerships, investment vehicles or other co-investment vehicles or other entities managed, controlled or advised by any of the foregoing and any debt or other investment funds managed or advised by any of the foregoing.

“Subordinated Debt” means Indebtedness incurred by a Loan Party that is contractually subordinated in right of payment to the prior payment of all Loan Obligations of such Loan Party under the Loan Documents.

“Subsidiary” of a Person means a corporation, company, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more Subsidiaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Borrower that are Guarantors.

“Successor Company” has the meaning specified in Section 7.04(d).

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six (6) months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than twenty (20) days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, (v) sufficient for the Title Company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements of the type required by paragraph (f) of the definition of “Collateral and Guarantee Requirement” and (vi) otherwise reasonably acceptable to the Administrative Agent.

“Surviving Indebtedness” means Indebtedness of the Borrower or any of its Subsidiaries outstanding immediately after giving effect to the Refinancing, as listed on Schedule 7.03(c).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Swap Contract) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Swap Contract).

“Target” has the meaning specified in Section 7.02(j).

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges in the nature of a tax, and all liabilities (including additions to tax, penalties and interest) with respect thereto.

“Term B Commitment” means, as to each Term B Lender, its obligation to make a Term B Loan to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term B Commitment” or in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term B Commitments on the Effective Date is $185,000,000.

“Term B Lender” means, at any time, any Lender that has a Term B Commitment or a Term B Loan at such time.

“Term B Loan” means a Loan made pursuant to Section 2.01(a).

“Term Borrowing” means a Borrowing in respect of a Class of Term Loans.

“Term Commitments” means a Term B Commitment or a commitment in respect of any Incremental Term Loans or Extended Term Loans or any combination thereof, as the context may require.

“Term Lenders” means the Term B Lenders, the Lenders with Incremental Term Loans and the Lenders with Extended Term Loans.

“Term Loans” means the Term B Loans, the Incremental Term Loans and the Extended Term Loans.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto with appropriate insertions, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from any Class of Term Loans made by such Term Lender.

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. Local Time on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. Local Time on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means, as to any Borrowing, the Term SOFR Loans comprising such Borrowing.

“Term SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or 6.01(b), subject in all respects to Section 1.03(b).

“Threshold Amount” means $10,000,000.

“Title Company” means any title insurance company as shall be retained by the Borrower to issue the Mortgage Policies and reasonably acceptable to the Administrative Agent.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction Expenses” means any fees or expenses incurred or paid by Kore Holdings, the Borrower, or any Restricted Subsidiary in connection with the Transactions, this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby in connection therewith.

“Transactions” means, collectively, (a) the funding of the Term B Loans and, if applicable, the Initial Revolving Credit Borrowing on the Closing Date, (b) the Refinancing, (c) the Searchlight Preferred Equity Investment, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of Transaction Expenses.

“Transferred Guarantor” has the meaning specified in Section 9.11(c).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets and related statements of operations and cash flow of Holdings and its consolidated Subsidiaries for the four months ending September 30, 2023.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed, unless such appointment has actually been disclosed to third parties.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person whether or not held in an account pledged to the Collateral Agent and (b) Cash and Cash Equivalents of such Person restricted in favor of the Facilities (which may also include Cash and Cash Equivalents securing other Indebtedness secured by a Lien on any Collateral along with the Facilities), in each case as determined in accordance with GAAP; it being understood and agreed that proceeds subject to Escrow shall be deemed to constitute “restricted cash” for purposes of the Unrestricted Cash Amount.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the date hereof and (ii) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“VCOC Letter” means that letter agreement providing for certain management rights, dated as of the Effective Date, among the Borrower and one or more Lenders.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan, as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof,” “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement, other than with respect to the calculation of Excess Cash Flow, with respect to any period during which any Specified Transactions occur or subsequent to such period and prior to or simultaneously with the event for which the calculation is made, the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and Consolidated EBITDA shall be calculated with respect to such period and such Specified Transactions on a Pro Forma Basis and shall be calculated for the applicable period of measurement (which may at Borrower’s election, be the most recently ended twelve months) for which monthly, quarterly or fiscal year-end financial statements are internally available, as determined by the Borrower, immediately preceding the date of such event; provided that upon such election the Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate of a Responsible Officer setting forth such calculation in reasonable detail and (y) the applicable internally available financial statements; provided further that notwithstanding anything to the contrary in this Section 1.03(b), when calculating the First Lien Net Leverage Ratio and Total Net Leverage Ratio, as applicable, for purposes of (i) the definition of “Applicable Rate,” (ii) the definition of “Excess Cash Flow Percentage” and (iii) determining actual compliance (and not in compliance on a Pro Forma Basis) with Section 7.09, the events determined in this Section 1.03 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect and such calculations shall not be made on the basis of internally prepared financial statements.

(c) Where reference is made to “the Borrower and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

(d) Notwithstanding any other provision contained herein, (a) for all purposes of this Agreement, and the other Loan Documents (other than for purposes of delivery of financial statements), including negative covenants, financial covenants and component definitions, GAAP will be deemed to treat operating leases and Capitalized Leases in a manner consistent with the treatment under GAAP as in effect prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of Accounting Standards Update No. 2016-02, as set forth in the definition of “Capitalized Lease Obligations” and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect), (ii) any election under Financial Accounting Standards Codification No. 825 – Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings, the Borrower or any Subsidiary at “fair value” as defined therein or (iii) any treatment of Indebtedness in respect of convertible debt instruments under ASC 470-20 (or any other financial accounting standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(e) In the case of any calculation of the Total Net Leverage Ratio, First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, Consolidated EBITDA for any Specified Transaction that occurs prior to the date on when financial statements have been (or are required to be) delivered for the fiscal quarter ended September 30, 2023, any such calculation to be made on a “Pro Forma Basis” shall use the Unaudited Financial Statements.

SECTION 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, Etc.. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08 Currency Equivalents Generally.

(a) Notwithstanding the foregoing, for purposes of determining compliance with Article VII with respect to any amount of Indebtedness, Lien, Disposition, Restricted Payment, payment or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien, Indebtedness or Investment is incurred or Disposition, Restricted Payment or payment is made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien, Disposition, Restricted Payment or payment or Investment may be incurred at any time under such Sections.

(b) For purposes of determining compliance under the covenants herein, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Borrower’s annual financial statements most recently delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of whether Indebtedness is permitted to be incurred hereunder (which shall be subject to clause (c) below).

(c) For purposes of determining compliance with any restriction on the incurrence of Indebtedness (and related Liens), the Dollar Equivalent of the principal amount of Indebtedness denominated in a foreign currency shall be calculated (i) to the extent the Borrower or its Subsidiaries have entered into a Swap Contract with respect to such Indebtedness, based on the spot rate reflected in such Swap Contract and (ii) with respect to all other Indebtedness, at the Borrower’s option, either (x) in a manner consistent with that used in calculating net income in the financial statements most recently delivered pursuant to Section 6.01(a) or Section 6.01(b) or (y) based on the exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased plus accrued amounts, and any costs, fees and premiums paid in connection therewith.

SECTION 1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

SECTION 1.10 Certain Calculations and Tests.

(a) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of (i) determining compliance with any provision of this Agreement which requires the calculation of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio or any other financial ratio, (ii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA, if any), or (iii) determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such transaction is permitted hereunder (the “LCT Test Date”) shall be deemed to be either the date the definitive agreement for such Limited Condition Transaction is entered into in respect of a target of such transaction, or, in the case of any repayment or redemption of or offer to purchase any Indebtedness requiring irrevocable notice in advance thereof, the date on which notice of or offer to purchase such Indebtedness, the date on which notice with respect to such Limited Condition Transaction is sent, and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

(b) For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA on a consolidated basis of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided that if such ratios or baskets improve as a result of such fluctuations, such improved ratios and/or baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio (excluding, for the avoidance of doubt, for purposes of calculating any financial covenant (including the Financial Covenants) and excluding Consolidated Net Income of any target of such Limited Condition Transaction for purposes of calculating Excess Cash Flow)) or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires (or, if applicable, the irrevocable notice, declaration of dividend or similar event is terminated or expires or, as applicable, the offer in respect of a public offer for, such acquisition is terminated) without consummation of such Limited Condition Transaction, any such ratio or basket shall be tested by calculating the availability under such ratio or basket on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and any associated Lien and the use of proceeds thereof. At the option of the Borrower, the relevant ratios, tests and/or baskets (including baskets that are determined by Consolidated EBITDA on a Pro Forma Basis) may be recalculated at the time of consummation of such Limited Condition Transaction.

(c) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or Specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into unless such provision expressly requires that no Specified Event of Default shall have occurred and be continuing at the time of consummation of such transaction. For the avoidance of doubt, if the Borrower has exercised its option under this Section 1.10, and any Default, Event of Default or Specified Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or Specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(d) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with Section 7.09 hereof (but not actual compliance therewith), any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test and/or any Total Net Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially simultaneously with, or contemporaneously with, any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that, for purposes of this Agreement, the Fixed Amounts under such section and any substantially concurrent borrowings under the Revolving Credit Facility (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

(e) For purposes of this Agreement, whenever pro forma effect is to be given to a transaction (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Borrower (and may include, for the avoidance of doubt, cost savings, operating expense reductions and synergies (excluding revenue synergies) resulting from such transaction which is being given pro forma effect, subject to and without duplication of the applicable limitations (including any cap or other restriction) and other terms of the definition of Consolidated EBITDA). If any Indebtedness bears a floating rate of interest and is being given pro forma effect), the interest on such Indebtedness shall be calculated as if the rate in effect on the date such Indebtedness was incurred had been the applicable rate for the reference period (taking into account any hedging obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computations referred to in the preceding paragraphs, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a secured overnight funding rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower may designate.

(f) For purposes of determining compliance on a Pro Forma Basis with the Financial Covenants as of any date prior to the first date on which the Financial Covenants are to be tested hereunder, the required level of compliance shall be deemed to be (i) a Total Net Leverage Ratio not to exceed 6.25 to 1.00 and (ii) a First Lien Net Leverage Ratio not to exceed 3.50 to 1.00.

SECTION 1.11 Leverage Ratios. Notwithstanding anything to the contrary contained herein, for purposes of calculating any leverage ratio herein in connection with the incurrence of any Indebtedness or Liens, (a) there shall be no netting of the cash proceeds proposed to be received in connection with the incurrence of such Indebtedness then being incurred and (b) to the extent the Indebtedness to be incurred or secured (as applicable) is revolving Indebtedness, such incurred revolving Indebtedness (or if applicable, the portion (and only such portion) of the increased commitments thereunder) shall be treated as fully drawn.

SECTION 1.12 Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Term Loans, any Extended Term Loans, loans made pursuant to any loans made pursuant to Extended Revolving Credit Commitments or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

SECTION 1.13 Delaware LLC Divisions. For all purposes under the Loan Documents, in connection with any Delaware LLC Division (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.14 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service, in each case absent bad faith, gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final non-appealable judgment).

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01 The Loans. Subject to the terms and conditions set forth herein:

(a) The Term B Borrowings.

(i) Each Term B Lender severally agrees to make to the Borrower a single loan denominated in Dollars in a principal amount equal to such Term B Lender’s Term B Commitment on the Closing Date.

(ii) Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make (or cause its Applicable Lending Office to make) Revolving Credit Loans in Dollars from time to time during the Availability Period for the Revolving Credit Facility in Dollars in an aggregate principal amount that will not result (after giving effect to any Revolving Credit Borrowing and the application of proceeds thereof) in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Term SOFR Loans.

SECTION 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice, to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. Local Time three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or any conversion of Term SOFR Loans to Base Rate Loans (provided that, if such Borrowing is an initial Credit Extension to be made on the Closing Date, notice must be received by the Administrative Agent not later than, in the case of (x) Term B Loans, 11:00 a.m. Local Time one (1) Business Day prior to the Closing Date and (y) Revolving Credit

Loans, 11:00 a.m. Local Time two (2) Business Days prior to the Closing Date) and (ii) 11:00 a.m. Local Time on the Business Day that is one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Except as provided in Section 2.03(c), each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the Class, currency and principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to Base Rate Loans. Any such automatic conversion or continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent by wire transfer in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m., Local Time, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.03 (and, if such Borrowing is the initial Credit Extension, Section 4.02), the Administrative Agent shall make all funds so received available to the Borrower designated in the Committed Loan Notice in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings and second, to the Borrower as provided above.

(c) During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that (i) no Loans may be converted to or continued as Term SOFR Loans and (ii) unless repaid, each Term SOFR Loan denominated in Dollars shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of Adjusted Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) Anything in clauses (a) to (d) above to the contrary notwithstanding, after giving effect to all Term Borrowings and Revolving Credit Borrowings, all conversions of Term Loans and Revolving Credit Loans from one Type to the other, and all continuations of Term Loans and Revolving Credit Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect at any time for all Borrowings of Term SOFR Loans.

SECTION 2.03 Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (1) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders under the Revolving Credit Facility set forth in this Section 2.03, (x) from time to time on any Business Day following the Closing Date during the Availability Period for the Revolving Credit Facility, to issue Letters of Credit denominated in Dollars for the account of the Borrower (provided that any Letter of Credit may be for the benefit of any Restricted Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Letters of Credit and (2) the Revolving Credit Lenders under the Revolving Credit Facility severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit and no Lender shall be obligated to participate in any Letter of Credit if immediately after giving effect to such L/C Credit Extension, (i) the aggregate L/C Exposure would exceed the Letter of Credit Sublimit, (ii) the aggregate amount of Letters of Credit issued by any L/C Issuer would exceed its Specified L/C Sublimit, (iii) the aggregate Revolving Credit Exposure would exceed the total Revolving Credit Commitments, or (iv) the Revolving Facility Exposure of any L/C Issuer would exceed its Revolving Credit Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the relevant L/C Issuer has approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the relevant L/C Issuer has approved such expiry date (which approval may be subject to such Letter of Credit being Cash Collateralized or otherwise backstopped pursuant to arrangements acceptable to such L/C Issuer) (it being understood that the participations of the Revolving Credit Lenders under the Revolving Credit Facility in any undrawn Letter of Credit shall in any event terminate on the Letter of Credit Expiration Date);

(D) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;

(E) the Letter of Credit is to be denominated in a currency other than Dollars unless otherwise agreed by the applicable L/C Issuer and the Administrative Agent; or

(F) the Letter of Credit is in an initial amount less than $100,000.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the relevant L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower; provided that the Borrower may elect (in its sole discretion) which L/C Issuer shall issue each Letter of Credit. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m., Local Time, at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof in Dollars; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. If requested by an L/C Issuer, the Borrower also shall submit a Letter of Credit Application on such L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage of the Revolving Credit Facility multiplied by the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Revolving Credit Lender under the Revolving Credit Facility, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. On the Business Day immediately following the Business Day on which the Borrower shall have received notice of any payment by an L/C Issuer under a Letter of Credit (or, if the Borrower shall have received such notice later than 1:00 p.m. on any Business Day, on the second succeeding Business Day) (such date of payment, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such L/C Issuer on the Honor Date (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), then the Administrative Agent shall promptly notify the applicable L/C Issuer and each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing in Dollars (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Applicable Percentage thereof. In the event that the Borrower does not reimburse the applicable L/C Issuer on the Business Day following the date it receives notice of the Honor Date (or, if the Borrower shall have received such notice later than 1:00 p.m. on any Business Day, on the second succeeding Business Day), the Borrower shall be deemed to have requested a Revolving Credit Borrowing under the Revolving Credit Facility denominated in Dollars of Base Rate Loans to be disbursed on such date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments in respect of the Revolving Credit Facility. For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the same day, such drawing shall, without duplication, accrue interest at the rate applicable to Base Rate Loans under the Revolving Credit Facility until the date of reimbursement.

(ii) Each Revolving Credit Lender under the Revolving Credit Facility (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent in Dollars for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Applicable Percentage or other applicable share provided under this Agreement of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m., Local Time, on the Business Day specified in such notice by the Administrative Agent, whereupon each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing in respect of the Revolving Credit Facility of Base Rate Loans for any reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in Dollars in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Applicable Rate for Revolving Credit Loans that are maintained as Base Rate Loans. In such event, each Revolving Credit Lender’s under the Revolving Credit Facility payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender under the Revolving Credit Facility funds its Revolving Credit Loan under the Revolving Credit Facility or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Percentage or other applicable share provided under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender under the Revolving Credit Facility fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender under the Revolving Credit Facility (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(iv) shall be conclusive absent demonstrable error.

(vii) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender under the Revolving Credit Facility such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Revolving Credit Lender under the Revolving Credit Facility its Applicable Percentage or other applicable share provided under this Agreement thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender under the Revolving Credit Facility shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage or other applicable share provided under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate.

(d) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Loan Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (in each case, as determined by a court of competent jurisdiction in a final non-appealable decision). In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f) Cash Collateral. (i) If any Event of Default occurs and is continuing and the Administrative Agent or the Required Revolving Credit Lenders or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02(c) or (ii) an Event of Default set forth under Section 8.01(f) (with respect to the Borrower) or (g) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount plus any accrued or unpaid fees thereon determined as of the date such Cash Collateral is provided). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Revolving Credit Lenders under the Revolving Credit Facility, as collateral for the L/C Obligations, cash or deposit account balances in the relevant currencies in an amount equal to 103% of the L/C Exposure (determined as of the date of such Event of Default) (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such terms defined in the immediately preceding sentence shall have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders under the Revolving Credit Facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Interest or profits, if any, on such investments shall accumulate in such account. Cash Collateral shall be maintained in accounts satisfactory to the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders under the Revolving Credit Facility and may be invested in readily available Cash Equivalents at its sole discretion. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the L/C Exposure, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts specified by the Administrative Agent, an amount equal to the excess of (a) such L/C Exposure over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the L/C Exposure plus costs incidental thereto and so long as no other Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral (including any accrued interest thereon) shall be refunded to the Borrower.

(g) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent in Dollars for the account of each Revolving Credit Lender under the Revolving Credit Facility in accordance with its Applicable Percentage, a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the product of (i) the Applicable Rate for Letter of Credit fees and (ii) the daily maximum amount then available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the date on which any Letter of Credit is terminated and on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee (a “Fronting Fee”) in Dollars with respect to each Letter of Credit issued by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit. Such Fronting Fees shall be computed on a quarterly basis in arrears and shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the date on which any Letter of Credit is terminated and on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(i) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j) Addition of an L/C Issuer. A Revolving Credit Lender (or any of its Subsidiaries or Affiliates) under the Revolving Credit Facility may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(k) Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant L/C Issuer and the Borrower when a Letter of Credit is issued (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

SECTION 2.04 [Reserved].

SECTION 2.05 Prepayments.

(a) Optional Prepayments.

(i) The Borrower may, upon written notice to the Administrative Agent by the Borrower, at any time or from time to time voluntarily prepay any Borrowing of any Class in whole or in part without premium or penalty (except as set forth in Section 2.05(a)(iii)); provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m., Local Time (A) three (3) Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans and (2) any prepayment of Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof or, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage, or other applicable share provided for under this Agreement, of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest thereon. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied to the installments thereof as directed by the Borrower (it being understood and agreed that if the Borrower does not so direct at the time of such prepayment, such prepayment shall be applied against the scheduled repayments of Term Loans of the relevant Class under Section 2.07 in direct order of maturity) and shall be paid to the Appropriate Lenders in accordance with their respective Applicable Percentages or other applicable share provided for under this Agreement.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a) if such prepayment would have resulted from a refinancing of all of the Facilities or other transaction, which refinancing or other transaction shall not be consummated or shall otherwise be delayed.

(iii) Prepayment Premium. In connection with any (1) prepayment made pursuant to Section 2.05(a) or Section 2.05(b)(iii), (2) any prepayment in connection with mandatory assignments through the use of any “yank-a-bank” provision or (3) any payment of Term B Loans made following acceleration (each event described in clause (1), (2) and (3) of this Section 2.05(a)(iii), a “Prepayment Premium Trigger Event”), that occurs (i) prior to the date which is twelve (12) months following the Closing Date, shall be subject to a prepayment premium of 2.00% of the principal amount of the Term B Loans so prepaid and (ii) from the date which is twelve (12) months following the Closing Date to but excluding the date that is twenty-four (24) months following the Closing Date, shall be subject to a prepayment premium of 1.00% of the principal amount of the Term B Loans so prepaid (the premium in clauses (i) through (iii), the “Prepayment Premium”) and (iv) thereafter, 0.0%. It is understood and agreed that if the Term B Loans are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), a Prepayment Premium which would have applied if, at the time of such acceleration, a Prepayment Premium Trigger Event had occurred will also be due and payable as though a Prepayment Premium Trigger Event had occurred and such Prepayment Premium shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Term Lender’s lost profits as a result thereof. The Prepayment Premium shall be presumed to be the liquidated damages sustained by each Term Lender as the result of the acceleration or repayment of the Term B Loans and the Borrower agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium shall also be payable in the event the Term B Loans are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent that each may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between each Term Lender and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Prepayment Premium to the Term Lenders as herein described is a material inducement to the Term Lenders to provide the Commitments and make the Term B Loans.

(b) Mandatory Prepayments.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a) for the relevant Excess Cash Flow Period, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to (A) the Excess Cash Flow Percentage of Excess Cash Flow, if any, for the Excess Cash Flow Period covered by such financial statements, minus (B) the sum of

(1) without duplication of amounts deducted pursuant to clause (b)(iii) or (b)(ix) of the definition of “Excess Cash Flow,” all voluntary prepayments of Term Loans and/or any other prepayments of Incremental Equivalent Debt and/or other Indebtedness, in each case secured by Liens on the Collateral on a pari passu basis to the Liens on the Collateral securing the Term B Loans (including in connection with debt buybacks made by the Borrower in an amount equal to the discounted amount actually paid in respect thereof pursuant to Section 2.05(d), Section 10.07 and/or otherwise, and/or application of any “yank-a-bank” provisions), plus

(2) without duplication of amounts deducted pursuant to clause (b)(iii) or (b)(ix) of the definition of “Excess Cash Flow,” all voluntary prepayments of Revolving Credit Loans to the extent the applicable Revolving Credit Commitments are permanently reduced by the amount of such payments or any voluntary prepayments of revolving loans or other revolving Indebtedness constituting Incremental Equivalent Debt, in each case secured by Liens on the Collateral on a pari passu basis to the Liens on the Collateral securing the Revolving Credit Loans to the extent the applicable commitments are permanently reduced by the amount of such payments, in each case of this clause (b), during such Excess Cash Flow Period or after the end of such Excess Cash Flow Period and prior to the prepayment date contemplated by clause (b)(i) (any such transaction made following the fiscal year end but prior to the making of such prepayment date, an “After Year-End Transaction”), and to the extent such prepayments are not funded with the proceeds of Indebtedness constituting Funded Debt (other than Indebtedness under a revolving facility) (such amount, as may be further reduced by application of clause (x) of the immediately following proviso hereto, the “Applicable ECF Proceeds”); provided that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any Indebtedness outstanding at such time that is secured by a Lien on the Collateral ranking pari passu with the Lien securing the Term B Loans (such Indebtedness, “Other Pari Indebtedness”) pursuant to the terms of the documentation governing such Indebtedness with the Excess Cash Flow, then the Borrower, at its election, may apply the Applicable ECF Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Pari Indebtedness at such time) and the remaining Excess Cash Flow to the prepayment of such Other Pari Indebtedness, and (z) prepayments under this Section 2.05(b) shall only be required if the Applicable ECF Proceeds are in excess of the Excess Cash Flow Threshold and solely to the amount of such Applicable ECF Proceeds in excess thereof; provided, that to the extent so elected by the Borrower, following the consummation of any After Year-End Transaction, the First Lien Net Leverage Ratio shall be recalculated giving Pro Forma Effect to such After Year-End Transaction as if the transaction was consummated during the fiscal year of the applicable Excess Cash Flow prepayment and the Excess Cash Flow Percentage for purposes of making such Excess Cash Flow prepayment shall be determined by reference to such recalculated First Lien Net Leverage Ratio.

(ii)

(A) Subject to Section 2.05(b)(ii)(B), if following the Closing Date (x) the Borrower or any Restricted Subsidiary makes any Prepayment Asset Sale, or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall make a prepayment, in accordance with Section 2.05(b)(i)(3), of an aggregate principal amount of Term Loans equal to 100.0% of such Net Cash Proceeds realized or received (the “Applicable Asset Sale Proceeds”); provided that (1) no such prepayment shall be required pursuant to this Section with respect to such portion of such Net Cash Proceeds that the Borrower shall have, to the extent the Applicable Asset Sale Proceeds are greater than $5,000,000, on or prior to such date, given written notice to the Administrative Agent of its intent to utilize in accordance with Section 2.05(b)(ii)(B) and (2) if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any Other Pari Indebtedness, then the Borrower, at its election, may apply the Applicable Asset Sale Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Pari Indebtedness at such time) and the remaining Net Cash Proceeds so received to the prepayment of such Other Pari Indebtedness.

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(i)(1)) or any Casualty Event, at the option of the Borrower, so long as no Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) has occurred and is continuing, the Borrower may reinvest an amount equal to all or any portion of such Net Cash Proceeds in assets useful for its business (other than intercompany investments and working capital, except short term capital assets) and in Permitted Acquisitions and other similar Investments not prohibited hereunder and Capital Expenditures, in each case, within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds in assets useful for its business within twelve (12) months following receipt thereof, one hundred eighty (180) days after the twelve (12) month period that follows receipt of such Net Cash Proceeds; provided that if any Net Cash Proceeds are not so reinvested by the deadline specified in clause (x) or (y) above, as applicable, or if any such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, any such Net Cash Proceeds shall be applied, in accordance with Section 2.05(b)(i)(3), to the prepayment of the Term Loans as set forth in this Section 2.05.

(C) On each occasion that the Borrower must make a prepayment of the Term Loans pursuant to this Section 2.05(b)(ii), the Borrower shall, within five (5) Business Days after the date of realization or receipt of such Net Cash Proceeds in the minimum amount specified above (or, in the case of prepayments required pursuant to Section 2.05(b)(ii)(B), within five (5) Business Days of the deadline specified in clause (x) or (y) thereof, as applicable, or of the date the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment, in accordance with Section 2.05(b)(v) below, of the principal amount of Term Loans to the extent required by, and subject to the qualifications of, Section 2.05(b)(ii)(A).

(iii) If the Borrower or any Restricted Subsidiary incurs or issues any (A) Refinancing Term Loans, (B) Indebtedness pursuant to Section 7.03(w) or (C) Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to 100.0% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds, together with the Prepayment Premium. If the Borrower obtains any Refinancing Revolving Credit Commitments, the Borrower shall, concurrently with the receipt thereof, terminate Revolving Credit Commitments in an equivalent amount pursuant to Section 2.06; provided further, that to the extent any Other Pari Indebtedness is outstanding that requires a payment from the proceeds of any Indebtedness incurred as contemplated by clause (C) of this Section 2.05(b)(iii), then the Borrower, at its election, may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Pari Indebtedness at such time) to the prepayment of such Other Pari Indebtedness.

(iv) Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be (x) applied ratably to each Class of Term Loans then outstanding, (y) unless otherwise specified by the Borrower, applied to the installments thereof in direct order of maturity; provided that any mandatory prepayment pursuant to Section 2.05 shall be applied to the Term B Loans in accordance with the terms hereof and, except to the extent a lesser prepayment is required pursuant to the applicable Incremental Facility Amendment or Extension Offer with respect to any applicable Class of Incremental Term Loans or Extended Term Loans, any Incremental Term Loan and Extended Term Loan and (z) each such prepayment of any Class of Term Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages subject to clause (v) of this Section 2.05(b).

(v) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to this Section 2.05(b) prior to 1:00 p.m. at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Applicable Percentage of the prepayment with respect to any Class of Term Loans. Each Appropriate Lender may reject all or a portion of its Applicable Percentage of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i) or (ii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. two (2) Business Days prior to the prepayment date. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower (“Retained Declined Proceeds”).

(vi) Notwithstanding any other provision of this Section 2.05(b), (A) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Restricted Subsidiary otherwise giving rise to a prepayment pursuant to Section 2.05(b)(ii) (a “Restricted Disposition”), the Net Cash Proceeds of any Casualty Event of a Restricted Subsidiary that is a Foreign Subsidiary (a “Restricted Casualty Event”), or Excess Cash Flow would be (x) prohibited or delayed by applicable local law or (y) restricted by applicable law, rule or regulation (including financial assistance and competitive benefit restrictions and statutory duties of relevant directors) or contractual obligations, in each case from being repatriated to the United States, the realization or receipt of the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be used to repay Term Loans at the times provided in Section 2.05(b)(i) (after determining the amount of Excess Cash Flow required to be used to prepay Term Loans, assuming such amounts are included in the calculation of Excess Cash Flow), or the Borrower shall not be required to make a prepayment at the time provided in Section 2.05(b)(ii) (after determining the amount of Net Cash Proceeds are available from Dispositions), as the case may be, for so long, but only so long, as the applicable law, rule or regulation or contractual restrictions or obligations will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions available under the applicable law, rule regulation or contractual restriction or obligations to permit such repatriation), and once repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable law, rule, regulation or contractual restriction or obligation, an amount equal to such Net Cash Proceeds or Excess Cash Flow permitted to be repatriated (net of additional taxes payable or reserved against as a result thereof) will be promptly (and in any event not later than three (3) Business Days after such repatriation is permitted) taken into account in measuring the Borrower’s obligation to repay the Term Loans pursuant to this Section 2.05(b) to the extent provided herein, and (B) to the extent that the Borrower has reasonably determined in good faith (as set forth in a written notice delivered to the Administrative Agent) that repatriation of any or all of the Net Cash Proceeds of any Restricted Disposition or any Restricted Casualty Event or Excess Cash Flow

would have a material adverse tax consequence (taking into account any foreign tax credit or benefit received in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the amount of the Net Cash Proceeds or Excess Cash Flow so affected shall not be taken into account in measuring the Borrower’s obligation to repay Term Loans pursuant to this Section 2.05(b); provided that the Borrower and its Restricted Subsidiaries shall take commercially reasonable actions to reduce or eliminate such material adverse tax consequences to enable such repatriation to be made; provided further that, to the extent the situations specified in clauses (A) and/or (B) are in effect for a period of more than 365 days, the Borrower’s obligations to repay any Term Loans pursuant to Sections 2.05(b)(i) and 2.05(b)(ii) shall expire and no longer be in effect after the expiration of such 365 day period.

(vii) If for any reason the aggregate Revolving Credit Exposure of all Lenders under any Revolving Credit Facility at any time exceeds the aggregate Revolving Credit Commitments under such Revolving Credit Facility then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans under such Revolving Credit Facility and/or Cash Collateralize the L/C Obligations under such Revolving Credit Facility in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations under such Revolving Credit Facility pursuant to this Section 2.05(b)(vii) unless after the prepayment in full of the Revolving Credit Loans under such Revolving Credit Facility the aggregate Revolving Credit Exposures under such Revolving Credit Facility exceed the aggregate Revolving Credit Commitments under such Revolving Credit Facility.

(viii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a) if such prepayment would have resulted from a refinancing of all of the Facilities or other transaction, which refinancing or other transaction shall not be consummated or shall otherwise be delayed.

(c) Interest. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon in the currency in which such Loan is denominated.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Term SOFR Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Term SOFR Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit with the Administrative Agent in the currency in which such Loan is denominated the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Such deposit shall constitute Cash Collateral for the Term SOFR Loans to be so prepaid, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.05.

(d) Discounted Voluntary Prepayments.

(i) Notwithstanding anything to the contrary set forth in this Agreement (including Section 2.13) or any other Loan Document, the Borrower shall have the right at any time and from time to time to prepay one or more Classes of Term Loans to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.05(d), provided that (A) no proceeds from Revolving Credit Loans shall be used to consummate any such Discounted Voluntary Prepayment, (B) any Discounted Voluntary Prepayment shall be offered to all Term Lenders of such Class on a pro rata basis, (C) [reserved] and (D) the Borrower shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the Borrower (1) stating that no Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) stating that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.05(d) has been satisfied and (3) specifying the aggregate principal amount of Term Loans of any Class offered to be prepaid pursuant to such Discounted Voluntary Prepayment.

(ii) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit H hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans of one or more specified Classes in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of any Loans shall not be less than $5,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Loans to be prepaid, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Loans to be prepaid (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five Business Days from and including the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit J hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of the Term Loans to be prepaid held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Term Loans to be prepaid specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Borrower, shall determine the applicable discount for such Term Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.05(d)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the Outstanding Amount of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans. Any Lender with outstanding Term Loans to be prepaid whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(iv) The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within five (5) Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty, upon irrevocable notice substantially in the form of Exhibit K hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 2:00 p.m., Local Time, three (3) Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid. The par principal amount of each Discounted Voluntary Prepayment of a Term Loan shall be applied ratably to reduce the remaining installments of such Class of Term Loans (as applicable).

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Sections 2.05(d)(ii) and (iii) above) established by the Administrative Agent and the Borrower, each acting reasonably.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Administrative Agent, the Borrower may withdraw or modify its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) no Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the Borrower after the date of such Lender Participation Notice.

(viii) Nothing in this Section 2.05(d) shall require the Borrower to undertake any Discounted Voluntary Prepayment.

(ix) Notwithstanding anything herein to the contrary, the Administrative Agent shall be under no obligation to act as manager for any Discounted Voluntary Prepayment.

SECTION 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof and (iii) the Borrower shall not terminate or reduce any Class of Revolving Credit Commitments if, after giving effect to any concurrent repayment of the Revolving Credit Loans of such Class, the aggregate Revolving Credit Exposure of all Lenders in respect of such Revolving Credit Facility (excluding the portion of such Class of Revolving Credit Exposures attributable to outstanding Letters of Credit if and to the extent that the Borrower has made arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer with respect to such Letters of Credit and such L/C Issuer has released the Revolving Credit

Lenders from their participation obligations with respect to such Letters of Credit) would exceed the aggregate Revolving Credit Commitments in respect of such Revolving Credit Facility. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit unless, after giving effect to any reduction of the Commitments or the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, in which case such sublimit shall be automatically reduced by the amount of such excess. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Term B Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term B Lender’s Term Loans pursuant to Section 2.01(a). The Revolving Credit Commitments shall terminate on the Maturity Date therefor. The Extended Revolving Credit Commitments shall terminate on the respective maturity dates applicable thereto.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Applicable Percentage of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.06). All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

SECTION 2.07 Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders holding Term B Loans in Dollars (i) on the last Business Day of each March, June, September and December, commencing with the first such date to occur for the first full fiscal quarter ending after the Closing Date, an aggregate principal amount equal to 0.25% of the aggregate principal amount of Term B Loans made on the Closing Date and (ii) on the Maturity Date for the Term B Loans, the aggregate principal amount of all Term B Loans outstanding on such date; provided that payments required by Section 2.07(a)(i) above shall be (x) reduced as a result of the application of prepayments in accordance with Section 2.05 and (y) increased in accordance with the immediately succeeding sentence and Section 2.14; provided that without the consent of any other Loan Party, Agent or Lender, the Borrower and the Administrative Agent may effect such amendments to the Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.07(a). The immediately preceding sentence of this Section 2.07(a) shall supersede any provisions in Section 10.01 to the contrary. In the event any Incremental Term Loans or Extended Term Loans are made, such Incremental Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the definitive documentation with respect thereto and on the applicable Maturity Date thereof.

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for each Revolving Credit Facility the principal amount of each of its Revolving Credit Loans and L/C Borrowings outstanding on such date under such Revolving Credit Facility.

SECTION 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted Term SOFR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) The Borrower shall pay interest on past due amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by and subject to applicable Laws, including in relation to any required additional agreements.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) In connection with the use or administration of Adjusted Term SOFR, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Adjusted Term SOFR.

SECTION 2.09 Fees. In addition to certain fees described in Sections 2.03(g) and (h):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender under each Revolving Credit Facility in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) in Dollars equal to 0.50% per annum on the actual daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender under such Revolving Credit Facility exceeds the Revolving Credit Exposure of such Lender under such Revolving Credit Facility. The Commitment Fee for each Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for such Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur for the first full fiscal quarter after the Closing Date, and on the Maturity Date for such Revolving Credit Facility. The Commitment Fee shall be calculated quarterly in arrears.

(b) Other Fees. The Borrower shall pay to the Agents the fees set forth in the Fee Letter and any other fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by one or more entries in the Register. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loan Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall be conclusive in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the Register and the accounts and records of any Lender in respect of such matters, the Register shall be conclusive in the absence of demonstrable error.

SECTION 2.12 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m., Local Time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m., Local Time, may (in the sole discretion of the Administrative Agent) be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in Dollars.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Term SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent in writing, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus, to the extent reasonably requested in writing by the Administrative Agent, any administrative, processing or similar fees to the extent customarily charged by such Administrative Agent to similarly situated borrowers in connection with the foregoing; it being understood that nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus, to the extent reasonably requested in writing by the Administrative Agent, any administrative, processing or similar fees to the extent customarily charged by such Administrative Agent to similarly situated borrowers in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at the interest rate applicable to such Loan. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent demonstrable error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Loan Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Applicable Percentage of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Loan Obligations then owing to such Lender.

SECTION 2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or its participations in L/C Obligations, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant or the application of Cash Collateral pursuant to, and in accordance with, the terms of this Agreement. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Loan Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Loan Obligations purchased.

SECTION 2.14 Incremental Credit Extensions.

(a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower or any Subsidiary Guarantor may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to increase the amount of Term B Loans of any Class or add one or more additional tranches of term loans (any such Term B Loans or additional tranche of term loans, the “Incremental Term Loans”) and/or one or more increases in the Revolving Credit Commitments under any Revolving Credit Facility (a “Revolving Credit Commitment Increase” and collectively, the “Incremental Revolving Credit Commitments”; together with the Incremental Term Loans, the “Incremental Facilities”). Notwithstanding anything to contrary herein, (i) the aggregate Dollar Equivalent amount of all Incremental Facilities (other than Refinancing Term Loans and Refinancing Revolving Credit Commitments) (determined at the time of incurrence), together with the aggregate principal amount of all Incremental Equivalent Debt, shall not exceed the Incremental Cap and (ii) after giving effect to any Incremental Revolving Credit Commitments, the aggregate amount of all Revolving Credit Commitment Increases shall not exceed $15,000,000. Each Incremental Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $5,000,000 in case of Incremental Term Loans or $5,000,000 in case of Incremental Revolving Credit Commitments, provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above. Each Incremental Facility shall have the same guarantees as (and shall not be guaranteed by any Person that is not otherwise a Guarantor), and to the extent secured, shall be secured by only the same Collateral securing, all of the other Loan Obligations under this Agreement (provided that, in the case of any Incremental Facility that is funded into Escrow, such Incremental Facility may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until such Incremental Facility is released from Escrow).

(b) Any Incremental Term Loans (i) shall rank pari passu or junior in right of payment with the Loan Obligations under the Term Loans and Revolving Credit Loans and (ii) shall be either (x) secured solely by the Collateral and shall rank pari passu or junior in right of security with the Loan Obligations under Term Loans and Revolving Credit Loans (and subject to an Acceptable Intercreditor Agreement (if subject to payment or lien subordination) (or, alternatively, terms in the incremental amendment substantially similar to those in such applicable agreement, as agreed by the Borrower and Administrative Agent) or other lien subordination and/or intercreditor arrangement reasonably satisfactory to the Borrower and the Administrative Agent) or (y) unsecured; provided that any Incremental Term Loans that are secured on a junior priority basis to the Obligations or which are unsecured shall be documented outside the Loan Documents.

(c) Any Incremental Term Loans (i) may provide for the ability to participate on a non-pro rata basis (whether greater or less than pro rata basis) in any voluntary prepayments of the Term Loans, with mandatory prepayments of Incremental Term Loans required to be on a pro rata basis or less than pro rata basis, (ii) shall have pricing, interest rate margins, discounts, premiums, rate floors, “most favored nation” provisions, currencies, fees and (subject to clauses (iii) and (iv)) amortization schedules as determined by the Borrower and the lenders thereunder (provided that, if such Incremental Term Loans are Qualifying Term Loans, the All-In-Rate applicable thereto will not be more than 0.50% per annum higher than the All-In-Rate in respect of the Term B Loans and previously incurred Incremental Term Loans unless the Applicable Rate (and/or, as provided in the proviso below, the Base Rate floor or Adjusted Term SOFR floor) with respect to the Term B Loans is adjusted to be equal to the All-In-Rate applicable to such Indebtedness, minus 0.50% per annum, provided that, unless otherwise agreed by the Borrower in its sole discretion, any increase in All-In-Rate to any Term B Loan due to the application or imposition of a Base Rate floor or Adjusted Term SOFR floor on any such Indebtedness shall be effected solely through an increase in (or implementation of, as applicable) any Base Rate floor or Adjusted Term SOFR floor applicable to such Term B Loan (this proviso to this clause (c)(ii), the “MFN Provision”)), (iii) any Incremental Term Loan shall not have a final maturity date earlier than the Maturity Date applicable to the Term B Loans), (iv) any Incremental Term Loan shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Term B Loans) and (v) (I) other than Incremental Term Loans which are an increase in the amount of Term B Loans of any Class, shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders providing such Incremental Facility; provided that, to the extent such terms and documentation are not consistent with the Term Loans (except to the extent permitted by clauses (ii), (iii) or (iv) above), they shall be, taken as a whole, no more favorable to the lenders providing such Incremental Term Loans, in their capacity as such (as reasonably determined by the Borrower) or reasonably satisfactory to the Administrative Agent (it being understood that no consent shall be required from the Administrative Agent for terms or conditions that are more restrictive than those set forth in this Agreement if the Lenders of the initial Term B Loans (and any amendment to add such covenants to this Agreement shall not require the consent of any Lender hereunder) receive the benefit of such terms or conditions through their addition to this Agreement or to the extent that they apply solely to periods following the Latest Maturity Date then in effect) and (II) which are an increase in the amount of Term B Loans of any Class shall be on the exact same terms (other than, subject to clause (ii) above, upfront fees and original issue discount) and pursuant to the same documentation (other than the Incremental Facility Amendment evidencing such increase) applicable to the Term Loans. Any Incremental Term Loans may be structured as a delayed draw facility; provided that the application of the Incremental Cap to any such Incremental Facility shall occur, at Borrower’s option, either at the time of the effectiveness thereof (in which case such Incremental Facility shall be treated as fully drawn at such time) or at the time of the incurrence thereof.

(d) Any Revolving Credit Commitment Increase shall (i) have the same maturity date as the Revolving Credit Commitments under such Revolving Credit Facility that is being increased, (ii) require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Credit Commitments and (iii) be on the same terms (other than (X) upfront fees and original issue discount or (Y) any other increase in pricing, interest rate margins, rate floors and undrawn fees, to the extent the same increase is made for the benefit of the Lenders under the Revolving Credit Facility) and pursuant to the same documentation (other than the Incremental Facility Amendment evidencing such increase) applicable to the Revolving Credit Commitments under such Revolving Credit Facility that is being increased.

(e) Any Incremental Facility shall be deemed to have been incurred in reliance on the incurrence test specified in clause (c) of the Incremental Cap prior to the utilization of any capacity under the Fixed Incremental Amount or clause (b) of the definition of “Incremental Cap”, if any.

(f) Each notice from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans and/or Incremental Revolving Credit Commitments. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Term Loans or Incremental Revolving Credit Commitments shall be reasonably satisfactory to the Borrower and, to the extent required pursuant to Section 10.07(b)(i)(B), the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and such Additional Lender, and, in the case of any Incremental Revolving Credit Commitments, each L/C Issuer; provided that no Incremental Term Loans may be provided by a Sponsor Party or any Subsidiary or Affiliate of Holdings. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees. Commitments in respect of any Incremental Term Loans or Incremental Revolving Credit Commitments may become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Additional Lenders and with prior notice given to the Administrative Agent, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.03 (notwithstanding clause (y) of the parenthetical in the introductory paragraph thereof) (it being understood that (x) all references to “the date of such Credit Extension” in Section 4.03 shall be deemed to refer to the Incremental Facility Closing Date and (y) if the proceeds of such Incremental Facility are to be used, in whole or in part, (I) to finance a Permitted Acquisition or other Investment, (1) the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date shall be the Specified Representations, (2) such incurrence shall be subject to the LCT Provisions and (3) no Specified Event of Default shall exist on the Incremental Facility Closing Date) or (II) for any other purpose, no Event of Default shall exist on the Incremental Facility Closing Date. The proceeds of any Incremental Term Loans will be used for general corporate purposes and any other use not prohibited hereunder. Upon each increase in the Revolving Credit Commitments under any Revolving Credit Facility pursuant to this Section 2.14, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Credit Commitment (each, an “Incremental Revolving Increase Lender”) in respect of such Revolving Credit Commitment Increase, and each such Incremental Revolving Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Credit Lender (including each such Incremental Revolving Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment after giving effect to such Revolving Credit Commitment Increase. Additionally, if any Revolving Credit Loans are outstanding under a Revolving Credit Facility at the time any Revolving Credit Commitment Increase is implemented under such Revolving Credit Facility, the Revolving Credit Lenders immediately after effectiveness of such Revolving Credit Commitment Increase shall purchase and assign at par such amounts of the Revolving Credit Loans outstanding under such Revolving Credit Facility at such time as the Administrative Agent may require such that each Revolving Credit Lender holds its Applicable Percentage of all Revolving Credit Loans outstanding under such Revolving Credit Facility immediately after giving effect to all such assignments. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 2.14. The Incremental Term Loans made pursuant to any increase of an existing Class of Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under the respective Class so incurred on a pro rata basis (based on the principal amount of each Borrowing) so that each Lender under such Class will participate proportionately in each then outstanding Borrowing of Term Loans under such Class; provided that, to the extent not necessary to create a fungible Class of Term Loans, no settlement of accrued interest or fees shall be required to be made in connection therewith prior to the next regularly scheduled payment of the interest expense or fee. This Section 2.14 shall supersede any provisions in Section 2.13 or Section 10.01.

SECTION 2.15 Extensions of Term Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any Class of Term Loans or any Class of Revolving Credit Commitments, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments of the applicable Class) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments of the applicable Class and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings), modifying the amortization schedule in respect of such Lender’s Term Loans and/or modifying any prepayment premium or call protection in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a separate Class of Term Loans from the Class of Term Loans from which they were converted, and any Extended Revolving Credit Commitments (as defined below) shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted, it being understood that an Extension may be in the form of an increase in the amount of any outstanding Class of Term Loans or Revolving Credit Commitments otherwise satisfying the criteria set forth below), so long as the following terms are satisfied: (i) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Revolving Credit Commitment extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Class of Revolving Credit Commitments (and related outstandings); provided that at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates, (ii) except as to interest rates, rate floors, discounts, call protection, “most favored nation” provisions, premiums, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (iv) any Extended Term Loans may participate (x) on a pro rata basis, greater than pro rata or a less than pro rata basis in any voluntary repayments or prepayments hereunder and (y) on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (v) if the aggregate principal amount of the Class of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments of such Class, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Commitments of such Class, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer, (vi) all documentation in respect of such Extension shall be consistent with the foregoing and (vii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. No Lender shall be obligated to extend its Term Loans or Revolving Credit Commitments unless it so agrees.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.12, 2.13 and 10.01) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of any Class of Revolving Credit Commitments, the consent of the relevant L/C Issuer (if such L/C Issuer is being requested to issue Letters of Credit with respect to the Class of Extended Revolving Credit Commitments), which consent shall not be unreasonably withheld or delayed. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Loan Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Loan Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize and direct the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Classes in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.15 (and to the extent any such amendment is consistent with the terms of this Section 2.15 (as reasonably determined by the Borrower), the Administrative Agent shall be deemed to have consented to such amendment, and no such consent of the Administrative Agent shall be necessary to have such amendment become effective).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15.

SECTION 2.16 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by applicable Law:

(a) the Commitment Fee shall cease to accrue on any of the Revolving Credit Commitments of such Defaulting Lender pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender;

(b) the Commitment, Outstanding Amount of Term Loans and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders or the Required Revolving Credit Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that any waiver, amendment or modification of a type described in clause (a), (b) or (c) of the first proviso in Section 10.01 that would apply to the Commitments or Loan Obligations owing to such Defaulting Lender shall require the consent of such Defaulting Lender with respect to the effectiveness of such waiver, amendment or modification with respect to the Commitments or Loan Obligations owing to such Defaulting Lender;

(c) if any L/C Exposure exists at the time a Lender under the Revolving Credit Facility becomes a Defaulting Lender then:

(i) all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Administrative Agent Cash Collateralize for the benefit of the relevant L/C Issuers only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(f) for so long as such L/C Exposure is outstanding;

(iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(h) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized;

(iv) if the L/C Exposures of the non-Defaulting Lenders are increased pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.09(a) and 2.03(h) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the relevant L/C Issuers or any other Lender hereunder, all letter of credit fees payable under Section 2.03(h) with respect to such portion of such Defaulting Lender’s L/C Exposure shall be payable to the relevant L/C Issuers until and to the extent that such L/C Exposure is reallocated and/or Cash Collateralized; and

(vi) subject to Section 10.23, no reallocation pursuant to this Section 2.16 shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d) so long as such Lender is a Defaulting Lender under the Revolving Credit Facility, the relevant L/C Issuers shall not be required to issue, amend or increase any Letter of Credit, unless they have received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.16(c), and participating interests in or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower and the relevant L/C Issuers agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the Borrower and the Appropriate Lenders hereto, whereupon as of the effective date specified in any notice, L/C Exposures of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Revolving Credit Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Applicable Percentage, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.17 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) with outstanding Term Loans of a particular Class, the Borrower may from time to time consummate one or more exchanges of such Term Loans for Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or term loans) (such Indebtedness, “Permitted Debt Exchange Securities” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied:

(i) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Term Lenders (other than, (x) with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act) or (y) any Lender that, if requested by the Borrower, is unable to certify that it can receive the type of Permitted Debt Exchange Securities being offered in connection with such Permitted Debt Exchange) of each applicable Class based on their respective aggregate principal amounts of outstanding Term Loans under each such Class;

(ii) the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Securities shall not exceed the aggregate principal amount (calculated on the face amount thereof) of Term Loans so refinanced, except by an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Permitted Debt Exchange;

(iii) the stated final maturity of such Permitted Debt Exchange Securities is not earlier than the Latest Maturity Date for the Class or Classes of Term Loans being exchanged, and such stated final maturity is not subject to any conditions that would, if such conditions were met, result in such stated final maturity occurring on a date that precedes such Latest Maturity Date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Permitted Debt Exchange Securities upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof);

(iv) such Permitted Debt Exchange Securities are not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition) prior to the Latest Maturity Date for the Class or Classes of Term Loans being exchanged, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated, including scheduled offers to repurchase) of such Permitted Debt Exchange Securities shall be permitted so long as the Weighted Average Life to Maturity of such Indebtedness shall be longer than the remaining Weighted Average Life to Maturity of the Class or Classes of Term Loans being exchanged;

(v) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is or substantially concurrently becomes a Loan Party;

(vi) if such Permitted Debt Exchange Securities are secured, such Permitted Debt Exchange Securities are secured on a pari passu basis or junior priority basis to the Obligations and (A) such Permitted Debt Exchange Securities are not secured by any assets not securing the Obligations unless such assets substantially concurrently secure the Obligations and (B) the beneficiaries thereof (or an agent on their behalf) shall have become party to an Acceptable Intercreditor Agreement with the Administrative Agent;

(vii) the terms and conditions of such Permitted Debt Exchange Securities (excluding pricing, interest rate margin, rate floors, “most favored nation” provisions, discount fees, prepayment premium, call protection and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the Maturity Date of the Class or Classes of Term Loans being exchanged) either, taken as a whole, are substantially identical to, or not materially more favorable to the lenders providing such Permitted Debt Exchange Securities than those contained in the Facility being subject to such exchange; provided that if such Permitted Debt Exchange Securities contain any financial maintenance covenants, such covenants shall not be more restrictive than (or in addition to) those contained in this Agreement (unless such covenants are also added for the benefit of the Lenders under this Agreement, which amendment to add such covenants to this Agreement shall not require the consent of any Lender or Agent hereunder); provided, further, that the MFN Provision shall apply.

(viii) all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the date of consummation of such Permitted Debt Exchange, or, if agreed to by the Borrower and the Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange);

(ix) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered;

(x) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Administrative Agent; and

(xi) any applicable Minimum Tender Condition or Maximum Tender Condition, as the case may be, shall be satisfied or waived by the Borrower.

Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans or Commitments exchanged pursuant to any Permitted Debt Exchange Offer.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.17, such Permitted Debt Exchange Offer shall be made for not less than $25,000,000 in aggregate principal amount of Term Loans, provided that subject to the foregoing the Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Administrative Agent and the Lenders hereby acknowledge and agree that the provisions of Sections 2.05, 2.06, 2.12 and 2.13 do not apply to the Permitted Debt Exchange and the other transactions contemplated by this Section 2.17 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section 2.17.

(c) In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.17; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made. The Borrower shall provide the final results of such Permitted Debt Exchange to the Administrative Agent no later than three (3) Business Days prior to the proposed date of effectiveness for such Permitted Debt Exchange (or such shorter period agreed to by the Administrative Agent in its sole discretion) and the Administrative Agent shall be entitled to conclusively rely on such results.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (i) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (ii) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments by the Borrower (the term Borrower under this Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required under applicable Laws. If any applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) if such Taxes are Indemnified Taxes, then the sum payable by the Borrower or applicable Guarantor shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01), such Lender receives (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent receives) an amount equal to the sum it would have received had no such deductions been made, (ii) such applicable withholding agent shall make such deductions, (iii) such applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment by such applicable withholding agent (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), such applicable withholding agent shall furnish to the Borrower and such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) In addition, the Borrower agrees to pay all Other Taxes.

(c) Without duplication of any amounts payable pursuant to Section 3.01(a) or Section 3.01(b), the Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction in respect of amounts payable under this Section 3.01) payable by such Agent and such Lender and (ii) any reasonable documented expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Such Agent or Lender, as the case may be, will, at the Borrower’s request, (A) provide the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts or (B) have the amount of such Indemnified Taxes verified by an independent accountant selected by such Agent or Lender. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor.

(d) If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Indemnified Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or any Guarantor pursuant to this Section 3.01, it shall promptly remit an amount equal to such refund as soon as practicable after it is determined that such refund pertains to Indemnified Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or any Guarantor under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable and documented out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return an amount equal to such refund (plus any applicable interest, additions to tax or penalties) to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any refund or to make available its Tax returns or disclose any information relating to its Tax affairs or any computations in respect thereof or require any Lender or Agent to determine anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions), at Borrower’s expense, to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

(g) Each Lender and Agent shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender and Agent shall, whenever a lapse in time or change in circumstances renders such documentation (including any documentation specifically referenced below) expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Without limiting the generality of the foregoing:

(i) Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(ii) Each Lender that is not a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) copies of duly completed Internal Revenue Service Forms W-8BEN or Form W-8BEN-E, as applicable (or any successor forms), claiming eligibility for benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) copies of duly completed Internal Revenue Service Forms W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit L (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (I) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (II) a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (III) a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code, and (y) copies of duly completed Internal Revenue Service Forms W-8BEN or Forms W-8BEN-E, as applicable (or any successor forms),

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), or to the extent payments owing to such Lender will be directed to the account of an intermediary acting for such Lender, copies of duly completed Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender (or such intermediary), accompanied, unless such intermediary is a qualified intermediary that has certified on Form W-8IMY that it assumes primary withholding responsibility under Chapters 3 and 4 and primary Form 1099 reporting and backup withholding responsibility for payments to such account, by a Form W-8ECI, W-8BEN, W-8BEN-E, a United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E) copies of any other duly completed form prescribed by applicable U.S. federal income tax laws (including the Treasury regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and “Lender” shall include the Administrative Agent.

Notwithstanding any other provision of this Section 3.01(f), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(f).

(h) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer.

SECTION 3.02 Inability to Determine Rates. Subject to Section 3.09, if, on or prior to the first day of any Interest Period for any Term SOFR Loan:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining “Adjusted Term SOFR” for such Interest Period, or

(ii) the Required Lenders determine that for any reason in connection with any request for a Term SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be promptly given by the Administrative Agent when such circumstances no longer exist), (A) the Borrower may revoke any pending Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Loan or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein, (B) the utilization of the Adjusted Term SOFR component in determining the Base Rate shall be suspended; provided that if the circumstances giving rise to such notice affect only one type of Borrowings, then the other type of Borrowings shall be permitted, and (C) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.

SECTION 3.03 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines that as a result of any Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.03(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes indemnifiable under Section 3.01, (ii) Excluded Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes,” or (iii) Excluded Taxes described in clause (a) of the definition of “Excluded Taxes” to the extent such Taxes are imposed on or measured by such Lender’s net income or profits (or are franchise Taxes imposed in lieu thereof)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided that in the case of any Change in Law only applicable as a result of the proviso set forth in the definition thereof, such Lender will only be compensated for such amounts that would have otherwise been imposed under the applicable increased cost provisions and only to the extent the applicable Lender is imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities.

(b) If any Lender determines that as a result of any Change in Law regarding capital adequacy or liquidity requirements, or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity requirements, and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.05), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) [Reserved].

(d) Subject to Section 3.05(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.03, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.03(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.03(a), (b) or (d).

SECTION 3.04 [Reserved].

SECTION 3.05 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under (i) Section 3.02 or Section 3.03 or (ii) indemnification of interest and penalties, and additions to Tax under Section 3.01, the Borrower shall not be required to compensate or indemnify such Lender, as the case may be, for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.03, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Term SOFR Loans from one Interest Period to another, or to convert Base Rate Loans into Term SOFR Loans until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.05(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Term SOFR Loan from one Interest Period to another, or to convert Base Rate Loans into Term SOFR Loans shall be suspended pursuant to Section 3.05(b) hereof, such Lender’s Term SOFR Loans denominated in Dollars shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Term SOFR Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.03 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Term SOFR Loans denominated in Dollars have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Term SOFR Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans denominated in Dollars that would otherwise be made or continued from one Interest Period to another by such Lender as Term SOFR Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Term SOFR Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.03 hereof that gave rise to the conversion of such Lender’s Term SOFR Loans denominated in Dollars pursuant to this Section 3.05 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term SOFR Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Term SOFR Loans on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term SOFR Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.06 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.03 as a result of any condition described in such Sections or any Lender ceases to make Term SOFR Loans as a result of any condition described in Section 3.02 or Section 3.03, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender becomes a Non-Consenting Lender, (iv) any Lender becomes a Non-Extending Lender and/or, (v) any suspension or cancellation of any obligation of any Lender to issue, make, maintain, fund or charge interest with respect to any such Borrowing pursuant to Section 3.07, then the Borrower may, at its election, on prior written notice to the Administrative Agent and such Lender, either (x) replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (or, with respect to clauses (iii) or (iv) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver, amendment or extension) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender or a Non-Extending Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver, amendment or extension of the Loan Documents or (y) repay the Loans and terminate the Commitments held by any such Lender notwithstanding anything to the contrary herein (including, without limitation Section 2.05, Section 2.06, Section 2.07, Section 2.12 or Section 2.13), on a non pro rata basis so long as any accrued and unpaid interest and required fees are paid any such Non-Consenting Lender or Non-Extending Lender; provided, further, that in the case of any assignment by, or repayment of Loans and termination of Commitments of, a Non-Consenting Lender, such assignment or repayment and termination shall be sufficient (together with all other consenting Lenders after giving effect hereto) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced pursuant to Section 3.06(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations, as applicable (provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register) and (ii) deliver Notes, if any, evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitments and outstanding Loans and participations in L/C Obligations, as applicable, (B) all obligations of the Loan Parties owing to the assigning Lender relating to the Loan Documents and participations so assigned shall be paid in full by the assignee Lender or the Loan Parties (as applicable) to such assigning Lender concurrently with such assignment and assumption, and, in the case of an assignment of Term Loans prior to the second anniversary of the Closing Date, the Prepayment Premium, if any, that would have been payable by the Borrower on such date pursuant to Section 2.05(a)(iii) if such Lender’s Term Loans subject to such assignment had been prepaid on such date shall have been paid by the Borrower to the assigning Lender and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer, or the depositing of Cash Collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09 or Section 10.25(f), as applicable.

(d) In the event that (i) the Borrower or the Administrative Agent have requested that the Lenders (A) consent to a departure or waiver of any provisions of the Loan Documents or (B) agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) solely with respect to clause (B) above, the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.” In the event that the Borrower or the Administrative Agent has requested that the Lenders consent to an extension of the Maturity Date of any Class of Loans as permitted by Section 2.15, then any Lender who does not agree to such extension shall be deemed a “Non-Extending Lender”.

SECTION 3.07 Illegality. If (a) in any applicable jurisdiction, the Administrative Agent, any L/C Issuer or any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, such L/C Issuer or such Lender, as applicable, to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Borrowing to any Loan Party who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia (including, as a result of any illegality due to any economic or financial sanctions administered or enforced by any sanctions authority) or (b) any Lender is advised in writing by a sanctions authority that penalties will be imposed by a sanctions authority as a result of such Lender’s participation in the Agreement or any other business or financial relationship with the Borrower, in each case of clauses (a) and (b), such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Borrowing shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

SECTION 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Loan Obligations hereunder and any assignment of rights by or replacement of a Lender or L/C Issuer.

SECTION 3.09 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. Local Time on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.09(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.09(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, the Borrower or any Lender (or group of Lenders) pursuant to this Section 3.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.09.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a Term SOFR Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

ARTICLE IV

Conditions Precedent

SECTION 4.01 Conditions to Effective Date. This Agreement shall become effective on the first date (the “Effective Date”) on which each of the following conditions shall have been satisfied; provided that, for the avoidance of doubt, the obligations of the Lenders and the obligations of the Letter of Credit Issuers to make Credit Extensions, on or after the Closing Date are subject to the satisfaction (or waiver in accordance with the terms hereof) of the conditions set forth in Section 4.02 and Section 4.03; provided, further, that notwithstanding anything to the contrary set forth in this Agreement, to the extent that the Closing Date does not occur prior to November 30, 2023 (or such later date as agreed by the Administrative Agent and the Lenders in writing in their sole discretion), the Term B Commitments and Revolving Credit Commitments, in each case, shall be automatically and permanently terminated on such date without further action by any Person:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or other electronic copies (in each case, followed promptly by originals, if requested) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or Kore Holdings, as applicable, each in form and substance reasonably satisfactory to the Administrative Agent: executed counterparts of this Agreement, the Guaranty, the Kore Holdings Guaranty, the Security Agreement (and intellectual property security agreements required thereunder), the Perfection Certificate, the Fee Letter, and the VCOC Letter.

(b) The Investment Agreement shall have been executed and delivered by Kore Holdings and Searchlight.

SECTION 4.02 Conditions to Initial Credit Extension. The occurrence of the Closing Date and the obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction (or waiver by the Administrative Agent) of each of the following conditions precedent on or prior to November 30, 2023 (or such later date as agreed by the Administrative Agent and the Lenders in writing in their sole discretion):

(a) The Administrative Agent’s receipt of the following:

(A) certificates, if any, representing the pledged equity referred to therein accompanied by undated stock powers executed in blank and (if applicable) instruments evidencing the pledged debt referred to therein endorsed in blank; and

(B) evidence that all other actions, recordings and filings that the Administrative Agent or Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and Collateral Agent; and

(C) a certificate evidencing that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent and Collateral Agent has been named as loss payee and additional insured under each United States insurance policy with respect to such insurance as to which the Administrative Agent shall have requested to be so named;

(ii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least five (5) Business Days in advance of the Closing Date;

(iii) such certificates (including a certificate substantially in the form of Exhibit I), copies of Organizational Documents of the Loan Parties, resolutions or other action and incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(iv) an opinion from each of (A) Kirkland & Ellis LLP, New York and Massachusetts counsel to the Loan Parties and (B) Gordon Rees Scully Mansukhani, LLP, as special Ohio and Florida counsel for the Loan Parties;

(v) a certificate attesting to the Solvency of Holdings and its Subsidiaries (on a consolidated basis) on the Closing Date after giving effect to the Transactions, from Holdings’ chief financial officer or other officer with equivalent duties;

(vi) a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension;

(vii) copies of a recent Lien, tax, bankruptcy and judgment search in each jurisdiction reasonably requested by the Collateral Agent with respect to the Loan Parties;

(viii) copies of U.S. Patent and Trademark Office and U.S. Copyright Office searches in each jurisdiction reasonably requested by the Collateral Agent with respect to the Loan Parties; and

(ix) if available in the relevant jurisdiction, good standing certificates or certificates of status, as applicable and bring down telegrams or facsimiles, for each Loan Party.

(b) All fees and expenses required to be paid on the Closing Date hereunder or pursuant to the Amended and Restated Engagement Letter and the Fee Letter, to the extent invoiced at least three (3) Business Days prior to the Closing Date or otherwise reasonably agreed to by the Borrower shall have been paid in full in cash or will be substantially simultaneously paid on the Closing Date out of the initial Credit Extension.

(c) Prior to or substantially simultaneously with the initial Credit Extension, (i) the Refinancing shall have been consummated or shall be consummated substantially simultaneously with the initial Credit Extensions (accompanied by the execution of a customary payoff letter and Lien release documentation), and (ii) (1) the Searchlight Preferred Equity Investment shall have been consummated and funded in accordance with the Investment Agreement (as in effect on the Effective Date) and the Borrower shall have received gross cash proceeds of at least $150,000,000 therefrom and (2) each of the Certificate of Designations and Investor Rights Agreement shall become effective in accordance with the terms of the Investment Agreement.

(d) The Effective Date shall have occurred.

(e) The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower certifying that, as of the Closing Date: (i) the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates and (ii) no Default or Event of Default shall exist, or would result from such proposed Credit Extension.

(f) The Administrative Agent shall have received (x) at least three (3) Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and (y) a Beneficial Ownership Certificate in relation to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

The making of the initial Credit Extensions by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 4.02 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

Notwithstanding the foregoing, to the extent any security interest in the Collateral is not or cannot be provided and/or perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts but without undue burden or expense (to the extent required by the definition of “Collateral and Guarantee Requirement”) (other than the pledge and perfection of security interest in (i) assets that may be perfected by the filing of a financing statement under the UCC and (ii) the certificated Equity Interest, if any, of the Borrower and the Wholly-Owned Material Subsidiaries of the Borrower, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability and initial funding of the Loans and/or Credit Extensions to be made on the Closing Date but may, if required, instead be delivered and/or perfected in accordance with Section 6.12(b) hereof but in any event not later than fifteen (15) days after the Closing Date with respect to the delivery of any stock certificates and sixty (60) days after the Closing Date with respect to any other Collateral, in each case, as may be extended in the reasonable discretion of the Administrative Agent.

SECTION 4.03 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension and any requests for Incremental Revolving Credit Commitments which are established, but not drawn on the date of the effectiveness of such facility (other than (x) a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans or (y) a Credit Extension of Incremental Term Loans in connection with a Permitted Acquisition or other Investment, which are subject to the LCT Provisions and except in connection with incurrences under any Incremental Facilities and incurrences under Section 2.15) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; provided further that in the case of any Incremental Facility being used to finance a Limited Condition Transaction, on the date of such Limited Condition Transaction the only representations and warranties required to be so true and correct in all material respects shall be the Specified Representations.

(b) Subject to the LCT Provisions, no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than (i) a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans or (ii) a Credit Extension of Incremental Term Loans in connection with a Limited Condition Transaction which are subject to the LCT Provisions) submitted by the Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Agents and the Lenders that:

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a Person duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to Holdings and the Borrower), (b)(i), (c), (d) or (e), to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Person’s Organizational Documents, (ii) conflict with or result in any breach or contravention of, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (iii) result in the creation of any Lien (other than under the Loan Documents and Liens subject to an Acceptable Intercreditor Agreement) or (iv) violate any Law; except (in the case of clauses (b)(ii) and (b)(iv)), to the extent that such conflict, breach, contravention, payment or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.03 Governmental Authorization; Other Consents.

(a) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent and the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party and Restricted Subsidiary is in compliance with all Communications Laws, except any such failure to comply with has not, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements and Unaudited Financial Statements fairly present in all material respects the consolidated financial condition of the Borrower as of the dates thereof, and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the Unaudited Financial Statements, to the absence of footnote disclosures and changes resulting for normal year-end adjustments for recurring accruals and except as otherwise disclosed to the Administrative Agent prior to the Effective Date.

(b) Since December 31, 2022, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Each Lender and the Administrative Agent hereby acknowledges and agrees that Holdings and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP, or the respective interpretation thereof, and that such restatements will not result in a Default under the Loan Documents.

SECTION 5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Ownership of Property; Liens.

(a) Each Loan Party and each of its Restricted Subsidiaries has good and valid title to, or valid leasehold interests in, or easements or other limited property interests in, all property (excluding intellectual property, which is provided for in Section 5.14) necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, Permitted Liens and any Liens and privileges arising mandatorily by Law and, in each case, except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the Closing Date, there are no Material Real Properties other than those listed on Schedule 5.07(b) hereof.

SECTION 5.08 Environmental Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) there are no pending or, to the knowledge of the Borrower, threatened claims, actions, suits, notices of violation, notices of potential responsibility or proceedings against the Borrower or any Restricted Subsidiary alleging potential liability or responsibility for violation of any applicable Environmental Law;

(b) there has been no Release of Hazardous Materials by any of the Loan Parties or any other Restricted Subsidiary or, to the knowledge of the Borrower, any other Person at, on, under or from any property owned, leased or operated by any Loan Party or their Restricted Subsidiaries in a manner which would reasonably be expected to give rise to liability under applicable Environmental Laws;

(c) neither the Borrower nor any of its Restricted Subsidiaries is undertaking or financing, or has, in the preceding two (2) years, completed, either individually or together with other persons, any investigation or response action relating to any actual or threatened Release of Hazardous Materials at any property owned, leased or operated by any Loan Party or their Restricted Subsidiaries pursuant to the order of any Governmental Authority or the requirements of any applicable Environmental Law;

(d) to the knowledge of the Borrower or its Restricted Subsidiaries, all Hazardous Materials transported on any of their behalf from any property currently or formerly owned, leased or operated by any Loan Party or any other Restricted Subsidiary for off-site disposal have been disposed of in compliance with any applicable Environmental Laws;

(e) none of the Loan Parties nor any other Restricted Subsidiary has contractually assumed any liability or obligation under or relating to any applicable Environmental Law; and

(f) the Loan Parties and each other Restricted Subsidiary and their respective businesses, operations and properties are in compliance with all applicable Environmental Laws.

SECTION 5.09 Taxes. The Borrower and each Restricted Subsidiary have timely filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and, except for failures to file or pay as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to Holdings, the Borrower or any Restricted Subsidiary that would, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10 Compliance with ERISA.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and applicable foreign laws, respectively.

(b) (i) No ERISA Event or with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable law or plan terms, has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10, as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.11 Subsidiaries; Equity Interests. As of the Closing Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in the Borrower and its Subsidiaries have been validly issued, are fully paid and, in the case of Equity Interests representing corporate interests, nonassessable and, on the Closing Date, and, on the Closing Date, all Equity Interests owned directly or indirectly by Holdings or any other Loan Party are owned free and clear of all Liens except for Permitted Liens. As of the Closing Date, Schedule 5.11 (a) sets forth the name and jurisdiction of organization or incorporation of each direct Subsidiary of a Loan Party, (b) sets forth the ownership interest of the Borrower and any of the Loan Parties in each of their Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.12 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U or Regulation X of the FRB.

(b) None of the Borrower or any Subsidiary Guarantor is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 5.13 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.14 Intellectual Property; Licenses, Etc. Each of the Loan Parties and the other Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how, trade secrets, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are used in or reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower and with respect to owned intellectual property, in the last three years, without violation of the intellectual property rights of any Person, except to the extent such failures to own, license or possess the right to use or violations, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No written claim or litigation regarding any such IP Rights, is pending or, to the knowledge of the Borrower, in the last three years, threatened in writing against any Loan Party or Subsidiary, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all Material Intellectual Property is owned by Loan Parties.

SECTION 5.15 Solvency. On the Closing Date after giving effect to the Transactions, Holdings and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.16 Collateral Documents. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on and security interests in, the Collateral described therein and to the extent intended to be created thereby, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Collateral Document) and, as applicable, (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), the Liens created by such Collateral Documents will constitute so far as possible under relevant Law fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens. Notwithstanding the foregoing, other than with respect to a Foreign Loan Party (if any), nothing in this Agreement or any Collateral Document shall require Holdings, the Borrower or any Subsidiary to make any filings or take any other actions to record or perfect the Collateral Agent’s Lien on and security interest in any intellectual property outside of the United States or reimburse the Collateral Agent for any costs or expenses incurred in connection with making such filings or taking any other such action.

SECTION 5.17 Use of Proceeds. The proceeds of the Term B Loans, the Revolving Credit Loans and the Letters of Credit shall be used in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement.

SECTION 5.18 Patriot Act. (i) Neither the Borrower nor any other Loan Party is in material violation of any material laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 and the USA PATRIOT Act. (ii) The use of proceeds of the Loans will not violate in any material respect the Trading with the Enemy Act, as amended or any of the foreign asset control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V).

SECTION 5.19 Sanctioned Persons. (i) None of Holdings, the Borrower or any Restricted Subsidiary, nor, to the knowledge of the Borrower, any of their respective directors, officers, employees, or agents, is a Sanctioned Person, or located, organized or resident in a Sanctioned Country. (ii) The Borrower will not to its knowledge, directly or indirectly, use the proceeds of the Loans in any manner that will result in a violation by any Loan Party of any Sanctions.

SECTION 5.20 Anti-Corruption. (i) No part of the proceeds of the Loans will be used, directly, or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or any other similar applicable anti-corruption law. (ii) Except to the extent that the relevant violation would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries nor, to the knowledge of the Borrower, any director or officer of the Borrower or its Restricted Subsidiaries, has taken any action, directly or indirectly, that would result in a material violation by any such Person of the FCPA or any other similar applicable anti-corruption law.

SECTION 5.21 No EEA Financial Institution. No Loan Party is an EEA Financial Institution or a UK Financial Institution.

SECTION 5.22 Senior Debt. The Obligations under any Facility are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt,” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Debt Documents in respect of any Junior Debt that is subordinated in right of payment to the Obligations under such Facility.

SECTION 5.23 Labor Matters. As of the Closing Date, there are no strikes pending or, to the knowledge of the Borrower, threatened in writing against any Loan Party or Restricted Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the hours worked and payments made to employees of the Loan Parties and Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters, except for any instances of violation as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date all payments due from any Loan Party or Restricted Subsidiary or for which any claim may be made against any Loan Party or Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the each Loan Party and Restricted Subsidiary to the extent required by GAAP, except for any instances of violation as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or Restricted Subsidiary (or any predecessor or any of the foregoing) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Loan Parties and Restricted Subsidiaries.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been backstopped, Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made), the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Restricted Subsidiary to:

SECTION 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any even within one-hundred twenty (120) days after the end of each fiscal year of Kore Holdings, a consolidated balance sheet of Kore Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year and including a customary management summary of operating results, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing (or otherwise reasonably acceptable to the Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” qualification (other than (x) with respect to, or resulting from, a current debt maturity, (y) any potential default or Event of Default of any financial covenant under this Agreement and/or any other Indebtedness and/or (z) exceptions for qualifications relating to change in accounting principles or practices reflecting a change in GAAP and required or approved by such independent certified public accountants) or any qualification or exception as to the scope of such audit (excluding, in each case, any emphasis of matter qualification);

(b) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Kore Holdings, commencing with the fiscal quarter ended September 30, 2023, a consolidated balance sheet of Kore Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures, for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and including a customary management summary of operating results, all in reasonable detail and certified by a Responsible Officer of Kore Holdings as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes); and

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and (b) above the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (A) the applicable consolidated financial statements of any direct or indirect Parent Entity of the Borrower that, directly or indirectly, holds all of the Equity Interests of the Borrower or (B) the Borrower’s (or any direct or indirect Parent Entity thereof, as applicable) Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by (i) a report and opinion an independent registered public accounting firm of nationally recognized standing, which report and opinion, subject to the same exceptions set forth above, shall be prepared in accordance with generally accepted auditing standards with respect to the financial information of Holdings and its Subsidiaries on a standalone basis and (ii) consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity (and any of its Subsidiaries that are not the Borrower or its Restricted Subsidiaries), on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand.

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Kore Holdings files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or, if later, the date of the last Compliance Certificate, (ii) a list of Subsidiaries that identifies each Subsidiary as a Material Subsidiary or an Immaterial Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list and (iii) such other information required by the Compliance Certificate;

(d) no later than ninety (90) days following the first day of each fiscal year of the Borrower (commencing with the first day of the first fiscal year of the Borrower ended after the Closing Date), an annual budget (on a quarterly basis) for such fiscal year in form customarily prepared by the Borrower;

(e) as soon as reasonably practicable after reasonable request by the Administrative Agent or a Lender, evidence of insurance that is in compliance with the requirements of Section 6.06; provided that such evidence shall only be required to be delivered once per fiscal year; and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request; provided that, notwithstanding anything to the contrary in this Section 6.02(f), none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or Law or (z) that is subject to attorney client or similar privilege or constitutes attorney work product; provided further that, in the event that the Borrower does not provide information in reliance on the exclusions in this sentence, it shall use its commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions.

Documents required to be delivered pursuant to Section 6.01(a) and (b), Section 6.02(a), or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or any of their respective securities for purposes of United

States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

The Borrower hereby acknowledges and agrees that the Loan Documents and the financial statements and certificates required to be delivered pursuant to Section 6.01(a), 6.01(b) and Section 6.02(a) are hereby deemed to be Borrower Materials suitable for distribution, and to be made available to Public Lenders as contemplated by the previous paragraph and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent on or prior to the delivery thereof).

SECTION 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent for prompt further distribution to each Lender:

(a) of the occurrence of any Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(b) any litigation or governmental proceeding (including, without limitation, pursuant to any Environmental Laws) pending against Holdings, the Borrower or any of the Restricted Subsidiaries that if adversely determined would reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event or with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable law or plan terms that would reasonably be expected to have a Material Adverse Effect; and

(d) of any other event that would have a Material Adverse Effect.

SECTION 6.04 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (a) (other than with respect to the Borrower and Holdings) and (b), (i) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.

SECTION 6.05 Maintenance of Properties. Except if the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.06 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then, to the extent required by the Flood Insurance Laws, the Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form reasonably acceptable to the Administrative Agent. Any such insurance (excluding business interruption insurance) maintained in the United States shall name the Collateral Agent as additional insured or loss payee, as applicable.

SECTION 6.07 Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Environmental Laws, ERISA, the USA PATRIOT Act and the FCPA), except if the failure to comply therewith would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Comply in all material respects with any U.S. sanctions administered by the Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State.

SECTION 6.08 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; it being agreed that the Borrower and its Restricted Subsidiaries shall only be required to provide such books of record and account in accordance with and to the extent required by the standards set forth in Section 6.09.

SECTION 6.09 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and the Lenders (coordinated through the Administrative Agent) to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.09 and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default which such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.09, none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or Law or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided that in the event that the Borrower does not provide information in reliance on the exclusions in this sentence, it shall use its commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions.

SECTION 6.10 Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon the formation or acquisition of any new direct or indirect Wholly-Owned Subsidiary, including as a result of a Delaware division, (in each case, other than an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.13 of any existing direct or indirect Wholly-Owned Subsidiary as a Restricted Subsidiary, any Excluded Subsidiary ceasing to be an Excluded Subsidiary or any Restricted Subsidiary that is not a Loan Party merging or amalgamating with a Loan Party in accordance with the proviso in Section 7.04(a):

(i) within sixty (60) days after such formation, acquisition, designation or occurrence or such longer period as the Administrative Agent may agree in its reasonable discretion:

(A) cause each such Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the Material Real Properties that are not Excluded Property owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(B) cause each such Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) Mortgages, pledges, guarantees, assignments, Security Agreement Supplements and other security agreements and documents or joinders or supplements thereto (including without limitation, with respect to Mortgages, the documents listed in paragraph (f) of the definition of “Collateral and Guarantee Requirement”), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (consistent with the Mortgages (if any), Security Agreement and other Collateral Documents in effect on the Effective Date or Closing Date, as applicable), in each case granting guarantees and Liens required by the Collateral and Guarantee Requirement;

(C) cause each such Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (if applicable) instruments evidencing the Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent; and

(D) take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of financing statements and intellectual property security agreements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens (with the appropriate priority) required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(E) to the extent reasonably requested by the Administrative Agent, cause each such Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirements to deliver customary legal opinions, board resolutions and officers certificates;

(F) cause such Restricted Subsidiary to execute and deliver to the Administrative Agent any Acceptable Intercreditor Agreement then in effect (or, in each case, a joinder or supplement thereto in form and substance reasonably satisfactory to the Administrative Agent); and

(G) in the case of a Foreign Loan Party, cause such Foreign Loan Party to execute customary foreign-law governed security documents in the applicable jurisdiction in form and substance reasonably acceptable to the Borrower and the Administrative Agent; and

(ii) as promptly as practicable after the request therefor by the Collateral Agent and to the extent in the Borrower’s possession, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, title insurance policies and surveys or environmental assessment reports to the extent reasonably available; and

(b) after the Effective Date, promptly after the acquisition of any Material Real Property that is not Excluded Property by any Loan Party, if such Material Real Property shall not already be subject to a perfected Lien (subject to Permitted Liens) under the Collateral Documents pursuant to the Collateral and Guarantee Requirement and is required to be, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such real property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in paragraph (f) of the definition of “Collateral and Guarantee Requirement” and shall, within ninety (90) days after the request therefor by the Administrative Agent or the Collateral Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent and the Collateral Agent signed copies of opinions, addressed to the Administrative Agent, the Collateral Agent and the other Secured Parties regarding the due execution and delivery and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable mortgagor, and such other matters as may be reasonably requested by the Administrative Agent or the Collateral Agent, and each such opinion shall be in form and substance reasonably acceptable to the Administrative Agent.

SECTION 6.11 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement. Revolving Credit Loans may be drawn on the Closing Date to (i) finance a portion of the Transaction Expenses, (ii) to backstop Letters of Credit outstanding on the Closing Date under facilities no longer available to the Borrower or its Subsidiaries as of the Closing Date and (iii) for working capital and/or general corporate purposes; provided that the amount of Revolving Credit Loans drawn on the Closing Date in respect of clause (iii) shall not exceed $3,000,000.

SECTION 6.12 Further Assurances and Post-Closing Covenants.

(a) Promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents.

(b) Within the time periods specified on Schedule 6.12(b) hereto (as each may be extended by the Administrative Agent in its reasonable discretion), complete such undertakings as are set forth on Schedule 6.12(b) hereto.

SECTION 6.13 Designation of Subsidiaries.

(a) Subject to Section 6.13(b) below, the Borrower may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that the Borrower shall be in pro forma compliance with the Financial Covenants as of the last day of the most recent ended fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 6.02(a). The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. Upon the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, such Restricted Subsidiary shall be deemed to have incurred all of its Indebtedness and Liens then existing and such Indebtedness and Liens must be permitted hereunder at such time. Notwithstanding anything herein to the contrary, (i) no Unrestricted Subsidiary may be the owner, holder or exclusive licensee of Material Intellectual Property or own the Equity Interests of any Person that is the owner, holder, or exclusive licensee of any Material Intellectual Property , (ii) none of Holdings, the Borrower or any Restricted Subsidiary may transfer (whether as an asset sale, Investment, Restricted Payment or otherwise) any Material Intellectual Property or the Equity Interests of any Person that is the owner, holder, or exclusive licensee of any Material Intellectual Property to an Unrestricted Subsidiary, (iii) no Unrestricted Subsidiary or any of its Subsidiaries shall hold any Equity Interests in, or any Indebtedness issued by or any Liens on the assets of any Restricted Subsidiary, and (iv) no Subsidiary may be an Unrestricted Subsidiary hereunder if (A) it is a Restricted Subsidiary in respect of any other Indebtedness of the Borrower or its Restricted Subsidiaries, or (B) at the time of its designation as an Unrestricted Subsidiary, or any time thereafter, such Subsidiary or any of the Subsidiaries of such Subsidiary creates, incurs, issues, assumes, guarantees or otherwise becomes directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of any Loan Party or any Restricted Subsidiary (other than a non-recourse pledge of the Equity Interests of such Unrestricted Subsidiary).

(b) The Borrower may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless no Event of Default exists or would result therefrom. Subject to the immediately preceding sentence, the Borrower may designate any Restricted Subsidiary as an Unrestricted Subsidiary so long as (i) the Restricted Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any (A) Equity Interests of the Borrower or any of its Restricted Subsidiaries (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary) or (B) Indebtedness of, or own or hold any Lien on any property of, the Borrower or any of its Restricted Subsidiaries (unless the Borrower or such Restricted Subsidiary is otherwise permitted to incur such Indebtedness or Lien) and (ii) neither the Borrower nor any of its Restricted Subsidiaries shall at any time be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

SECTION 6.14 Payment of Taxes. The Borrower will pay and discharge, or otherwise satisfy, and will cause each of the Restricted Subsidiaries to pay and discharge, or otherwise satisfy, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Borrower or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay any such Tax or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which would not reasonably be expected, individually or in the aggregate, to constitute a Material Adverse Effect.

SECTION 6.15 Nature of Business. The Borrower and its Restricted Subsidiaries will engage only in material lines of business substantially similar to those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Effective Date or any business reasonably related, complementary or ancillary thereto.

SECTION 6.16 Lender Calls. Following delivery (or, if later, required delivery) of the financial statements pursuant to Section 6.01(a), at the request of the Administrative Agent, the Borrower will promptly host a conference call with the Lenders to review the financial information presented therein at a time selected by the Borrower and reasonably acceptable to the Administrative Agent.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Loan Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been backstopped, Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made), the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly (and, in the case of Section 7.10, Holdings shall not):

SECTION 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Effective Date (x) securing Indebtedness or other obligations (x) with an individual value not in excess of $250,000 or (y) set forth on Schedule 7.01(b);

(c) Liens for taxes, assessments or governmental charges (i) which are not overdue for a period of more than thirty (30) days (or any longer applicable grace period related thereto), (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP, or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect or (iv) the nonpayment of which would not result in a breach of Section 6.14;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business (i) which secure amounts not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien, (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(e) (i) pledges, deposits or Liens arising as a matter of law in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance, general liability or property insurance and/or other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(f) Liens to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business and obligations in respect of letters of credit, bank guarantee or similar instruments or cash collateral that have been posted to support the same;

(g) easements, rights-of-way, restrictions, covenants, conditions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole, and any exception on the Mortgage Policies issued in connection with the Mortgaged Property;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens (x) securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within two hundred seventy (270) days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender; and (y) any interest or title of a lessor, sublessor, franchisor, licensor or sublicensor or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sublicensor’s interest under any Capitalized Lease Obligations or Non-Financing Lease Obligations;

(j) leases, licenses, subleases or sublicenses and Liens on the property covered thereby, including with respect to intellectual property and IP Rights (other than exclusive licenses of intellectual property and IP Rights), which do not (i) interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection, (ii) in favor of a banking or other financial institution or entities and/or electronic payment service providers arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry and (iii) arising by the terms of documents of banks or other financial institutions in relation to the maintenance or administrative of deposit accounts, securities accounts or cash management arrangements;

(m) Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 7.05 and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens in favor of the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(e) (provided that, solely with respect to Indebtedness required to be Subordinated Debt under Section 7.03(e), such Lien shall be subordinated to the Liens on the Collateral securing the Obligations to the same extent and on terms reasonably acceptable to the Administrative Agent);

(o) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13), in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) except to the extent otherwise permitted under one or more other exceptions to this Section 7.01, and (iii) any Indebtedness secured thereby is permitted under Section 7.03(f) and/or Section 7.03(r)(i) and/or Section 7.03(u);

(p) any interest or title of a lessor or sublessor under leases or subleases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(s) Liens arising from precautionary Uniform Commercial Code financing statement filings or any equivalent filings in respect of any leases and operating leases;

(t) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(v) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(w) the modification, replacement, renewal or extension of any Lien permitted by clauses (b) and (o) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(x) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(y) Liens on property of a Non-Loan Party securing Indebtedness of such Non-Loan Party that is permitted pursuant to Section 7.03 or other obligations of such Non-Loan Party (including any Escrow);

(z) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(aa) Liens securing Indebtedness and obligations permitted pursuant to Section 7.03(m) and Section 7.03(o);

(bb) other Liens; provided that at the time of incurrence of the obligations secured thereby, the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause shall not exceed the greater of (x) $17,400,000 and (y) 30.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period; provided, further, that Liens on the Collateral incurred in reliance on this clause (bb), to the extent constituting consensual Liens, shall, at the Borrower’s option, be subject to the terms of an Acceptable Intercreditor Agreement;

(cc) Liens (including Liens on the Collateral) securing (i) Indebtedness permitted under Section 7.03(r), Section 7.03(s), Section 7.03(t), Section 7.03(u), Section 7.03(w) and Section 7.03(y) and (ii) any Permitted Convertible Indebtedness that is permitted to be secured pursuant to the definition of “Permitted Refinancing” and any guaranty permitted in respect of any of the foregoing (i) and (ii), in each case, to the extent contemplated by, and subject to the limitations set forth in such provisions; provided that, to the extent such Lien is on the Collateral, the beneficiaries thereof (or an agent or trustee on their behalf) shall have become party to an Acceptable Intercreditor Agreement pursuant to the terms thereof; provided, however, that with respect to Liens securing Indebtedness permitted under Section 7.03(s), such Liens shall only be on assets of a Non-Loan Party;

(dd) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Law;

(ee) Liens on receivables and related assets arising in connection with a Permitted Receivables Financing;

(ff) [reserved];

(gg) Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying government reimbursement program costs and other actions or claims pertaining to the same or related matters or other medical reimbursement programs;

(hh) Liens on property and assets used to satisfy or discharge Indebtedness; provided that, such satisfaction or discharge is permitted hereunder;

(ii) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(jj) Liens on cash or Cash Equivalents securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(kk) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(ll) Liens on Equity Interests of Unrestricted Subsidiaries;

(mm) Liens arising as a result of a Permitted Sale Leaseback or other sale-leaseback permitted by Section 7.05; and

(nn) Liens imposed by Law, including securities law; and

(oo) Liens securing amounts described in Section 7.03(aa) on the same terms as the Liens securing the primary obligation in respect of which such amounts are incurred, including, to the extent such Lien is on the Collateral, being subject to the same Acceptable Intercreditor Agreement, if any, in effect with respect to such primary obligation.

For purposes of determining compliance with this Section 7.01, if any Lien (or a portion thereof) would be permitted pursuant to one or more provisions described above (other than clause (a)), the Borrower may divide and classify such Lien (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Lien so long as the Lien (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 7.02 Investments. Make any Investments, except:

(a) Investments by the Borrower or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, managers, partners and employees of Holdings (or any direct or indirect parent thereof), the Borrower or its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof or the Borrower) (provided that the proceeds of any such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at the time of such investment not to exceed the greater of (x) $5,800,000 and (y) 10.0% of Consolidated EBITDA of the Borrower as of the last day of the most recently ended Test Period;

(c) asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing or development arrangements with other Persons, in each case in the ordinary course of business;

(d) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any Loan Party, (iii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party and (iv) by any Loan Party in any Restricted Subsidiary that is not a Loan Party; provided that the aggregate outstanding amounts pursuant to this clause (d)(iv), together with the aggregate amount of Dispositions by Loan Parties to any Non-Loan Parties pursuant to Section 7.05(d), shall not exceed, when made, the greater of (I) $17,400,000 and (II) 30.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period; provided, further, that the aggregate amounts of any such Investments in any Non-Loan Parties pursuant to this clause (d) shall not exceed the Shared Non-Loan Party Investment Cap;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, an Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted (other than, in each case, by reference to this Section 7.02) under Section 7.01, Section 7.03, Section 7.04, Section 7.05 and Section 7.06, respectively;

(g) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment existing on the date hereof; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Effective Date except pursuant to the terms of such Investment as of the Effective Date or as otherwise permitted by one or more other exceptions to this Section 7.02;

(h) Investments in Swap Contracts permitted under Section 7.03(g);

(i) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person by the Borrower or a Restricted Subsidiary, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation) (such Subsidiary, the “Target”) (each, a “Permitted Acquisition”); provided that (i) after giving Pro Forma Effect to any such purchase or other acquisition and subject to the LCT Provisions, (A) no Specified Event of Default shall have occurred and be continuing or would result therefrom and (B) the Borrower or Restricted Subsidiary is in compliance with Section 6.15, (ii) to the extent required by the Collateral and Guarantee Requirement and Section 6.10, (A) the property, assets and businesses acquired in such purchase or other acquisition shall become Collateral and (B) any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary) shall become Guarantors, in each case in accordance with Section 6.10, (iii) such purchase or other acquisition is not “hostile,” (iv) if, upon such purchase or acquisition, the Target herein acquired will not become a Loan Party either through merger or pursuant to Section 6.10 within the time periods specified therein (other than any Immaterial Subsidiary and excluding any subsidiary so acquired that will become a Guarantor), or if such transaction is an asset purchase and such assets will not become assets of a Loan Party, then the aggregate amount of cash consideration paid for such purchase or acquisition by the Loan Parties (together with all other such purchases or acquisitions after the Effective Date) shall not exceed the greater of (A) $29,000,000 and (B) 50.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period;

(k) the Transactions;

(l) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practice;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers from financially troubled account debtors or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) so long as no Event of Default shall have occurred and be continuing or would result therefrom (other than with respect to Investments made pursuant to clause (c) of the definition of “Available Amount”), Investments as valued at cost at the time each such Investment is made and including all related commitments for future Investments, in an amount not exceeding the Available Amount;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such direct or indirect parent in accordance with Section 7.06; provided that any such loan or advance shall reduce the amount of such applicable Restricted Payment thereafter permitted under Section 7.06 by a corresponding amount (if such applicable provision of Section 7.06 contains a maximum amount);

(q) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a corporation or company merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Guarantee Obligations of the Borrower or any Restricted Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s) [reserved];

(t) other Investments in an aggregate amount, as valued at cost at the time each such Investment is made, not exceeding (i) the greater of (x) $20,300,000 and (y) 35.0% of Consolidated EBITDA of the Borrower as of the last day of the most recently ended Test Period plus (ii) an amount equal to any amounts reallocated from (and not utilized pursuant to) Section 7.06(j) and Section 7.08(a)(iii); provided, further, that the aggregate amounts of any such Investments in any Non-Loan Parties and Unrestricted Subsidiaries pursuant to this clause (t) shall not exceed the Shared Non-Loan Party Investment Cap;

(u) Investments (i) in connection with a Permitted Receivables Financing and (ii) distributions or payments of fees and purchases of Receivables Assets in connection with a Permitted Receivables Financing;

(v) Investments in JV Entities and Unrestricted Subsidiaries in an aggregate amount, as valued at cost at the time each such Investment is made, not exceeding (i) the greater of (x) $10,000,000 and (y) 20.0% of Consolidated EBITDA of the Borrower as of the last day of the most recently ended Test Period; provided, that the aggregate amounts of any such Investments in any Non-Loan Parties pursuant to this clause (v) shall not exceed the Shared Non-Loan Party Investment Cap;

(w) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(x) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary” and Section 6.13; provided that at the time of such designation, such Investment is permitted under Section 7.02 (other than this Section 7.02(x));

(y) other Investments; provided that, at the time of such Investment, (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Total Net Leverage Ratio of the Borrower as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 5.30:1.00; provided, further, that the aggregate amounts of any such Investments in any Non-Loan Parties and Unrestricted Subsidiaries pursuant to this clause (y) shall not exceed the Shared Non-Loan Party Investment Cap;

(z) Investments existing on the Effective Date and, to the extent, on an individual basis, in excess of $250,000 set forth on Schedule 7.02(z) and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.02(z) is not increased from the amount of such Investment on the Effective Date except pursuant to the terms of such Investment as of the Effective Date or as otherwise permitted by this Section 7.02;

(aa) non-cash Investments in connection with tax planning and reorganization activities; provided that, after giving effect to, any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not (and will not) be materially impaired;

(bb) Investments in an amount equal to the aggregate amount of cash contributions made after the Closing Date to the Borrower in exchange for Qualified Equity Interests of the Borrower, except to the extent utilized in connection with any other transaction permitted by Section 7.06 or Section 7.08, and except to the extent such amount increases the Available Amount or constitutes a Cure Amount;

(cc) Guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business; provided that, in the case of any Guarantee by a Loan Party of obligations of a Restricted Subsidiary that is not a Loan Party, no Event of Default shall have occurred and be continuing or would result therefrom;

(dd) the forgiveness or conversion to Qualified Equity Interests of any intercompany Indebtedness owed to the Borrower or any Restricted Subsidiary or the cancellation or forgiveness of any Indebtedness owed to the Borrower (or any Parent Entity) or a Subsidiary from any members of management of the Borrower (or any Parent Entity) or any Subsidiary, in each case permitted by Section 7.03;

(ee) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property (other than exclusive licenses), or other rights, in each case in the ordinary course of business; and

(ff) any Permitted Bond Hedge Transaction.

To the extent an Investment is permitted to be made by a Loan Party directly in any Restricted Subsidiary or any other Person who is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 7.02, such Investment may be made by advance, contribution or distribution by a Loan Party to a Restricted Subsidiary, and further substantially contemporaneously advanced or contributed to a Restricted Subsidiary of the Borrower for purposes of making the relevant Investment in the Target Person without constituting an Investment for purposes of Section 7.02 (it being understood that such Investment must satisfy the requirements of, and shall count towards any thresholds in, a provision of this Section 7.02 as if made by the applicable Loan Party directly to the Target Person).

The aggregate amount of Investment made by Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries pursuant to this Section 7.02 shall not exceed the greater of (x) $17,400,000 and (y) 30% of Consolidated EBITDA of the Borrower as of the last day of the most recently ended Test Period. For purposes of determining compliance with this Section 7.02, if any Investment (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Borrower may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment so long as the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification; provided, that in no event shall Investments made in reliance on the Shared Non-Loan Party Investment Cap thereafter be re-classified to another exception under Section 7.02.

SECTION 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower and any of its Subsidiaries under the Loan Documents;

(b) [reserved];

(c) Indebtedness existing on the Effective Date (x) in an outstanding principal amount for any such Indebtedness not in excess of $250,000 or (y) listed on Schedule 7.03(c) and in each case of the foregoing clauses (x) and (y), any Permitted Refinancing thereof;

(d) Guarantee Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder (except that an Immaterial Subsidiary may not, by virtue of this Section 7.03(d), guarantee Indebtedness that such Immaterial Subsidiary could not otherwise incur under this Section 7.03); provided that, (x) if the Indebtedness being guaranteed is subordinated to the Loan Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Loan Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (y) Guarantee Obligations made by a Loan Party with respect to Indebtedness of a Non-Loan Party must be permitted pursuant to Section 7.02;

(e) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 3.02 of the Guaranty;

(f) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (provided that such Indebtedness is incurred concurrently with or within two hundred seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement), (ii) Attributable Indebtedness arising out of Permitted Sale Leasebacks and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); provided that the aggregate principal amount of Indebtedness (including without limitation Attributable Indebtedness) under this Section 7.03(f) does not exceed, at the time of the incurrence thereof, the greater of (x) $17,400,000 and (y) 30.0% of Consolidated EBITDA of the Borrower as of the last day of the most recently ended Test Period;

(g) Indebtedness in respect of Swap Contracts not for speculative purposes (i) entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual or anticipated exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Subsidiary), (ii) entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (iii) entered into to hedge commodities, currencies, general economic conditions, raw materials prices, revenue streams or business performance;

(h) [reserved];

(i) Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent of the Borrower) and its Restricted Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness to future, present or former directors, officers, members of management, employees or consultants of the Borrower or any of its Subsidiaries (or any direct or indirect parent thereof) or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06(f);

(k) unsecured Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including Earnouts, seller notes and similar obligations) or other similar adjustments; provided that (i) any Earnout and seller note shall be unsecured and (subject to clause (ii) below) contractually subordinated in right of payment to the Loan Obligations on terms reasonably acceptable to the Administrative Agent (it being understood that the payment restrictions on Earnouts and seller notes described in Section 7.14 are reasonably acceptable to the Administrative Agent), and (ii) the aggregate amount of all Earnouts and seller notes that are not required to be contractually subordinated in right of payment to the Loan Obligations on terms reasonably acceptable to the Administrative Agent shall not exceed the greater of (x) $21,750,000 and (y) 37.5% of the Consolidated EBITDA of the Borrower as of the last day of the most recently ended Test Period in the aggregate determined at the time an Earnout or seller note is entered into;

(l) Indebtedness consisting of obligations of the Borrower (or any direct or indirect parent of the Borrower) or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, cash pooling arrangements, purchase card and similar arrangements in each case incurred in the ordinary course;

(n) Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q) Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(r) Indebtedness (whether secured or unsecured) (i) of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary) after the date hereof and/or any other Indebtedness otherwise assumed in connection with an acquisition or any other Investment not prohibited hereunder, to the extent in the case of this clause (i), such Indebtedness was not incurred in contemplation of such acquisition or other Investment, such Indebtedness constitutes the obligations of only such newly acquired Restricted Subsidiary, any Liens securing such Indebtedness is limited to assets of such newly acquired Restricted Subsidiary, and such Indebtedness shall not exceed an aggregate principal amount, at the time of the incurrence thereof, the greater of (x) $14,500,000 and (y) 25.0% of Consolidated EBITDA of the Borrower as of the last day of the most recently ended Test Period; (ii) assumed, acquired or incurred in connection with any acquisition or Investment not prohibited hereunder, an unlimited amount so long as after giving Pro Forma Effect thereto (x) in the case of Indebtedness secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Obligations, the First Lien Net Leverage Ratio does not exceed 3.20:1.00 at the end of the most recently ended Test Period, (y) in the case of Indebtedness secured by a Lien on the Collateral that ranks junior to the Liens on the Collateral securing the Obligations, the Secured Net Leverage Ratio does not exceed 3.20:1.00 at the end of the most recently ended Test Period and (z) in the case of Indebtedness that is unsecured or secured solely by assets that are not Collateral, the Total Net Leverage Ratio does not exceed 5.30 :1.00 at the end of the most recently ended Test Period and (iii) incurred for any other purpose not prohibited by this Agreement, in an aggregate principal amount for clause (iii), in an unlimited amount so long as after giving Pro Forma Effect thereto (x) in the case of Indebtedness secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Obligations, the First Lien Net Leverage Ratio does not exceed 3.20:1.00 at the end of the most recently ended Test Period, (y) in the case of Indebtedness secured by a Lien on the Collateral that ranks junior to the Liens on the Collateral securing the Obligations, the Secured Net Leverage Ratio does not 3.20:1.00 at the end of the most recently ended Test Period and (z) in the case of Indebtedness that is unsecured or secured solely by assets that are not Collateral, the Total Net Leverage Ratio does not exceed 5.30:1.00 at the end of the most recently ended Test Period; provided that, such Indebtedness incurred under clauses (ii) and (iii) (1) shall not mature prior to the Term B Loan Maturity Date and shall have a Weighted Average Life to Maturity not shorter than the Weighted Average Life to Maturity of the Term B Loans, (2) any such Indebtedness of any Subsidiaries that are Non-Loan Parties under the ratios specified in clauses (ii) and (iii) shall not exceed, at the time of the incurrence thereof, greater of (X) $8,700,000 and (Y) 15% of Consolidated EBITDA of the Borrower as of the last day of the most recently ended Test Period, (3) the other terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, “most favored nation” provisions, discounts, fees, prepayment premium, call protection and prepayment or repayment terms, but in any event subject to clause (7) below and/or to the extent only applicable after the Latest Maturity Date) (I) shall be, taken as a whole, no more favorable to the lenders providing such Indebtedness, in their capacity as such or in the case of Indebtedness of any Subsidiaries that are Non-Loan Parties, reflect market terms and conditions (taken as a whole) at the time of incurrence and issuance or effectiveness (as determined by the Borrower in good faith) and (II) are not materially more restrictive on the Borrower and the Restricted Subsidiaries (taken as a whole) than the terms and conditions of the Loan Documents (taken as a whole) (other than those covenants, terms and conditions or other provisions applicable only to periods after the Latest Maturity Date) (it being understood that to the extent that any covenant is added for the benefit of any such Indebtedness, the terms and conditions of such Indebtedness will be deemed not to be more restrictive than the terms and conditions of the Loan Documents if such covenant is also added for the benefit of the Lenders, and any amendment to add such covenants to this Agreement shall not require the consent of any Lender hereunder) (4) any such Indebtedness that is secured by a Lien on the Collateral shall be subject to an Acceptable Intercreditor Agreement, (5) the proceeds of any such Indebtedness shall not be netted in the calculation of the First Lien Net Leverage Ratio, Secured Net Leverage Ratio or Total Net Leverage Ratio referenced above, (6) except to the extent the proceeds of any Indebtedness are being used to finance a Limited Condition Transaction (in which case Specified Event of Default would exist after giving effect thereto), no Default or Event of Default shall have occurred and be continuing or result therefrom, and (7) in the case of any such Indebtedness in the form of Qualifying Term Loans incurred in reliance on clauses (ii) (x) or (iii)(x), shall be subject to the MFN Provisions; and (iv) any Permitted Refinancing of the Indebtedness provided for in clauses (i), (ii), and (iii) above;

(s) Indebtedness incurred by a Non-Loan Party, and guarantees thereof by any Non-Loan Party, in an aggregate principal amount not to exceed, at the time of the incurrence thereof, the greater of (i) $17,400,000 and (ii) 30.0% of Consolidated EBITDA of the Borrower as of the last day of the most recently ended Test Period;

(t) Incremental Equivalent Debt and any Permitted Refinancing thereof;

(u) additional Indebtedness in an aggregate principal amount not to exceed, at the time of the incurrence thereof, the greater of (x) $17,400,000 and (y) 30.0% of Consolidated EBITDA of the Borrower as of the last day of the most recently ended Test Period; provided that to the extent that such Indebtedness is secured by Liens constituting consensual Liens secured by the Collateral, such Indebtedness shall be subject to an Acceptable Intercreditor Agreement at Borrower’s option;

(v) [reserved];

(w) (i) Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or loans) incurred by the Borrower to the extent that 100% of the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied solely to the prepayment of Term Loans or the replacement of Revolving Credit Commitments in accordance with Section 2.05(b)(iii); provided that (A) if such Indebtedness is secured on a junior basis with such Term Loans or Revolving Credit Loans, as applicable, or is unsecured, such Indebtedness shall not mature earlier than the date that is 91 days after the Maturity Date with respect to the relevant Term Loans or Revolving Credit Loans, as applicable, being refinanced, (B) such Indebtedness shall not mature (and in the case of any such Indebtedness in the form of a revolving credit facility, shall not require scheduled amortization or mandatory commitment reductions) prior to the Maturity Date of the Term Loans or Revolving Credit Loans, as applicable, being refinanced and, as of the date of the incurrence of such Indebtedness, the Weighted Average Life to Maturity of such Indebtedness (other than revolving loans) shall not be shorter than that of then-remaining Term Loans being refinanced, (C) no Restricted Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Subsidiary Guarantor which shall have previously or substantially concurrently guaranteed the Obligations, (D) such Indebtedness is not secured by any assets not securing the Obligations unless such assets substantially concurrently secure the Obligations, (E) the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, call protection, rate floors, “most favored nation” provisions, discounts, fees, premiums and optional prepayment or redemption terms or covenants or other provisions applicable only to periods after the maturity date of the Loans being refinanced) shall be either, taken as a whole, no more favorable to the lenders providing such Indebtedness, in their capacity as such or, in the case of Indebtedness of any Subsidiaries that are non-Loan Parties, be on market terms (taken as a whole) at the time of the establishment or effectiveness of such Indebtedness (in each case, as reasonably determined by the Borrower) (except for (x) covenants or other provisions applicable only to periods after the Latest Maturity Date of the relevant Loans being refinanced or (y) to the extent any more restrictive covenant or provision is added for the benefit of (a) with respect to any such Indebtedness incurred as term B loans, such covenant or provision is also added for the benefit of each Facility remaining outstanding after the incurrence or issuance of such Indebtedness or (b) with respect to any revolving facility, such covenant or provision (except to the extent only applicable after the maturity date of the Revolving Credit Facility) is also added for the benefit of the Revolving Credit Facility to the extent it remains outstanding after the incurrence of such Indebtedness; it being understood and agreed that in each such case, no consent of the Administrative Agent and/or any Lender shall be required in connection with adding such covenant or provision), (F) such Indebtedness shall not be in a principal amount in excess of the amount of Term Loans or Revolving Credit Commitments, as applicable, so refinanced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid and unused commitments, and fees and expenses reasonably incurred, in connection with such refinancing and (G) in the case of any such Indebtedness in the form of Qualifying Term Loans, shall be subject to the MFN Provisions and (ii) any Permitted Refinancing thereof;

(x) Indebtedness with respect to any Permitted Receivables Financing;

(y) Indebtedness in respect of Permitted Debt Exchange Securities incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.17 and any Permitted Refinancing thereof;

(z) [reserved]; and

(aa) all premiums (if any), interest (including post-petition interest, capitalized interest or interest otherwise payable in kind), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses of this Section 7.03; and

(bb) any obligations (other than Indebtedness for borrowed money) arising out of, or attributable to, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Investment permitted hereunder.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03; provided, that, notwithstanding the foregoing, (i) in no event shall Indebtedness incurred pursuant to the Shared Non-Loan Party Debt Cap thereafter be re-classified to another exception under Section 7.03 and (ii) (except in the case of an assignment in accordance with Section 10.25 or otherwise as consented to in writing by the Required Lenders) in no event shall any Other Pari Indebtedness be provided or held by (x) Sponsor Parties or (y) Kore Holdings and its Subsidiaries and their Affiliates.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Notwithstanding anything to the contrary in this Agreement, the aggregate outstanding principal amount of any Indebtedness incurred by Non-Loan Parties pursuant to clauses (f), (r)(ii) and (iii), (s) and (u) of this Section 7.03 shall not exceed the Shared Non-Loan Party Debt Cap at the time of incurrence of any such Indebtedness.

SECTION 7.04 Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Delaware LLC Division), except that:

(a) any Restricted Subsidiary may merge or amalgamate with any one or more other Restricted Subsidiaries (provided that when any Restricted Subsidiary that is a Loan Party is merging or amalgamating with another Restricted Subsidiary, a Loan Party shall be a continuing or surviving Person, as applicable, or the resulting entity shall succeed as a matter of law to all of the Obligations of such Loan Party);

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party, (ii) (A) any Restricted Subsidiary may liquidate, dissolve or wind up; provided that if the Restricted Subsidiary that is being liquidated, dissolved or wound up is a Loan Party, its assets shall be transferred to a Loan Party and (B) any Restricted Subsidiary may change its legal form, in each case, if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders and provided that notice thereof is promptly given to the Administrative Agent (in an case no later than ten (10) Business Days (or such longer period as agreed by the Administrative Agent) after the date on which such changes is effective), (iii) the Borrower may change its legal form if it determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries, and the Administrative Agent reasonably determines it is not disadvantageous to the Lenders in any material respect;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment in (or, if applicable, Indebtedness of) a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.02 and Section 7.03, respectively;

(d) so long as no Event of Default exists or would result therefrom, the Borrower may merge or amalgamate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) the Successor Company shall cause such amendments, supplements or other instruments to be executed, delivered, filed and recorded (and deliver a copy of same to the Administrative Agent and Collateral Agent) in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Collateral Documents on the Collateral owned by or transferred to the Successor Company, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the UCC of the relevant states, (D) the Collateral owned by or transferred to the Successor Company shall (x) continue to constitute Collateral under the Collateral Documents, (y) be subject to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and (z) not be subject to any Lien other than Permitted Liens, in each case except as otherwise permitted by the Loan Documents, the property and assets of the Person which is merged or consolidated with or into the Successor Company, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, shall be treated as after-acquired property and the Successor Company shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in the Collateral Documents, (E) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (F) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (G) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents and (H) to the extent reasonably requested by the Administrative Agent or a Lender, the Administrative Agent or such Lender shall have received at least three (3) Business Days prior to the consummation of such transaction all documentation and other information in respect of the Successor Company required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Event of Default exists or would result therefrom, any Restricted Subsidiary may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.10;

(f) the Transactions may be consummated;

(g) so long as no Event of Default exists or would result therefrom, a merger, amalgamation, dissolution, winding up, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected (other than pursuant to Section 7.05(e));

(h) Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets to effect the formation of any Subsidiary that is a Delaware Divided LLC, to the extent such conveyance, sale, lease, assignment, transfer or other disposition would not be prohibited hereunder; and

(i) the Borrower and its Subsidiaries may enter into, and may perform their obligations under, any Permitted Bond Hedge Transaction, including the settlement or early termination thereof.

SECTION 7.05 Dispositions. Make any Disposition (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division), except:

(a) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or be abandoned in the ordinary course of business);

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or, to the extent such transferee is not a Loan Party, all such Dispositions made pursuant to this clause (i) by a Loan Party to a Non-Loan Party shall not exceed, together with any Investments in Non-Loan Parties made pursuant to Section 7.02(d)(iv), the greater of $17,400,000 and 30.0% of Consolidated EBITDA of the Borrower in the aggregate for the most recently ended Test Period as reasonably determined by the Borrower at the time of such Disposition, (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02 or (iii) such Disposition shall consist of the transfer of Equity Interest in or Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary;

(e) Dispositions permitted (other than by reference to this Section 7.05) by Section 7.02, Section 7.04 and Section 7.06 and Liens permitted by Section 7.01;

(f) Dispositions of Cash Equivalents;

(g) leases, subleases, licenses or sublicenses, including with respect to intellectual property (but excluding exclusive licenses), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(h) transfers of property subject to Casualty Events;

(i) Dispositions of Investments in JV Entities or non-Wholly-Owned Restricted Subsidiaries to the extent required by, or made pursuant to, customary buy/sell arrangements between the parties to such JV Entity or shareholders of such non-Wholly-Owned Restricted Subsidiaries set forth in the shareholder agreements, joint venture agreements, organizational documents or similar binding agreements relating to such JV Entity or non-Wholly-Owned Restricted Subsidiary;

(j) Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(k) the unwinding of any Swap Contract pursuant to its terms;

(l) Permitted Sale Leasebacks;

(m) so long as no Event of Default shall have occurred and be continuing or would result therefrom, Dispositions not otherwise permitted pursuant to this Section 7.05 (including any Sale Leasebacks and the sale or issuance of Equity Interests in a Restricted Subsidiary); provided that (i) such Disposition shall be for fair market value as reasonably determined by the Borrower in good faith, (ii) with respect to any Disposition pursuant to this clause (m) for a purchase price in excess of $5,000,000, as reasonably determined by the Borrower at the time of such Disposition, the Borrower or any of its Restricted Subsidiaries shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents on a cumulative basis for such Dispositions (provided, however, that for the purposes of this clause (m)(ii), the following shall be deemed to be cash: (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Borrower or any of its Restricted Subsidiaries and the valid release of the Borrower or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by the Borrower or any of its Restricted Subsidiaries from the transferee that are converted by the Borrower or any of its Restricted Subsidiaries into cash or Cash Equivalents within one hundred eighty (180) days following the closing of such Disposition, (C) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Disposition and (D) aggregate non-cash consideration received by the Borrower and its Restricted Subsidiaries for all Dispositions under this clause (m) having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of (x) $4,000,000 and (y) 7.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period at any time outstanding (net of any non-cash consideration converted into cash and Cash Equivalents received in respect of any such non-cash consideration) and (iii) the Borrower or the applicable Restricted Subsidiary complies with the applicable provisions of Section 2.05(b);

(n) Dispositions not otherwise permitted pursuant to this Section 7.05 in an aggregate amount not to exceed the greater of (x) $4,000,000 and (y) 7.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period;

(o) the Borrower and its Restricted Subsidiaries may surrender or waive contractual rights and leases and settle or waive contractual or litigation claims in the ordinary course of business;

(p) Dispositions of assets (including Equity Interests) acquired in connection with Permitted Acquisitions or other Investments permitted hereunder, which assets are not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries or which Dispositions are made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition or other Investment;

(q) any swap of assets in exchange for services or other assets of comparable or greater fair market value useful to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower;

(r) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(s) Dispositions of Receivables Assets, or participations therein, in connection with any Permitted Receivables Financing, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(t) the Transactions may be consummated; and

(u) such Disposition is to effect the formation of any Subsidiary that is a Delaware Divided LLC and would otherwise not be prohibited hereunder.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrower or any Subsidiary Guarantor, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take and shall take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly-Owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) (i) the Borrower may (or may make Restricted Payments to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Equity Interests for another class of its (or such parent’s) Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby and (ii) the Borrower may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests;

(c) Restricted Payments in respect of working capital adjustments or purchase price or other adjustments and payments and to satisfy indemnity reimbursement and other similar obligations in each case under an acquisition agreement in connection with any Permitted Acquisition or other Permitted Investment;

(d) to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted (other than by reference to Section 7.06) by any provision of Section 7.02, Section 7.04, Section 7.07(e), Section 7.06(j) or Section 7.07(m) and may make any payments permitted under Section 7.07(e) as Restricted Payments;

(e) repurchases of Equity Interests in the ordinary course of business in the Borrower (or any direct or indirect parent thereof) or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) the Borrower or any Restricted Subsidiary may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it (or any direct or indirect parent thereof) held by any future, present or former employee, director, manager, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, nominees, trusts or other estate planning entities, executors, administrators, heirs, legatees or distributees of any of the foregoing) of a Restricted Subsidiary or the Borrower (or any direct or indirect parent thereof) or pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any similar agreement (including any stock subscription or shareholder agreement) with any such current or former employee, director, manager, officer or consultant of such Restricted Subsidiary (or of the Borrower or any direct or indirect parent thereof); provided that the aggregate amount such payments permitted under this clause (f) do not to exceed the greater of (x) $5,800,000 and (y) 10.0% of Consolidated EBITDA of the Borrower as of the last day of the most recently ended Test Period in any calendar year; provided that any unused portion of the preceding basket for any calendar year may be carried over to the next succeeding calendar year; provided, further, that cancellation of Indebtedness owing to the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries from members of management of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g) the Borrower and its Restricted Subsidiaries may make Restricted Payments to any direct or indirect parent of the Borrower:

(i) the proceeds of which will be used to pay the consolidated, combined or similar income tax liability of such parent’s income tax group that is attributable to the income of the Borrower or its Subsidiaries; provided that (x) no such payments shall exceed the income tax liability that would have been imposed on the Borrower and/or the applicable Subsidiaries had such entity(ies) filed on a stand-alone basis and (y) any such payments attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash distributions made by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose (any such Restricted Payments, a “Tax Distribution”);

(ii) the proceeds of which shall be used to pay such equity holder’s operating costs and expenses incurred in the ordinary course of business, other overhead costs and expenses and fees (including (v) administrative, legal, accounting and similar expenses provided by third parties, (w) trustee, directors, managers and general partner fees, (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claim, litigation or proceeding, (y) fees and expenses (including any underwriters discounts and commissions) related to any investment or acquisition transaction (whether or not successful) and (z) payments in respect of indebtedness and equity securities of any direct or indirect holder of Equity Interests in the Borrower to the extent the proceeds are used or will be used to pay expenses or other obligations described in this Section 7.06(g)) which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Subsidiaries (including any reasonable and customary indemnification claims made by directors, managers or officers of any direct or indirect parent of the Borrower attributable to the direct or indirect ownership or operations of the Borrower and its Subsidiaries) and fees and expenses otherwise due and payable by the Borrower or any Restricted Subsidiary and permitted to be paid by the Borrower or such Restricted Subsidiary under this Agreement;

(iii) the proceeds of which shall be used to pay franchise and excise taxes, and other fees and expenses, required to maintain its (or any of its direct or indirect parents’) existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02 (other than Investments made pursuant to Section 7.02(p)); provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Borrower or such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be held by or contributed to the Borrower or a Restricted Subsidiary (provided that any such contributions to the extent of any such Restricted Payment shall not increase the Available Amount or constitute a Cure Amount) or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into it or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.10;

(v) the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any successful or unsuccessful equity or debt offering or amendment thereof not prohibited by this Agreement;

(vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company or partner of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(vii) the proceeds of which shall be used by the Borrower to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) taxes related to any restricted stock units held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees); and

(viii) Public Company Costs,

(h) the Borrower or any Restricted Subsidiary may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement (it being understood that a distribution pursuant to this Section 7.06(h) shall be deemed to have utilized capacity under such other provision of this Agreement);

(i) the Borrower or any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(j) so long as no Event of Default shall have occurred and be continuing or would result therefrom , the Borrower or any Restricted Subsidiary may make additional Restricted Payments in an amount not to exceed (i) the greater of (x) $14,500,000 and (y) 25.0% of Consolidated EBITDA of the Borrower as of the last day of the most recently ended Test Period minus (ii) the amount of any Investments made pursuant to Section 7.02(t) in reliance of unused amounts reallocated from this Section 7.06(j) minus (iii) the amount of any prepayments of Junior Debt made pursuant to Section 7.08(a)(iii) in reliance of unused amounts reallocated from this Section 7.06(j); provided that, at the time of any such Restricted Payment, the Total Net Leverage Ratio of the Borrower as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 4.80:1.00;

(k) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any Restricted Subsidiary may make additional Restricted Payments in an amount not to exceed the Available Amount; provided that at the time of any such Restricted Payment made in reliance on clauses (a) and (b) of the definition of “Available Amount”), after giving effect thereto, the Total Net Leverage Ratio of the Borrower as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 4.80:1.00;

(l) [reserved];

(m) the Borrower or any Restricted Subsidiary may make additional Restricted Payments; provided that, at the time of such Restricted Payment, (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Total Net Leverage Ratio of the Borrower as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 3.80:1.00;

(n) the distribution, by dividend or otherwise, of Indebtedness owed to the Borrower or a Restricted Subsidiary of an Unrestricted Subsidiary (or a Restricted Subsidiary that owns an Unrestricted Subsidiary; provided that such Restricted Subsidiary has no independent operations or business and owns no assets other than Equity Interests of an Unrestricted Subsidiary); provided that, this clause (n) shall not permit distributions, by dividend or otherwise, of Unrestricted Subsidiaries whose assets are all or substantially all cash or Cash Equivalents;

(o) with respect to the Searchlight Preferred Equity Investment, (i) Restricted Payments paid in-kind pursuant to the terms of the Searchlight Preferred Equity Investment Documents and (ii) cash Restricted Payments in the form of (a) regularly scheduled cash dividend payments pursuant to the Searchlight Preferred Equity Investment Documents and (b) redemptions of the Searchlight Preferred Equity Investment pursuant to the Searchlight Preferred Equity Investment Documents to the extent that, in the case of any Restricted Payment made pursuant to this clause (ii), after giving pro forma effect thereto (1) no Event of Default shall have occurred and be continuing or would result therefrom and (2) the Total Net Leverage Ratio of the Borrower as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 3.00:1.00; provided that any Restricted Payments made in respect of the Searchlight Preferred Equity Investment made on or prior to the Closing Date shall only be permitted to the extent permitted under this clause (o) and, notwithstanding anything to the contrary set forth in this Agreement, no other exception set forth in this Section 7.06 may be used for such purpose;

(p) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options or warrants and the vesting of restricted stock and restricted stock units; and

(q) distributions or payments of fees, sales contributions and other transfers of Receivables Assets and purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation, in each case in connection with a Permitted Receivables Financing.

Notwithstanding the foregoing, and for the avoidance of doubt, (i) the conversion by holders of any Permitted Convertible Indebtedness into common equity of Kore Holdings in accordance with the terms of the Convertible Notes Indenture as in effect on the Effective Date or other instrument governing such Permitted Convertible Indebtedness, shall not constitute a Restricted Payment so long as no cash payments are made in respect thereof other than as a result of the payment of cash in lieu of fractional shares and (ii) any required payment (including, without limitation, premium payments), whether in cash, securities or other property, with respect to, or any a result of any exercise and settlement or early unwind of, any Permitted Bond Hedge Transaction in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or such early unwind shall not constitute a Restricted Payment. For purposes of determining compliance with this Section 7.06, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described above, the Borrower shall, in its sole discretion, classify or divide such Restricted Payment (or any portion thereof) in any manner that complies with this covenant and may later divide and reclassify any Restricted Payment (or any portion thereof) so long as the Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception or exceptions as of the date of such reclassification. Any Restricted Payment made pursuant to Section 7.06(j), (k) or (m) shall be limited to a dividend, distribution or payment made in cash.

SECTION 7.07 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower with a fair market value in excess of $2,500,000, whether or not in the ordinary course of business, other than:

(a) transactions between or among Holdings, the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms not less favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) the Transactions and the payment of fees and expenses related to the Transactions;

(d) the issuance of Equity Interests to any officer, director, manager, employee or consultant of the Borrower or any of its Subsidiaries or any direct or indirect parent of the Borrower in connection with the Transactions;

(e) the payment of (i) management, advisory, consulting, refinancing, subsequent transaction and exit fees to the Sponsor in an amount not to exceed $1,000,000 per annum and (ii) related indemnities and reasonable expenses; provided that, upon the occurrence and during the continuance of a Specified Event of Default, such amounts described in clause (i) may accrue, but not be payable in cash during such period, but all such accrued amounts (plus accrued interest, if any, with respect thereto) may be payable in cash upon the waiver of such Specified Event of Default;

(f) equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by the Borrower or any Restricted Subsidiary permitted under Section 7.06;

(g) loans and other transactions by and among the Borrower and/or one or more Subsidiaries to the extent permitted under this Article VII (other than by reference to this Section 7.07(g));

(h) employment and severance arrangements between the Borrower or any of its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(i) to the extent permitted by Sections 7.06(g)(i) and (iii), payments by the Borrower (and any direct or indirect parent thereof) and its Restricted Subsidiaries pursuant to any tax sharing agreements among the Borrower (and any such direct or indirect parent thereof) and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(j) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and its Restricted Subsidiaries or any direct or indirect parent of the Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(k) transactions pursuant to agreements in existence on the Effective Date and set forth on Schedule 7.07 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(l) Restricted Payments permitted under Section 7.06 and/or Investments permitted under Section 7.02 (in each case, other than by reference to this Section 7.07);

(m) customary payments by the Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved, as applicable pursuant to requirements of law or the relevant constituent documents of the Borrower or such Restricted Subsidiary, by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Borrower in good faith and such payments shall not exceed 1.0% of the transaction value for each such transaction;

(n) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to Section 6.13; provided that such transactions were not entered into in contemplation of such redesignation;

(o) any transaction with a subsidiary effected as part of a Permitted Receivables Financing, any disposition or repurchase of Receivables Assets or related assets in connection with any Permitted Receivables Financing;

(p) [reserved];

(q) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to the Borrower and/or its Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(r) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any parent company of the Borrower or any Restricted Subsidiary; and

(s) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate.

SECTION 7.08 Prepayments, Etc., of Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Debt with an outstanding principal amount in excess of the Threshold Amount (it being understood that payments of regularly scheduled interest, AHYDO Payments, and mandatory prepayments under any such Junior Debt Documents shall not be prohibited by this clause), except for (i) the refinancing thereof with the Net Cash Proceeds of any Equity Interest or Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), (ii) the conversion thereof to Equity Interests (other than Disqualified Equity Interests) of the Borrower or any of its direct or indirect parents, (iii) prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an aggregate amount not to exceed (A) the greater of (x) $14,500,000 and (y) 25.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (provided that, at the time of any payment of Junior Debt, the Total Net Leverage Ratio of the Borrower as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 4.25:1.00) plus (B) the Available Amount (provided that, at the time of any such payment, with respect to payments made utilizing amounts specified in clauses (a) or (b) of the definition of “Available Amount,” (I) no Event of Default shall have occurred and be continuing or would result therefrom and (II) after giving effect thereto, the Total Net Leverage Ratio of the Borrower as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 4.80:1.00) minus (C) the amount of any Investments made pursuant to Section 7.02(t) in reliance of unused amounts allocated under this clause (iii)(A), (iv) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity (provided that, at the time of such prepayments, redemptions, purchases, defeasances or other payments, (x) no Event of Default has occurred and is continuing or would result therefrom and (y) the Total Net Leverage Ratio of the Borrower as of the last day of the most recently ended Test Period, on a Pro Forma Basis, would be no greater than 4.05:1.00), (v) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity as part of an applicable high yield discount obligation catch-up payment, (vi) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an amount equal to the aggregate amount of cash contributions made after the Closing Date to the Borrower in exchange for Qualified Equity Interests of the Borrower, except to the extent the proceeds of such contribution or issuance increase another basket in connection with other transactions permitted by Section 7.02, Section 7.03 or Section 7.06, and except to the extent such cash contributions constitutes a Cure Amount; provided that such Equity Interests will not increase the Available Amount and (vii) other prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity with respect to intercompany Indebtedness among the Borrower and its Subsidiaries permitted under Section 7.03, subject to the subordination provisions applicable thereto.

(b) [reserved].

(c) Make any cash interest payments in respect of Permitted Convertible Indebtedness except for regularly scheduled semi-annual cash interest payments at the contractual interest rate set forth in the Convertible Notes as in effect on the Effective Date to the extent that, after giving pro forma effect to such payment no Event of Default shall have occurred and be continuing or would result therefrom.

(d) Amend, modify or change in any manner materially adverse to the interests of the Lenders, taken as a whole in their capacity as such, any term or condition of any Junior Debt Documents without the consent of the Administrative Agent, and excluding any such amendment or modification that would be permitted under the definition of “Permitted Refinancing” with respect to such Junior Debt.

For purposes of determining compliance with this Section 7.08, in the event that a prepayment, redemption, purchase or other satisfaction of Junior Debt meets the criteria of more than one of the categories described above, the Borrower shall, in its sole discretion, classify or divide such prepayment, redemption, purchase or other satisfaction of Junior Debt (or any portion thereof) in any manner that complies with this covenant and may later divide and reclassify any prepayment, redemption, purchase or other satisfaction of Junior Debt (or any portion thereof) so long as the prepayment, redemption, purchase or other satisfaction of Junior Debt (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception or exceptions as of the date of such reclassification.

SECTION 7.09 Financial Covenants. Subject to Section 8.05, the Borrower shall not permit:

(a) the Total Net Leverage Ratio calculated on a Pro Forma Basis as of the last day of any Test Period ending after the Closing Date, commencing with the Test Period ending March 31, 2024, to be greater than the ratio level set forth below opposite the last day of such Test Period (the “Total Net Leverage Ratio Covenant”):

Test Period Ending	Ratio Level
March 31, 2024	6.25:1.00
June 30, 2024	6.25:1.00
September 30, 2024	5.75:1.00
December 31, 2024	5.75:1.00
March 31, 2025	5.50:1.00
June 30, 2025	5.50:1.00
September 30, 2025	5.50:1.00
December 31, 2025 and thereafter	5.25:1.00

(b) the First Lien Net Leverage Ratio calculated on a Pro Forma Basis as of the last day of any Test Period ending after the Closing Date, commencing with the Test Period ending March 31, 2024, to be greater than the ratio level set forth below opposite the last day of such Test Period (the “First Lien Net Leverage Ratio Covenant” and, together with the Total Net Leverage Ratio Covenant, the “Financial Covenants” and each a “Financial Covenant”)

Test Period Ending	Ratio Level
March 31, 2024	3.50:1.00
June 30, 2024	3.50:1.00
September 30, 2024	3.00:1.00
December 31, 2024	3.00:1.00
March 31, 2025	2.75:1.00
June 30, 2025	2.75:1.00
September 30, 2025	2.75:1.00
December 31, 2025 and thereafter	2.50:1.00

it being understood and agreed that, in each case, each Test Period ending on December 31 of each fiscal year shall be tested solely based on the financial statements delivered in accordance with Section 6.01(a) and the related Compliance Certificate).

SECTION 7.10 Holding Company Covenants.

(a) Holdings shall not own or acquire any material assets (other than Equity Interests of the Borrower, cash and Cash Equivalents) or engage in any business or activity other than:

(i) the ownership of all the outstanding Equity Interests of the Borrower and activities incidental thereto,

(ii) the performance of obligations under and compliance with its Organizational Documents, or other requirements of Law (including the maintenance of its corporate legal existence and activities incidental thereto, including general and corporate overhead, and including the ability to incur fees, costs and expenses relating to such maintenance), ordinance, regulation, rule, order, judgment, decree or permit, including without limitation as a result of or in connection with the activities of the Restricted Subsidiaries,

(iii) activities required to comply with applicable Laws,

(iv) maintenance and administration of stock option and stock ownership plans and activities incidental thereto,

(v) the receipt of Restricted Payments to the extent permitted by Section 7.06 and the making of Restricted Payments,

(vi) to the extent not otherwise covered by the other clauses of this Section 7.10, any of the activities of Holdings referred to in Section 7.06,

(vii) the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted by this Agreement,

(viii) compliance with its obligations under the Loan Documents or any credit agreement, indenture or other agreement in respect of a Permitted Refinancing in respect of any Junior Debt Documents to the extent permitted by clause (c) below,

(ix) [reserved],

(x) activities incidental to the consummation of the Transactions,

(xi) (1) holding of any cash, Cash Equivalents and other assets received from, or Investments made by, the Borrower or any Restricted Subsidiary or contributions to the capital of, or proceeds from the issuance of, Equity Interests of the Parent Entities, in each case, pending prompt application thereof in a manner permitted by the terms of this Agreement (including by way of Restricted Payments to any Parent Entity) and (2) the payment of dividends or making of distributions, making of loans and contributions to the capital of its Subsidiaries to the extent permitted under Section 7.02 (assuming such covenant was applicable to Holdings) and guaranteeing the obligations of its Subsidiaries (other than Indebtedness) and making Investments expressly permitted to be made (or not otherwise prohibited) by Holdings under this Agreement, and

(xii) activities incidental to legal, tax and accounting matters in connection with any of the foregoing activities.

(b) Holdings shall not create, incur, assume or permit to exist any Indebtedness except (i) Indebtedness created under the Loan Documents (or any Permitted Refinancing thereof), the Convertible Notes Indenture (or any Permitted Refinancing thereof), (ii) the Guarantee of Indebtedness of the Borrower and/or its Restricted Subsidiaries incurred in accordance with Section 7.03 and (iii) liabilities imposed by law, including tax liabilities.

(c) Holdings shall not create, incur, assume or permit to exist any Lien (other than Liens permitted by Sections 7.01(c), (d), (e), (f), and (h)).

SECTION 7.11 Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of (x) any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Loan Obligations or under the Loan Documents or (y) any Restricted Subsidiary that is not a Loan Party to pay dividends or other distributions with respect to any of its Equity Interests to a Loan Party; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by (A) law or (B) any Loan Document or any credit agreement, indenture or other agreement in respect of a Permitted Refinancing except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(b) restrictions and conditions existing on the Effective Date or to any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c) customary restrictions and conditions arising in connection with any Disposition permitted by Section 7.05;

(d) customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition), provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Restricted Subsidiary;

(g) any restrictions or conditions in any Indebtedness permitted pursuant to Section 7.03 to the extent such restrictions or conditions are no more restrictive (taken as a whole) than the restrictions and conditions in the Loan Documents (as reasonably determined by the Borrower) or, in the case of Indebtedness of any Non-Loan Party, are imposed solely on such Non-Loan Party and its Subsidiaries, provided that any such restrictions or conditions permit compliance with the Collateral and Guarantee Requirement and Section 6.10;

(h) any restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business;

(i) customary provisions in shareholders agreements, joint venture agreements, organizational documents or similar binding agreements relating to any JV Entity or non-Wholly-Owned Restricted Subsidiary and other similar agreements applicable to JV Entities and non-Wholly-Owned Restricted Subsidiaries permitted under Section 7.02 and applicable solely to such JV Entity or non-Wholly-Owned Restricted Subsidiary and the Equity Interests issued thereby;

(j) customary restrictions in leases, subleases, licenses or asset sale agreements and other similar contracts otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(k) restrictions imposed by any agreement governing Indebtedness entered into on or after the Effective Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type, so long as the Borrower shall have determined in good faith that such restrictions will not adversely affect in any material respect its obligation or ability to make any payments required hereunder; and

(l) restrictions created in connection with any Permitted Receivables Financing that, in the good faith determination of the Borrower, are necessary or advisable to effect such Permitted Receivables Financing.

SECTION 7.12 Amendments or Waivers of Organizational Documents. The Borrower shall not agree to any material amendment, restatement, supplement or other modification to, or waiver of any of its Organizational Documents or the Organizational Documents of any Restricted Subsidiary, in each case in a manner that has a material adverse effect on the Lenders (taken as a whole), in the capacity as such, in each case after the Effective Date without in each case obtaining the prior written consent of the Administrative Agent to such amendment, restatement, supplement or other modification or waiver.

SECTION 7.13 Fiscal Year. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries (other than any Restricted Subsidiary acquired after the Closing Date, and in such case only to the extent necessary to conform to the fiscal year of the Borrower or a Restricted Subsidiary) to, change its methodology of determining its fiscal year end from such methodology in effect on the Effective Date; provided that, the Borrower may, upon prior written notice to the Administrative Agent, change the Fiscal Year-end of the Borrower to another date reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any technical adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

SECTION 7.14 Payment of Earnouts and Seller Notes. Make any payment of any Earnouts or seller note, unless (i) no Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) then exists or would result therefrom or (ii) such payments are financed with the proceeds of any capital contributions or cash and Cash Equivalent proceeds from Permitted Equity Issuances received by Kore Holdings or the Borrower after the Closing Date (which proceeds shall not increase the Available Amount or any other basket capacity under this Article 7 or constitute a Cure Amount).

SECTION 7.15 Material Intellectual Property. Notwithstanding anything to the contrary in this Agreement or in any Loan Document, in no event shall any Loan Party be permitted to dispose of, distribute, or grant an exclusive license to, any Material Intellectual Property or the Equity Interests of any Person that owns or exclusively licenses any Material Intellectual Property, whether as an asset sale, Investment, Restricted Payment or otherwise to Kore Holdings or any of its Subsidiaries other than to the Borrower or a Restricted Subsidiary that is a Loan Party organized in the United States.

SECTION 7.16 Convertible Notes Kore Holdings Covenants. Only as long as the Convertible Notes (or any Permitted Refinancing thereof that includes a guaranty from Kore Holdings) are outstanding, fail to ensure compliance by Kore Holdings with the provisions of Section 11.01 (Company or Guarantor May Consolidated, Etc. on Certain Terms) and Section 11.02 (Successor Corporation to be Substituted) of the Convertible Notes as in effect on the date hereof (or any analogous provision in a Permitted Refinancing thereof, to the extent applicable), which provisions shall be hereby incorporated by reference and apply to Kore Holdings, mutatis mutandis, under this Agreement.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01 Events of Default. Any of the following events referred to in any of clauses (a) through (k) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in (i) any of Section 6.03(a)(i) (which shall be deemed cured upon delivery of such notice) or Section 6.04 (solely with respect to Holdings and the Borrower), Section 6.12(b), or Article VII (other than Section 7.09) or (ii) Section 7.09; provided that (i) no Default or Event of Default under Section 7.09 shall be deemed to have occurred until the date the Compliance Certificate for the relevant fiscal quarter is required to be delivered hereunder and (ii) any Event of Default under Section 7.09 shall be subject to cure pursuant to Section 8.05 (provided that, with respect to any Default or Event of Default under Section 7.09 subject to cure, during the period commencing on the date such Compliance Certificate is required to be delivered until the earlier of the exercise of the relevant Cure Right and the expiration of the relevant cure period, (x) the Lenders and L/C Issuers shall not be required to make any Credit Extension and (y) no action hereunder, the taking of which is subject to no Default or Event of Default having occurred or be continuing, shall be permitted); or

(c) Other Defaults. Any Loan Party (or Kore Holdings, to the extent applicable under the Kore Holdings Guaranty) fails to perform or observe any other covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days (other than in the case of Section 6.01(a) and (b) and 6.02(a), in each case, which period shall be ten (10) Business Days) after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party (or Kore Holdings, to the extent applicable) herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect for any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language (after giving effect to any such qualification therein)) when made or deemed made and such incorrect or misleading representation, warranty, certification or statement of fact, if capable of being cured, remains so incorrect or misleading for thirty (30) days after the earlier of knowledge of the Borrower and receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder, but including, for the avoidance of doubt, any Permitted Convertible Indebtedness in excess of the Threshold Amount) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness (including, for the avoidance of doubt, any Permitted Convertible Indebtedness in excess of the Threshold Amount), or any other event occurs (other than (i) with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and (ii) any event requiring prepayment pursuant to customary asset sale provisions), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity (other than any (i) any event that permits holders of any Permitted Convertible Indebtedness to convert or exchange such Indebtedness (unless holders holding more than the Threshold Amount of such Indebtedness do not exercise their option to convert or exchange such Indebtedness) or (ii) the conversion or exchange of any Permitted Convertible Indebtedness, in either case, into common stock of Kore Holdings (or other securities or property following a merger event, reclassification or other change of the common stock of Kore Holdings), cash or a combination thereof); provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due (or requires an offer to purchase) as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (y) the occurrence of any early termination or cancellation and payment (each howsoever defined) under any Permitted Bond Hedge Transaction; provided further that, any failure described under clause (A) or (B) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Article VIII; or

(f) Insolvency Proceedings, Etc. Kore Holdings, any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Kore Holdings, Holdings, the Borrower or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against Kore Holdings, any Loan Party or any Restricted Subsidiary a final, judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Collateral Documents and any Guaranty. Any material provision of any Collateral Document or any Guaranty, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Loan Obligations (other than contingent indemnification obligations not yet accrued and payable), termination or expiration, Cash Collateralization or providing a backstop reasonably satisfactory to the applicable L/C Issuer with respect to all Letters of Credit and termination of the Aggregate Commitments, ceases to be in full force and effect or, in the case of any Collateral Document, ceases to create a valid and perfected lien on the Collateral with the priority that such Liens are expressed to have under the relevant Collateral Documents covered thereby (to the extent such perfection is required hereunder and except to the extent any failure of perfection results from any act or omission of the Administrative Agent or the Collateral Agent); or any Loan Party contests in writing the validity or enforceability of any material provision of any Collateral Document or any Guaranty (other than as a result of repayment in full of the Loan Obligations (other than contingent indemnification obligations not yet accrued and payable), termination or expiration, Cash Collateralization or providing a backstop reasonably satisfactory to the applicable L/C Issuer with respect to all Letters of Credit and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Collateral Document or any Guaranty; except, in the case of any Collateral Document, to the extent that any such loss of perfection or priority results from a release of Collateral in accordance with the terms hereof or thereof and except as to Collateral consisting of Material Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or disclaimed in writing that such losses are covered by such title insurance policy; or

(j) Change of Control. There occurs any Change of Control; or

(k) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan, or a termination, withdrawal or noncompliance with applicable law or plan terms occurs with respect to a Foreign Plan, which has resulted or could reasonably be expected to result in liability of any Loan Party or ERISA Affiliate in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or ERISA Affiliate in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, and as a result of such termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such termination occurs by an aggregate amount which would reasonably be expected to result in a Material Adverse Effect.

(l) Convertible Notes Kore Holdings Events of Default. Subject to any applicable grace period provided therein, Kore Holdings fails to comply with the provisions of Section 6.01(f), (g), (h) and (i) of the Convertible Notes Indenture (or analogous provision in any Permitted Refinancing thereof that includes a guaranty from Kore Holdings) and an “Event of Default” (as defined in the Convertible Notes Indenture or analogous concept in any Permitted Refinancing thereof) under such Indebtedness results therefrom.

SECTION 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing (subject, (i) in the case of an Event of Default under Section 8.01(b)(ii), to the proviso thereto and the Cure Right set forth in Section 8.05 and, (ii) to the Buyout Right set forth in Section 10.25), the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts and Obligations owing or payable hereunder (including the Prepayment Premium) or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(f) (subject to Section 10.25) with respect to, Kore Holdings, the Borrower or Holdings, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Subsidiary that is an Immaterial Subsidiary or at such time could, upon designation by the Borrower, become an Immaterial Subsidiary affected by any event or circumstances referred to in any such clause unless the Consolidated EBITDA of such Subsidiary together with the Consolidated EBITDA of all other Subsidiaries affected by such event or circumstance referred to in such clause, shall exceed 5.0% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries.

SECTION 8.04 Application of Funds. If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent, subject to any Acceptable Intercreditor Agreement then in effect, in the following order:

First, to payment of that portion of the Loan Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Loan Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), and Obligations constituting periodic payments under Secured Hedge Agreement and Cash Management Obligations, ratably among the Lenders and Hedge Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal (together with the Prepayment Premium), Unreimbursed Amounts or face amounts of the Loans, L/C Borrowings and Swap Termination Value under Secured Hedge Agreements and Cash Management Obligations not otherwise paid pursuant to item Third above and for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, (a) amounts received from the Borrower or any Guarantor that is not a “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to the obligations that are Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause (a), to the extent permitted by applicable law, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause Fourth above from amounts received from “Eligible Contract Participants” to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to obligations described in clause Fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other obligations pursuant to clause Fourth above) and (b) Cash Management Obligations and obligations under Secured Hedge Agreement shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as applicable. Each Cash Management Bank and Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

SECTION 8.05 Permitted Holders’ Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01(b), in the event that the Borrower fails to comply with any Financial Covenant, as of the last day of any Test Period until the expiration of the (15th) fifteenth Business Day after the date on which the Compliance Certificate with respect to the Test Period for which such covenant is being measured are required to be delivered pursuant to Section 6.02, any of the Permitted Holders shall have the right to make a direct or indirect equity investment in the Borrower in cash in the form of common Equity Interests (or other Qualified Equity Interests reasonably acceptable to the Administrative Agent) (the “Cure Right”), and upon the receipt by the Borrower of net cash proceeds pursuant to the exercise of the Cure Right (the “Cure Amount”), the Financial Covenants shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such Cure Amount; provided that (x) such Pro Forma Adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under any Financial Covenant with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document (including, without limitation, for purposes of determining pricing, mandatory prepayments and the availability or amount (including the Available Amount) permitted pursuant to any covenant under Article VII) for the quarter with respect to which such Cure Right was exercised and (y) there shall be no reduction in Indebtedness in connection with any Cure Amounts for determining compliance with Section 7.09 and no Cure Amounts will reduce (or count towards, whether by netting or otherwise) the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio for purposes of any calculation thereof, in each case, for the fiscal quarter with respect to which such Cure Right was exercised.

(b) If, after the exercise of the Cure Right, the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of both Financial Covenants during such Test Period (including for purposes of Section 4.03), the Borrower shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 8.01 that had occurred shall be deemed cured; provided that (i) the Cure Right may be exercised on no more than five (5) occasions, (ii) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Cure Right is exercised and (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with both the Financial Covenants.

(c) Notwithstanding anything in this Agreement to the contrary, following the delivery by the Borrower of a written notice to the Administrative Agent of its intent to exercise the Cure Right until the earlier of the date on which the Cure Right is exercised in accordance with this Section 8.05 and the expiration of the time period in which such Cure Right is permitted to be made without such Cure Right being exercised (x) the Lenders shall not be permitted to exercise any rights then available as a result of an Event of Default under this Article VIII on the basis of a breach of any Financial Covenant so as to enable the Borrower to consummate its Cure Right as permitted under this Section 8.05 and (y) the Lenders shall not be required to make any Credit Extension and the L/C Issuers shall not be required to issue, extend, renew or increase any Letter of Credit unless and until the Borrower has received the Cure Amount required to cause the Borrower to be in compliance with both the Financial Covenants.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01 Appointment and Authorization of Agents.

(a) Each Lender and each L/C Issuer hereby irrevocably appoints WhiteHorse as Administrative Agent and Collateral Agent and designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent, regardless of whether a Default or Event of Default has occurred and is continuing. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article IX are solely for the benefit of, and among the Administrative Agent, the Lenders and each L/C Issuer, and neither the Borrower nor any other Loan Party shall be bound by or have rights as a third party beneficiary of any such provisions (except to the extent such rights are set forth herein, including with respect to such rights in Section 9.09).

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, L/C Issuer (if applicable) and a potential Hedge Bank or Cash Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) and Article X as if set forth in full herein with respect thereto.

SECTION 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The

Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in a final, non-appealable judgment of a court of competent jurisdiction). The exculpatory provisions of this Article IX shall apply to any such Affiliates, agents, employees or attorneys-in-fact, such sub-agents, and their respective activities in connection with the syndication of credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby, including their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for (or shall have any duty to ascertain or inquire into) any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, the value or the sufficiency of any Collateral or the satisfaction of any condition set forth in Article IV or elsewhere herein or that the Liens granted to the Collateral Agent have been properly or sufficiently created, perfected, protected, enforced or entitled to any particular priority, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), or in the absence of its own gross negligence or willful misconduct (as determined in a final, non-appealable judgment of a court of competent jurisdiction). The exculpatory provisions of this Article IX shall apply to any such Affiliates, agents, employees or attorneys-in-fact, such sub-agents, and their respective activities in connection with the syndication of credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent and shall not incur any liability for relying thereon. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.02, each Lender that has signed this Agreement or delivered its signature page to an Assignment and Assumption or Incremental Facility Amendment pursuant to which it shall become a Lender hereunder shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.

SECTION 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. Subject to the other provisions of this Article IX, the Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender and each L/C Issuer acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and each L/C Issuer represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender and each L/C Issuer also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide (and shall not be liable for the failure to provide) any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it in its capacity as an Agent-Related Person; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Loan Obligations and the resignation of the Administrative Agent.

SECTION 9.08 Agents in their Individual Capacities. WhiteHorse and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though WhiteHorse were not the Administrative Agent hereunder and without notice to or consent of (nor any duty to accept therefor to) the Lenders. The Lenders acknowledge that, pursuant to such activities, WhiteHorse or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans and Letters of Credit, WhiteHorse shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include WhiteHorse in its individual capacity.

SECTION 9.09 Successor Agents. The Administrative Agent may resign as the Administrative Agent and Collateral Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent for the Lenders, which appointment of a successor agent shall require the consent of the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent; which may not be a Defaulting Lender. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and Collateral Agent and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be (and the term “Collateral Agent” shall mean such successor collateral agent and/or supplemental agent, as described in Section 9.01(c)), and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent and Collateral Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent and Collateral Agent, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent and Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent and Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed). Upon the acceptance of any appointment as the Administrative Agent and Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall, to the extent not previously discharged, be discharged from its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent and its agents and sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Any resignation by the Administrative Agent hereunder shall also result in its resignation as an L/C Issuer.

SECTION 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any debtor-in-possession custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuers to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuers any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuers or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11 Collateral and Guaranty Matters. The Lenders and the L/C Issuers irrevocably agree that:

(a) any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full in cash of all Loan Obligations (other than contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit (other than Letters of Credit that have been backstopped, Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made) and any other obligation (including a guarantee) that is contingent in nature, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than any other Loan Party, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) or (d) below or (v) if the property subject to such Lien becomes Excluded Property, and the Administrative Agent and the Collateral Agent shall execute and deliver any documentation necessary or reasonably requested (at the Borrower’s reasonable expense) by the Borrower to evidence or effectuate the release of such Liens;

(b) the Administrative Agent is authorized, to, and the Administrative Agent agrees to execute and deliver any instruments, documents, and agreements necessary, desirable or reasonably requested by the Borrower to evidence and confirm the release or subordination of any Lien on any property granted to or held by the Collateral Agent under the Loan Documents to the holder of any Lien on such property that is permitted by Section 7.01(i) and (o) (and the Administrative Agent shall rely conclusively on a certificate to that effect provided to it by any Loan Party, including upon its reasonable request without further inquiry), all without the further consent or joinder of any Lender; and

(c) if, in compliance with the terms and provisions of the Loan Document, (i) upon termination of the Aggregate Commitments and payment in full in cash of all Loan Obligations (other than contingent indemnification obligations not yet accrued and payable), the expiration or termination of all Letters of Credit (other than Letters of Credit that have been backstopped, Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer have been made) and any other obligation (including a guarantee) that is contingent in nature, (ii) any Subsidiary Guarantor ceases to be a Restricted Subsidiary, or (iii) any Subsidiary Guarantor becomes an Excluded Subsidiary or is transferred to any Person other than the Borrower or a Restricted Subsidiary, in each case as a result of a transaction or designation permitted hereunder (any such Subsidiary Guarantor, and any Subsidiary Guarantor referred to in clause (ii), a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction (but subject to the proviso below), be automatically released from its obligations under this Agreement and the other Loan Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 9.11 in accordance with the relevant provisions of the Collateral Documents; provided, however, that the release of any Subsidiary Guarantor from its obligations under this Agreement if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (l) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type (1) no Default or Event of Default shall have occurred and be outstanding, (2) after giving Pro Forma Effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Person for purposes of Section 7.02 (as if such Person were then newly acquired) and such Investment is permitted pursuant to Section 7.02 (other than Section 7.02(z)) at such time, (3) the issued and outstanding Equity Interests of such Excluded Subsidiary that are not retained by the Loan Parties shall be owned by a Person that is not a Loan Party, the Sponsor or an Affiliate of the foregoing, (4) any disposition of such Equity Interests is a good faith disposition for fair market value and for a bona fide business purpose, and (5) a Responsible Officer of the Borrower certifies to the Administrative Agent compliance with preceding clauses (1), (2), (3) and (4); provided, further, that, Kore Holdings shall immediately, automatically and irrevocably be released from the Kore Holdings Guaranty (with no further action required by Kore Holdings or any Loan Party) upon repayment in full of the Convertible Notes (or, to the extent the Convertible Notes are refinanced by any Permitted Refinancing thereof that includes a guaranty from Kore Holdings, the repayment in full of the applicable instrument evidencing such Permitted Refinancing) and termination of the Convertible Notes Indenture (or of any other documents evidencing such Permitted Refinancing thereof).

(d) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Collateral Agent will promptly (and each Lender irrevocably authorizes the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that, upon the reasonable request by the Administrative Agent, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that the transactions giving rise to such request have been consummated in accordance with this Agreement and the other Loan Documents.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each other Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other applicable Debtor Relief Law), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other applicable Debtor Relief Law) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) and the Collateral Agent shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

SECTION 9.12 Other Agents and Managers. None of the Lenders or the Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.14 Withholding Tax. To the extent required by any applicable Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, (1) the term “Lender” shall, for purposes of this Section 9.14, include any L/C Issuer and (2) this Section 9.14 shall not limit or expand the obligations of the Borrower or any Guarantor under Section 3.01 or any other provision of this Agreement.

SECTION 9.15 Cash Management Obligations; Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 9.16 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, in each case for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other any Loan Party, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and the conditions are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

SECTION 9.17 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender or L/C Issuer (any such Lender or L/C Issuer, a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or L/C Issuer or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent, and such Lender or L/C Issuer shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause(a) shall be conclusive, absent manifest error. Notwithstanding the foregoing, the Administrative Agent shall not make any demand under this Section 9.17 unless the notice described herein is delivered within ninety (90) Business Days after the making of the applicable Erroneous Payment.

(b) Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(A) an error may have been made (in the case of immediately preceding clauses (x) or (y)) or an error has been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment; and

(B) such Payment Recipient shall promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying the Administrative Agent pursuant to this Section 9.16(b).

(c) Each Lender hereby agrees that, to the extent it fails to return any Erroneous Payment to the Administrative Agent pursuant to, and within the time periods required by, clauses (a) or (b) above, the Administrative Agent (or its Affiliates) is authorized at any time and from time to time thereafter, to the fullest extent permitted by law, to set off and apply any and all deposits of such Lender (general or special, time or demand, provisional or final) at any time held by or on behalf of the Administrative Agent (or its Affiliate, including by branches and agencies of the Administrative Agent, wherever located) for the account of such Lender against any such amounts.

(d) In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s request to such Lender or L/C Issuer at any time, (i) such Lender or L/C Issuer shall be deemed to have assigned its Loans (but not its commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or L/C Issuer shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Issuer shall cease to be a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments which shall survive as to such assigning Lender or assigning L/C Issuer. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the commitments of any Lender or L/C Issuer and such commitments shall remain available in accordance with the terms of this Agreement.

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.17 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(h) Notwithstanding anything to the contrary herein or in any other Loan Document, no Loan Party nor any of their respective Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 9.17 in respect of any Erroneous Payment.

ARTICLE X

Miscellaneous

SECTION 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given (with a copy of all amendments provided to the Administrative Agent); provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders) (it being understood that a waiver of any condition precedent set forth in Section 4.03 (other than a waiver thereof without the consent of the Required Revolving Credit Lenders in connection with a Credit Extension under the Revolving Credit Facility) or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08, fees, prepayment premiums or other amounts without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), it being understood that the waiver of (or amendment to the terms of) (i) any Default, Event of Default, any mandatory prepayment or commitment reduction of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and (ii) the MFN Provisions or other “most favored nation” provisions and the application thereof shall not constitute a postponement or reduction of the amount of interest or other amounts;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees, prepayment premiums or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby (but not the Required Lenders), it being understood that (x) any waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment or commitment reduction shall not constitute a reduction or forgiveness of principal, (y) any change to the definition of any financial ratio (including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio and/or the Total Net Leverage Ratio) or in each case, the component definitions thereof and/or (z) any amendment, supplement, modification and/or waiver of the MFN Provisions shall, in each case of the foregoing clauses (x), (y), and (z) not constitute a reduction in the rate of interest or fees or other amounts payable; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01 or the definition of “Required Lenders,” or “Required Revolving Credit Lenders” without the written consent of each Lender;

(e) release all or substantially all of the Collateral, in each case in any transaction or series of related transactions except as expressly provided in the Loan Documents as in effect on the Effective Date (including any transaction permitted under Section 7.04 or Section 7.05), without the written consent of each Lender;

(f) release all or substantially all of the Guarantees in any transaction or series of related transactions except as expressly provided in the Loan Documents as in effect on the Effective Date (including any transaction permitted under Section 7.04 or Section 7.05), without the written consent of each Lender;

(g) solely to the extent such change would alter the ratable sharing of payments, change any provision of Section 2.06(c), Section 2.12(a), Section 2.13 or Section 8.04 without the written consent of each Lender (but not the Required Lenders) directly and adversely affected thereby;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Required Revolving Credit Lenders affect the rights or duties of Revolving Credit Lenders with respect to Section 2.03; (iv) Section 10.07(h) may not be amended, waived and/or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders; (vi) the definition of “Letter of Credit Sublimit” may be amended or rights and privileges thereunder waived with the consent of the Borrower, each L/C Issuer, the Administrative Agent and the Required Revolving Credit Lenders; (vii) [reserved] and (viii) the conditions precedent set forth in Section 4.03 to a Credit Extension under the Revolving Credit Facility after the Closing Date may only be amended or rights and privileges thereunder waived with the consent of the Required Revolving Credit Lenders and, in the case of a Credit Extension that constitutes the issuance of a Letter of Credit, the applicable L/C Issuer. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Credit Loans, the Incremental Term Loans, if any, and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and, if applicable, the Required Revolving Credit Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, any guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to correct or cure (x) ambiguities, errors, mistakes, omissions or defects, (y) to effect administrative changes of a technical or immaterial nature; provided, in the case of each of clauses (ii)(x) and (ii)(y), that no Required Lender has objected in writing within five (5) Business Days following receipt of notice thereof (provided, further, that, if the Required Lenders make such objection in writing, such amendment, modification or supplement shall not become effective without the consent of the Required Lenders), or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents; it being agreed that in the case of any conflict between this Agreement and any other Loan Document, the provisions of this Agreement shall control (except that in the case of any conflict between this

Agreement and an Acceptable Intercreditor Agreement, such Acceptable Intercreditor Agreement shall control). Furthermore, notwithstanding anything to the contrary herein, with the consent of the Administrative Agent at the request of the Borrower (without the need to obtain any consent of any Lender), (i) any Loan Document may be amended to cure ambiguities, omissions, mistakes or defects, (ii) any Loan Document may be amended to add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent and the Borrower), (iii) this Agreement (including the amount of amortization due and payable with respect to any Class of Term Loans) may be amended to the extent necessary to create a fungible Class of Term Loans (as reasonably determined by the Administrative Agent and the Borrower), (iv) any Loan Document may be amended to make technical and conforming modifications to the extent necessary (x) to integrate any Incremental Facilities, Extended Term Loans, or Extended Revolving Credit Commitments, (y) to integrate or make administrative modifications with respect to borrowings and issuances of Letters of Credit and (z) to integrate terms or conditions from any Incremental Facility Amendment that are more restrictive than this Agreement in accordance with Section 2.14(c) or Section 2.14(d), and (b) without the consent of any Lender or L/C Issuer, the Loan Parties and the Administrative Agent or any collateral agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into (x) any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document including in connection with adding any Foreign Subsidiary as a Guarantor, or (y) any Acceptable Intercreditor Agreement.

Notwithstanding anything to the contrary in this Section 10.01, no amendment, waiver or consent shall without the written consent of each Lender directly and adversely affected thereby, (a) contractually subordinate any Obligations in right of payment to any other Indebtedness of the Loan Parties or (b) contractually subordinate the Liens securing the Obligations to Liens securing any other Indebtedness or other obligation (in each case, except as contemplated by Section 9.11 (any such other Indebtedness or other obligations, to which such Obligations or such Liens securing any of the Obligations, as applicable, are subordinated (“Senior Indebtedness”); provided that, in either the case of clause (a) or (b), each directly and adversely affected Lender shall be offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are directly and adversely affected thereby held by each Lender) of the Senior Indebtedness on the same terms (other than bona fide backstop fees and similar fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness. To the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of fees and other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, provided, that, each such Lender shall have no less than at least ten (10) Business Days to reply to such offer, then such transaction shall be permitted (it being understood that this paragraph shall not (a) override the permission of (x) Liens expressly permitted by Section 7.01 as in effect on the Effective Date or (y) Indebtedness expressly permitted by Section 7.03 as in effect on the Effective Date, or (b) apply to the incurrence of debtor-in-possession financing (or similar financing arrangements in insolvency proceedings in non-U.S. jurisdictions).

SECTION 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number (with respect to the Borrower only) specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower, the Administrative Agent and the L/C Issuers.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone or by electronic mail; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Administrative Agent and the L/C Issuers pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party (as determined in a final, non-appealable judgment of a court of competent jurisdiction); provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and any L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuers. In addition, each Lender agrees to notify the Administrative Agents from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or their securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuers, each Lender and the related parties of each of the foregoing from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower other than those arising as a result of such Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction by a final and non-appealable judgment).

(f) Notice to other Loan Parties. The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

SECTION 10.03 No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04 Attorney Costs and Expenses. The Borrower agrees (a) if the Effective Date occurs, to pay or reimburse the Administrative Agent and the L/C Issuers for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with the syndication of the Term B Loans and Revolving Credit Loans and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), including reasonable Attorney Costs of Paul Hastings LLP (and any other counsel retained with the Borrower’s consent) (such consent not to be unreasonably withheld or delayed) and one firm of local counsel in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions), and solely in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, one additional firm which shall be one counsel for all the affected indemnified persons taken as a whole and (b) to pay or reimburse the Administrative Agent, each L/C

Issuer and the Lenders (taken as a whole) for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all fees and other Attorney Costs of one primary firm and one local firm of outside counsel to the Administrative Agent). The foregoing fees, costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within twenty (20) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender, each L/C Issuer, and their respective Affiliates, as well as the directors, officers, members, controlling persons, employees, counsel, agents, advisors, and other representatives and the successors and permitted assigns of each of the foregoing (without duplication)(collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages, claims, and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable Attorney Costs of one counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of one additional firm which shall be one counsel for all such affected Indemnitees taken as a whole)) of any such Indemnitee arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnitee is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its Affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Controlled Affiliates or Controlling Persons or any of the officers, directors, employees, agents, advisors or members of any of the foregoing, in each case who are involved in the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision), (x) a material breach of the Loan Documents by such Indemnitee or one of its Controlled Affiliates or Controlling Persons (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of the Borrower or any of its Subsidiaries (other than with respect to a claim against an Indemnitee acting in its capacity as an Agent or similar role under the Loan Documents unless such claim arose from the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision)) or (z) any Erroneous Payment. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement and, without in any way limiting the indemnification obligations set forth above, no Indemnitee or Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, managers, partners, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within twenty (20) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial decision in a court of competent jurisdiction that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in Section 10.02(e) and this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender or L/C Issuer, the termination of the Loan Documents, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.

SECTION 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent, any L/C Issuer or any Lender, or any Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, debtor-in-possession, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04), neither the Borrower nor any of its Subsidiaries may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) Subject to the conditions set forth in paragraph (b)(ii) below, after the Effective Date any Lender may assign to one or more assignees other than (except in the case of an assignment in accordance with Section 10.25 or otherwise as consented to in writing by the Required Lenders) (x) Sponsor Parties and (y) Kore Holdings and its Subsidiaries and their Affiliates (and any assignments to any Person described in clauses (x) or (y) shall be void ab initio) (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that, no consent of the Borrower shall be required for an assignment (1) of any Term Loan to any other Lender, any Affiliate of a Lender or any Approved Fund, (2) of any Revolving Credit Loans and/or Revolving Credit Commitments to any other Revolving Credit Lender, any Affiliate of a Revolving Credit Lender or any Approved Fund of a Revolving Credit Lender or (3) any assignment in accordance with Section 10.25, or (4) if a Specified Event of Default has occurred and is continuing, to any Assignee other than a Disqualified Lender; provided further that the Borrower shall be deemed to have consented to any assignment of Term Loans unless the Borrower shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after a Responsible Officer having received written notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan, a Revolving Credit Loan or a Revolving Credit Commitment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender;

(C) each L/C Issuer at the time of such assignment, provided that no consent of such L/C Issuers shall be required for any assignment of a Term Loan; and

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of $5,000,000 (in the case of the Revolving Credit Facility) or $1,000,000 (in the case of a Term Loan) unless the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Sections 3.01(f) and (g) and all “know your customer” documents requested by the Administrative Agent pursuant to anti-money laundering rules and regulations;

(D) the Assignee shall not be a natural person or a Disqualified Lender; provided that the list of Disqualified Lenders shall be made available to the Lenders, prospective Lenders and prospective assignees upon written request but shall not otherwise be posted to the Lenders without the express written consent of the Borrower; and

(E) the Assignee shall not be a Defaulting Lender.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) (except in the case of an assignment in accordance with Section 10.25) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e). For greater certainty, any assignment by a Lender pursuant to this Section 10.07 or Section 10.25 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligation.

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts) and L/C Borrowings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent demonstrable error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Administrative Agent (or its Affiliates) and any Lender (with respect to its own interests only) at any reasonable time and from time to time upon reasonable prior written notice. For the avoidance of doubt, the parties intend and shall treat the Loans (and any participation made pursuant to Section 10.07(e)) as being at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any other Person, sell participations to any Person (other than (i) a natural person, (ii) a Defaulting Lender, (iii) so long as the identity of the Disqualified Lenders is posted to the Lenders, to Disqualified Lenders (iv) Sponsor Parties and (v) Kore Holdings and its Subsidiaries and their Affiliates (and any assignments to any Person described in clauses (iv) or (v) shall be void ab initio) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 10.01(a), (b), (c), (d), (e), (f) or (g) that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.03 (through the applicable Lender), subject to the requirements and limitations of such Sections (including Sections 3.01(e) and (f)

and Sections 3.05 and 3.06), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) (it being agreed that any documentation required to be provided under Sections 3.01(f) and (g) shall be provided solely to the participating Lender). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant complies with Section 2.13 as though it were a Lender. Any Lender that sells participations or grants a Loan to a SPC shall maintain a register on which it enters the name and the address of each Participant or SPC and the principal and interest amounts of each Participant’s or SPC’s interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent demonstrable error, and the Borrower and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. In maintaining the Participant Register, such Lender shall be acting as the non-fiduciary agent of the Borrower solely for purposes of applicable U.S. federal income tax law and undertakes no duty, responsibility or obligation to the Borrower (without limitation, in no event shall such Lender be a fiduciary of the Borrower for any purpose). No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish in connection with a Tax audit that such commitment, loan, or other obligation is in registered form under Section 5f.103(c) of the U.S. Treasury Regulations and Section 1.163-5(b) of the U.S. Proposed Treasury Regulations (or any amended or successor version).

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to a greater payment results from a Change in Law after the Participant became a Participant.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or similar central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01 or 3.03, subject to the requirements and limitations of such Sections (including Sections 3.01(e) and (f) and Sections 3.05 and 3.06), to the same extent as if such SPC were a Lender, but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01 or Section 3.03) except to the extent any entitlement to greater amounts results from a Change in Law after the grant to the SPC occurred, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein but subject to Section 9.09 with respect to the Administrative Agent, and except as otherwise provided in Section 10.25, any L/C Issuer may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified, in consultation with the Borrower, a successor L/C Issuer willing to accept its appointment as successor L/C Issuer, as applicable. In the event of any such resignation of an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer, as the case may be. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges an duties of the retiring L/C Issuer, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

(k) [reserved];

(l) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Administrative Agent, in its capacity as such, shall not be responsible (other than updating the list of Disqualified Lenders in accordance with the definition thereof or providing the list of Disqualified Lenders upon written request) or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders (other than updating the list of Disqualified Lenders in accordance with the definition thereof or providing the list of Disqualified Lenders upon written request). Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender.

SECTION 10.08 Confidentiality. Each of the Agents, L/C Issuers and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates its and its Affiliates’ directors, officers, employees, managers, administrators, partners, trustees, investment advisors and agents, including accountants, independent auditors, legal counsel, and other experts or advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any Governmental Authority including any self-regulatory authority such as the National Association of Insurance Commissioners; provided that, other than with respect to requests or requirements by such Governmental Authority pursuant to its oversight or supervisory function over such Agent, L/C Issuer or Lender (or their Affiliates) for purposes of this clause (b), such Agent, L/C Issuer or Lender shall (i) give the applicable Loan Party written notice prior to disclosing the information to the extent permitted by such requirement (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), (ii) cooperate with the Loan Party to obtain a protective order or similar confidential treatment (or, in the case of any requests or requirements by a Governmental Authority pursuant to its oversight or supervisory function, inform such Governmental Authority of the confidential nature of such information), and (iii) only disclose that portion of the Information as counsel for such Agent, L/C Issuer or Lender advises such Person it must disclose pursuant to such requirement; (c) to the extent required by applicable Laws or regulations, or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g) or Section 10.07(i), counterparty to a Swap Contract or Permitted Receivables Financing, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.08 or (y) is or was received by any Agent, any Lender, any L/C Issuer or any of their respective Affiliates from a third party that is not, to such party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Borrower or any of its Affiliates; (h) to any Governmental Authority or examiner regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) to the extent that such Information was already in the possession of, or independently developed by, such Agent, L/C Issuer or Lender; (k) for purposes of establishing a “due diligence” defense; or (l) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their Subsidiaries or their business, other than any such information that is publicly available to any Agent, L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

SECTION 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Loan Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Loan Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates and no L/C Issuer or its Affiliates shall have a right to set off an apply any deposits held or other Indebtedness owing by such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party that is Foreign Subsidiary that is a CFC or a Domestic Foreign Holding Company. Each Lender and L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

SECTION 10.10 Counterparts.

(a) This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to this Agreement), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.

SECTION 10.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. The provisions of Sections 10.14 and 10.15 shall continue in full force and effect as long as any Loan or any other Loan Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.14 GOVERNING LAW, JURISDICTION, SERVICE OF PROCESS.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, INCLUDING (BUT NOT LIMITED TO) THE VALIDITY, INTERPRETATION, CONSTRUCTION, BREACH, ENFORCEMENT OR TERMINATION HEREOF AND THEREOF, AND WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE, SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) EXCEPT AS SET FORTH IN THE FOLLOWING PARAGRAPH, ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE IN THE BOROUGH OF MANHATTAN AND ANY APPELLATE COURTS THEREOF (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c) NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY L/C ISSUER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED, (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION OR (IV) TO THE EXTENT THE COURTS REFERRED TO IN THE PREVIOUS PARAGRAPH DO NOT HAVE JURISDICTION OVER SUCH LEGAL ACTION OR PROCEEDING OR THE PARTIES OR PROPERTY SUBJECT THERETO.

SECTION 10.15 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.16 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and, solely with respect to Section 7.16, Section 8.01 (as applicable), and Section 10.22, by Kore Holdings, and the Administrative Agent shall have been notified by each Lender and L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.17 [Reserved].

SECTION 10.18 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.19 USA PATRIOT Act. Each Lender hereby notifies the Borrower that (a) pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a certification in relation to any Borrower that qualifies as a “legal entity customer” regarding beneficial ownership as required by the Beneficial Ownership Regulation.

SECTION 10.20 Intercreditor Agreements.

(a) Each of the Lenders, the L/C Issuers and the other Secured Parties acknowledges that obligations of the Borrower and the Guarantors under any Indebtedness permitted by Section 7.03 that is permitted to be secured pursuant to Section 7.01(bb), Section 7.01(cc), Section 7.01(ff), Section 7.01(n), Section 7.01(o) or Section 7.01(oo) may be secured by Liens on assets of the Borrower and the Guarantors that constitute Collateral. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (i) the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the any Acceptable Intercreditor Agreement in effect, (ii) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and any Acceptable Intercreditor Agreement in effect, on the other hand, the terms and provisions of such Acceptable Intercreditor Agreement, shall control, and (iii) each Lender, L/C Issuer (and, by its acceptance of the benefits of any Collateral Document, each other Secured Party) hereunder authorizes and instructs the Administrative Agent and Collateral Agent to execute and deliver any Acceptable Intercreditor Agreement on behalf of such Lender or Secured Party and without any further consent, authorization or other action by such Lender or Secured Party and the Administrative Agent and the Collateral Agent agree (to the extent consistent with the standards set forth in the definition of “Acceptable Intercreditor Agreement”) to so execute, and such Lender or Secured Party agrees to be bound by the terms thereof.

(b) Each Lender (and, by its acceptance of the benefits of any Collateral Document, each other Secured Party) hereunder (i) agrees that it will be bound by and will take no actions contrary to the provisions of any Acceptable Intercreditor Agreement and (ii) authorizes and instructs the Collateral Agent to enter into any Acceptable Intercreditor Agreement, in each case, as Collateral Agent and on behalf of such Lender or other Secured Party.

(c) Each of the Lenders, the L/C Issuers and the other Secured Parties hereby irrevocably further authorizes and directs each of the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Acceptable Intercreditor Agreement that the Borrower may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Indebtedness under any Indebtedness permitted by Section 7.03 and that is permitted to be secured pursuant to Section 7.01(bb), Section 7.01(cc), Section 7.01(ff), Section 7.01(n), Section 7.01(o) or Section 7.01(oo),(ii) to confirm for any party that such Acceptable Intercreditor Agreement is effective and binding upon the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Secured Parties or (iii) to effect any other amendment, supplement or modification so long as the resulting agreement would constitute an Acceptable Intercreditor Agreement if executed at such time as a new agreement.

(d) The foregoing provisions are intended as an inducement to the lenders or noteholders (or any agent, trustee or other representative thereof) party to such Acceptable Intercreditor Agreement to extend credit to the Borrower and/or other applicable Loan Parties and such Persons are intended third party beneficiaries of such provisions.

SECTION 10.21 Obligations Absolute. To the fullest extent permitted by applicable Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party or any other Bankruptcy Event;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Loan Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 10.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower, Kore Holdings and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Borrower, Kore Holdings, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent on the other hand, (B) each of the Borrower, Kore Holdings and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower, Kore Holdings and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Kore Holdings or Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, Kore Holdings, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii)

the Administrative Agent, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Kore Holdings, Holdings and their respective Affiliates, and the Administrative Agent has not any obligation to disclose any of such interests to the Borrower, Kore Holdings or Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower, Kore Holdings and Holdings hereby waives and releases any claims that it may have against the Administrative Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.24 Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 10.25 Searchlight Purchase Option

(a) To the extent that a Buyout Trigger Event of Default has occurred and is continuing, Searchlight (acting in its individual capacity or through one or more Searchlight Affiliates) (such Person, the “Buyout Right Exercising Party”) shall have the right, but not the obligation, upon irrevocable written notice (a “Buyout Purchase Notice”) to the Administrative Agent (for distribution to each Lender) to acquire from the Secured Parties all (but not less than all) of the right, title, obligations and interest of the Secured Parties in and to the Obligations and the Loan Documents (including any then unfunded commitments but excluding, for the avoidance of doubt, contingent expense reimbursement or indemnification obligations for which no claim has been asserted) (such purchased Obligations, the “Buyout Purchase Obligations”) for the Buyout Purchase Price. The Buyout Purchase Notice shall (i) be signed by the Buyout Right Exercising Party, (ii) state that it is a Buyout Purchase Notice under this Section 10.25, (iii) state that the Buyout Right Exercising Party is irrevocably electing to purchase, in accordance with this Section 10.25, 100% of the Buyout Purchase Obligations for the Buyout Purchase Price and (iv) designate a specific date (the “Buyout Purchase Date”) on which the purchase will occur, which Buyout Purchase Date shall be no later than twelve (12) Business Days following the delivery date of the Buyout Purchase Notice. A Buyout Purchase Notice will be ineffective if it is received by the Administrative Agent after the applicable Buyout Trigger Event of Default has been waived. Notwithstanding anything to the contrary, from and after delivery of the Buyout Purchase Notice until the Buyout Purchase Date, neither the Administrative Agent, the Collateral Agent, nor any Lender shall, without the prior written consent of the Buyout Right Exercising Party, exercise any of their respective rights and remedies under the Loan Documents or in respect of the Collateral, including without limitation any rights under Section 8.02.

(b) On the Buyout Purchase Date (i) the Buyout Right Exercising Party and the Lenders will execute and deliver an Assignment and Assumption to effectuate the sale of the Buyout Purchase Obligations, (ii) the Buyout Right Exercising Party will pay the Buyout Purchase Price to the Administrative Agent and Lenders by wire transfer in cash in immediately available funds and (iii) each Lender that is an L/C Issuer shall have no obligation to issue additional Letters of Credit on or after the Buyout Purchase Date.

(c) The purchase and sale of the Buyout Purchase Obligations under this Section 10.25 (the “Buyout Right”) will be without recourse and without any representation or warranty whatsoever by the Secured Parties, except that each Lender, severally and not jointly, shall represent and warrant: (1) the amount of the Loan Obligations being purchased from it, (2) that such Lender owns its portion of the Loan Obligations so purchased free and clear of any Liens and (3) such Lender has the right to assign such Loan Obligations and the assignment is duly authorized by such Lender.

(d) Upon consummation of an assignment pursuant to this Section 10.25, the Buyout Right Exercising Party shall have the rights and obligations of a Lender under this Agreement, and each assigning Lender shall be released from its obligations under this Agreement (and shall cease to be party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). No amendment, modification or waiver following the exercise of the Buyout Right of any indemnification or expense reimbursement provisions under the Loan Documents shall be effective as to any Agent, Agent-Related Person, L/C Issuer, Lender or any other Indemnitee (“Indemnified Person”) affected thereby without the prior written consent of such Person, and such indemnification and expense reimbursement provisions shall continue in full force and effect for the benefit of the Indemnified Person in accordance with Section 10.05.

(e) The Borrower hereby consents to any assignment of the Term Loans and Revolving Credit Commitments and the other Obligations effected pursuant to the Buyout Right and agrees that its consent or signature on any document evidencing such assignment shall not be required notwithstanding anything in this Agreement to the contrary.

(f) Within 30 days following the delivery of the Buyout Purchase Notice, unless otherwise agreed by the Administrative Agent in its discretion, the Buyout Right Exercising Party (or its designee reasonably acceptable to the Administrative Agent) shall replace the then existing Administrative Agent and Collateral Agent in such capacities, which appointment of a successor agent shall not require the consent of the Borrower or the Required Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the replaced Administrative Agent and Collateral Agent and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be (and the term “Collateral Agent” shall mean such successor collateral agent and/or supplemental agent, as described in Section 9.01(c)), and the replaced Administrative Agent’s appointment, powers and duties as the Administrative Agent and Collateral Agent shall be terminated. After the replacement of the existing Administrative Agent hereunder as the Administrative Agent and Collateral Agent, the provisions of Article IX, this Section 10.25(f), Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent and Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent and Collateral Agent by the date which is thirty (30) days following the date of delivery of the Buyout Purchase Notice, the replacement of the existing Administrative Agent and Collateral Agent shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Buyout Right Exercising Party appoints a successor agent as provided for above (it being understood and agreed that, to the extent requested by the resigning Administrative Agent, in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the Buyout Exercising Party shall hold such collateral security as sub-agent for the Lenders until such time as a successor Collateral Agent is appointed). Upon the acceptance of any appointment as the Administrative Agent and Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the replaced Administrative Agent and Collateral Agent, and the replaced Administrative Agent and Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the replacement of the existing Administrative Agent and Collateral Agent hereunder and under the other Loan Documents, the provisions of Article IX, this Section 10.25(f), Section 10.04 and Section 10.05 shall continue in effect for the benefit of such replaced Administrative Agent and Collateral Agent and each of their respective agents and sub-agents in respect of any actions taken or omitted to be taken by any of them while the replaced Administrative Agent and Collateral Agent was acting as Administrative Agent and Collateral Agent, as applicable. Any replacement by the Administrative Agent hereunder shall also result in its replacement as an L/C Issuer (to the extent applicable).

(g) Searchlight is an intended third-party beneficiary of this Section 10.25 and each provision of this Agreement expressly referencing this Section 10.25 (solely to the extent as it specifically pertains to the rights and obligations of Searchlight). Notwithstanding anything to the contrary, no amendment, modification, or waiver of this Section 10.25 or any such provision, in each case, to the extent directly affecting the rights or obligations of Searchlight, shall be effective without the prior written consent of Searchlight.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

KORE WIRELESS GROUP INC., as the Borrower

By:	/s/ Paul Holtz
Name:	Paul Holtz
Title:	Executive Vice President, Chief Financial Officer and Treasurer

KORE GROUP HOLDINGS, INC., as Kore Holdings

By:	/s/ Paul Holtz
Name:	Paul Holtz
Title:	Executive Vice President, Chief Financial Officer and Treasurer

MAPLE INTERMEDIATE HOLDINGS INC., as Holdings

By:	/s/ Paul Holtz
Name:	Paul Holtz
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Credit Agreement]

WHITEHORSE CAPITAL MANAGEMENT, LLC, as Administrative Agent and Collateral Agent

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

DL2020 HOLDINGS, LLC, as a Lender

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

H.I.G. WHITEHORSE VIRTUS CREDIT, LLC, as a Lender

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

WH MML SPV, LLC as a Lender

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

WHPL SPV I, LLC, as a Lender

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

WHPL SPV I Offshore, LLC, as a Lender

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

WH FSBA SPV I, LLC as a Lender

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

SWISS CAPITAL HYS PRIVATE DEBT FUND L.P., as a Lender

By:	Whitehorse Capital Management, LLC, its Investment Advisor

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

H.I.G. WHITEHORSE SSG CC CREDIT, LLC, as a Lender

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

H.I.G. WHITEHORSE TRINITY CREDIT, LLC, as a Lender

By: H.I.G.-GPII, Inc., as its Manager

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

WHITEHORSE FINANCE CREDIT I, LLC, as a Lender

By: Whitehorse Finance, Inc., its designated manager

By:	/s/ Joyson Thomas
Name:	Joyson Thomas
Title:	Authorized Signatory

H.I.G. WHITEHORSE TRISTAR CREDIT, LLC, as a Lender

By: H.I.G.-GPII, Inc., as its Manager

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

HELIODOR 2021 DIRECT LENDING LIMITED as a Lender

By:	/s/ Kenneth Borton
Name:	Kenneth Borton
Title:	Director

WHPL TERRA SPV I LLC as a Lender

By:	/s/ Richard Siegel

Name: Richard Siegel
Title: Authorized Signatory

[Signature Page to Credit Agreement]

THORNEY ISLAND LIMITED PARTNERSHIP, AS A LENDER

By: H.I.G. Capital, LLC, its Investment Manager

By:	/s/ Richard Siegel
Name: Richard Siegel
Title: Authorized Signatory

[Signature Page to Credit Agreement]